Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

Dated as of October 29, 2022

Among

SHF HOLDINGS, INC.,

SHF MERGER SUB I INC.,

SHF MERGER SUB II LLC,

ROCKVIEW DIGITAL SOLUTIONS, INC. d/b/a ABACA,

and

THE COMPANY STOCKHOLDERS’ REPRESENTATIVE

TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

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EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A-1	Merger I Certificate of Merger
Exhibit A-2	Merger II Certificate of Merger
Exhibit B	Amended and Restated Certificate of Incorporation of Interim Surviving Entity
Exhibit C	Form of Company Written Consent
Exhibit D	Form of Employment Agreement
Exhibit E	Form of Restrictive Covenant Agreement
Exhibit F	Form of Lock-Up Agreement
Exhibit G	Acknowledgment of Satisfaction of Promissory Note

SCHEDULES

Schedule III	Disclosure Schedule
Schedule 6.02(b)	List of Permitted Issuances, Grants and Pledges
Schedule 6.11(a)	List of Company Stockholder Consents
Schedule 6.14(e)	List of Resigning Officers, Managers and Directors
Schedule 7.01(a)	Requisite Regulatory Approvals
Schedule 7.02(f)	List of Persons Entitled to Filings, Notices and Consents
Schedule 8.02(j)	Specified Indemnities

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of October 29, 2022 (this “Agreement”), is entered into by and among SHF Holdings, Inc., a Delaware corporation (“Parent”), SHF Merger Sub I Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub I”), SHF Merger Sub II LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of Parent (“Merger Sub II”), Rockview Digital Solutions, Inc., a Delaware corporation, d/b/a Abaca (the “Company”), and Dan Roda, solely in such individual’s capacity as the representative of the Company Securityholders (the “Company Stockholders’ Representative”). Certain capitalized terms used and not otherwise defined herein have the meanings set forth in ARTICLE XI of this Agreement.

WHEREAS, (a) on September 28, 2022, Parent, formerly named Northern Lights Acquisition Corp., a Delaware corporation, (i) acquired all of the issued and outstanding membership interests of SHF, LLC d/b/a Safe Harbor Financial, a Colorado limited liability company and (ii) changed its name to “SHF Holdings, Inc.”; and (b) as of September 29, 2022, the Parent Common Stock began trading on NASDAQ;

WHEREAS, Parent, Merger Sub I, Merger Sub II, and the Company desire to enter into this Agreement, pursuant to which the Company will be acquired indirectly by Parent;

WHEREAS, the acquisition of the Company by Parent will be effected through the following transactions: (a) in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub I will be merged with and into the Company, with the Company surviving that first merger as a direct wholly-owned subsidiary of Parent and (b) immediately following the effective time of the foregoing merger, in accordance with the DGCL and the Delaware Limited Liability Company Act (the “DLLCA”), the Company, as the surviving entity in the foregoing merger, will be merged with and into Merger Sub II, with Merger Sub II surviving that second merger as a direct wholly-owned subsidiary of Parent, in each case, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, for U.S. federal income tax purposes, the Parties intend that the Mergers constitute an integrated plan described in Rev. Rul. 2001-46, 2001-2 C.B. 321 and qualify as a reorganization within the meaning of Section 368(a) of the Code, and the Parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a);

WHEREAS, the board of directors of the Company (the “Company Board”) has, by the requisite vote at a meeting of all directors of the Company duly called and held or by unanimous written consent, (a) determined that it is in the best interests of the Company and the Company Stockholders for the Company to enter into this Agreement and consummate the transactions contemplated hereby, including the Mergers, and declared this Agreement advisable; (b) approved this Agreement, the execution, delivery, and performance by the Company of this Agreement, and the consummation of the transactions contemplated hereby, including the Mergers; and (c) resolved, subject to the terms and conditions set forth in this Agreement, to recommend adoption and approval of this Agreement by the Company Stockholders and submitted this Agreement to the Company Stockholders for their adoption and approval, all in accordance with the DGCL and the Company Charter Documents;

WHEREAS, the respective boards of directors of each of Parent and Merger Sub I and the managing member of Merger Sub II have each unanimously (a) determined that it is in the best interests of Parent, Merger Sub I, and Merger Sub II, as applicable, and their respective stockholders or managing member, as applicable, for Parent, Merger Sub I, and Merger Sub II, as applicable, to enter into this Agreement and consummate the transactions contemplated hereby, including the Mergers, and declared this Agreement advisable; (b) approved this Agreement, the execution, delivery, and performance by Parent, Merger Sub I, and Merger Sub II, as applicable, of this Agreement, and the consummation of the transactions contemplated hereby, including the Mergers, all in accordance with the DGCL and the DLLCA, as applicable, and the respective governing documents of Parent, Merger Sub I, and Merger Sub II, as applicable; and

WHEREAS, as a condition and material inducement to Parent’s willingness to enter into this Agreement and consummate the Mergers, Parent and all of the Company Stockholders and holders of certain other Company Securities are simultaneously herewith entering into those certain Joinder, Release and Support Agreements (the “Support Agreements”), pursuant to which, among other things, such Persons agree to vote Company Shares owned by them in favor of the adoption and approval of this Agreement and the Mergers and become a party to, and be bound by, this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

THE MERGERS

Section 1.01 The Mergers.

(a) Merger I. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Merger I Effective Time, Merger Sub I shall merge with and into the Company (“Merger I”), whereupon the separate corporate existence of Merger Sub I will cease and the Company will continue its corporate existence under the DGCL as the surviving entity in Merger I (the “Intermediate Surviving Entity”). As a result of Merger I, the Intermediate Surviving Entity will become a direct wholly-owned Subsidiary of Parent. Merger I shall be consummated pursuant to the DGCL and have the effects set forth in this Agreement, the Merger I Certificate of Merger, and the applicable provisions of the DGCL.

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(b) Merger II. Immediately following the Merger I Effective Time, on the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL and the DLLCA, the Intermediate Surviving Entity shall merge with and into Merger Sub II (“Merger II” and, together with Merger I, the “Mergers”), whereupon the separate corporate existence of the Intermediate Surviving Entity will cease and Merger Sub II will continue its limited liability company existence under the DLLCA as the surviving entity in Merger II (the “Surviving Entity”). As a result of Merger II, the Surviving Entity will become a direct wholly-owned Subsidiary of Parent. Merger II shall be consummated pursuant to the DGCL and the DLLCA and have the effects set forth in this Agreement, the Merger II Certificate of Merger, and the applicable provisions of the DGCL and the DLLCA.

Section 1.02 Closing. Upon the terms and subject to the conditions set forth in this Agreement, the closing of Merger I and Merger II, respectively (the “Closing”), shall take place at 10:01 a.m. and 10:02 a.m., respectively, Eastern Time, no later than two (2) Business Days after the last of the conditions to Closing set forth in ARTICLE VII have been satisfied or, to the extent permitted hereunder, waived (other than conditions that, by their nature, are to be satisfied on the Closing Date), remotely by exchange of documents and signatures via Electronic Delivery, or at such other time or on such other date or at such other place as Parent and the Company may mutually agree upon in writing. The day on which the Closing takes place is referred to herein as the “Closing Date.”

Section 1.03 Effective Time.

(a) Merger I Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company, Parent, and Merger Sub I shall cause a certificate of merger in the form attached hereto as Exhibit A-1 (the “Merger I Certificate of Merger”) to be executed, acknowledged, and filed with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL and shall make all other filings or recordings required under the DGCL in connection with Merger I. Merger I will become effective at such time as the Merger I Certificate of Merger has been duly filed with, and accepted by, the Secretary of State of the State of Delaware or at such later date or time as may be agreed upon by Parent and the Company in writing and specified in the Merger I Certificate of Merger in accordance with the DGCL. The effective time of Merger I is referred to herein as the “Merger I Effective Time.”

(b) Merger II Effective Time. Subject to the provisions of this Agreement, promptly following the Merger I Effective Time, the Intermediate Surviving Entity, Parent, and Merger Sub II shall cause a certificate of merger in the form attached hereto as Exhibit A-2 (the “Merger II Certificate of Merger”) to be executed, acknowledged, and filed with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL and the DLLCA and shall make all other filings or recordings required under the DGCL and the DLLCA in connection with Merger II. Merger II will become effective at such time as the Merger II Certificate of Merger has been duly filed with, and accepted by, the Secretary of State of the State of Delaware or at such later date or time as may be agreed upon by Parent and the Company in writing and specified in the Merger II Certificate of Merger in accordance with the DGCL and the DLLCA. The effective time of Merger II is referred to herein as the “Merger II Effective Time.”

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Section 1.04 Effects of the Mergers.

(a) Effects of Merger I. Merger I shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing sentence, and subject thereto, from and after the Merger I Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses, and authority of the Company and Merger Sub I shall vest in the Intermediate Surviving Entity, and all debts, liabilities, obligations, restrictions, disabilities, and duties of each of the Company and Merger Sub I shall become the debts, liabilities, obligations, restrictions, disabilities, and duties of the Intermediate Surviving Entity.

(b) Effects of Merger II. Merger II shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing sentence, and subject thereto, from and after the Merger II Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses, and authority of the Intermediate Surviving Entity and Merger Sub II shall vest in the Surviving Entity, and all debts, liabilities, obligations, restrictions, disabilities, and duties of each of the Intermediate Surviving Entity and Merger Sub II shall become the debts, liabilities, obligations, restrictions, disabilities, and duties of the Surviving Entity.

Section 1.05 Governing Documents.

(a) Governing Documents of Intermediate Surviving Entity. At the Merger I Effective Time, (i) the certificate of incorporation of the Interim Surviving Entity shall be amended and restated so as to read in its entirety as set forth in Exhibit B, and, as so amended and restated, shall be the certificate of incorporation of the Interim Surviving Entity until thereafter amended in accordance with the provisions of the certificate of incorporation and the bylaws of the Interim Surviving Entity and applicable Law, and (ii) the bylaws of Merger Sub I as in effect immediately prior to the Merger I Effective Time shall be the bylaws of the Intermediate Surviving Entity until thereafter amended in accordance with the provisions of the certificate of incorporation and the bylaws of the Interim Surviving Entity and applicable Law, except that references to Merger Sub I’s name shall be replaced with references to the Interim Surviving Entity’s name, until thereafter amended in accordance with the provisions of the certificate of incorporation and the bylaws of the Interim Surviving Entity and applicable Law.

(b) Governing Documents of Surviving Entity. At the Merger II Effective Time, (i) the certificate of formation of Merger Sub II as in effect immediately prior to the Merger II Effective Time shall be the certificate of formation of the Surviving Entity until thereafter amended in accordance with the provisions of the certificate of formation and the limited liability company agreement of the Surviving Entity and applicable Law, and (ii) the limited liability company agreement of Merger Sub II as in effect immediately prior to the Merger II Effective Time shall be the limited liability company agreement of the Surviving Entity until thereafter amended in accordance with the provisions of the certificate of formation and the limited liability company agreement of the Surviving Entity and applicable Law; except that, in each case, the name of the Surviving Entity shall be changed to “SHFxAbaca LLC” and all references to Merger Sub II’s name shall be replaced with references to “SHFxAbaca LLC” until thereafter amended in accordance with the provisions of the certificate of formation and the limited liability company agreement of the Surviving Entity and applicable Law.

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Section 1.06 Managers, Directors, and Officers.

(a) Directors and Officers of Intermediate Surviving Entity. From and after the Merger I Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Law and the bylaws of the Intermediate Surviving Entity, or until their earlier death, resignation or removal, (i) the directors of Merger Sub I immediately prior to the Merger I Effective Time shall be the directors of the Intermediate Surviving Entity and (ii) the officers of Merger Sub I immediately prior to the Merger I Effective Time shall be the officers of the Intermediate Surviving Entity.

(b) Managing Member of Surviving Entity. From and after the Merger II Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Law and the limited liability company agreement of the Surviving Entity or until its earlier resignation or removal, the sole managing member of Merger Sub II immediately prior to the Merger II Effective Time shall be the sole managing member of the Surviving Entity.

ARTICLE II

EFFECT ON THE CAPITAL OF THE CONSTITUENT COMPANIES

Section 2.01 Effect of Mergers on Capital Stock.

(a) Effect of Merger I on Capital Stock. At the Merger I Effective Time, as a result of Merger I and without any action on the part of Parent, Merger Sub I, Merger Sub II, the Company or any Company Stockholder:

(i) Each share of Company Common Stock (the “Company Shares”) that is owned by the Company (as treasury stock or otherwise), Parent, Merger Sub I, or Merger Sub II or any of their respective direct or indirect wholly-owned Subsidiaries as of immediately prior to the Merger I Effective Time will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

(ii) Each Company Share issued and outstanding immediately prior to the Merger I Effective Time (other than (A) Company Shares to be cancelled and retired in accordance with Section 2.01(a)(i) and (B) Dissenting Company Shares) will be converted into the right to receive the Per Share Merger Consideration on the applicable Payment Dates subject to and in accordance with the provisions of this Agreement. At the Merger I Effective Time, subject to the immediately preceding sentence, all such Company Shares shall automatically be cancelled and retired and shall cease to exist, and each holder of such Company Shares shall cease to have any rights with respect thereto.

(iii) Each Dissenting Company Share issued and outstanding immediately prior to the Merger I Effective Time will cease to be outstanding, will be cancelled without payment of any consideration therefor, will not be converted into or represent the right to receive the Per Share Merger Consideration in accordance with this Section 2.01, and will cease to exist, subject to the right of the record holder of any Dissenting Company Share to receive the payment for such Dissenting Company Share under Section 2.02.

(iv) Each share of common stock, no par value per share, of Merger Sub I issued and outstanding immediately prior to the Merger I Effective Time will be converted into and become one newly issued, fully paid, and non-assessable share of common stock of the Intermediate Surviving Entity.

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(b) Effect of Merger II on Capital Stock and on Limited Liability Company Interests. At the Merger II Effective Time, as a result of Merger II and without any action on the part of Parent, the Intermediate Surviving Entity or Merger Sub II, (i) each share of common stock, no par value per share, of the Intermediate Surviving Entity issued and outstanding immediately prior to the Merger II Effective Time will be cancelled and cease to exist and no consideration will be delivered in exchange therefor and (ii) each limited liability company interest in Merger Sub II issued and outstanding immediately prior to the Merger II Effective Time will be unaffected and remain outstanding as an identical limited liability company interest in the Surviving Entity.

(c) Fractional Shares. Notwithstanding any other provision of this Agreement, no certificates or scrip representing fractional shares of Parent Common Stock constituting the Parent Shares will be issued upon the conversion of Company Shares pursuant to Section 2.01(a)(ii) or Vested Company Options pursuant to Section 2.04 and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a holder of shares of Parent Common Stock. To the extent such conversion would result in fractional shares of Parent Common Stock being issued to any Company Stockholder (after taking into account all Company Shares exchanged by such holder) or any Vested Company Optionholder (aftertaking into account all Vested Company Options exchanged by such Vested Company Optionholder), such Company Stockholder or Vested Company Optionholder who would otherwise have been entitled to receive such fractional shares will be entitled to receive a cash payment (rounded to the nearest whole cent) in lieu thereof (without interest) in an amount equal to the product of (i) such fractional share of Parent Common Stock multiplied by (ii) (A) the Closing Parent Trading Price in the case of fractional Closing Parent Shares or (B) the First Anniversary Parent Trading Price in the case of fractional First Anniversary Parent Shares.

(d) Stock and Cash Consideration Adjustment. If the total number of Parent Shares to be issued under this Agreement would exceed 19.99% of the total number of issued and outstanding shares of Parent Common Stock immediately prior to the Merger I Effective Time (the “Stock Threshold”), then Parent, at its sole option, shall either (x) obtain the requisite approval of its stockholders to the transactions contemplated hereby prior to issuing an aggregate number of Parent Shares in excess of the Stock Threshold or (y) cause the Merger Consideration to be adjusted and paid in accordance with the provisions of this Section 2.01(d) below.

(i) Closing Consideration Adjustment. If the sum of (x) the aggregate number of Closing Parent Shares to be issued after the Closing Date upon the conversion of Company Shares pursuant to Section 2.01(a)(ii) (including Company Shares issued upon conversion of Convertible Notes prior to the Merger I Effective Time pursuant to Section 2.05) in connection with Merger I plus (y) the aggregate number of Closing Parent Shares to be issued after the Closing Date upon the conversion of Vested Company Options pursuant to Section 2.04 in connection with Merger I (the dollar amount equal to the Closing Parent Trading Price multiplied by the sum of the immediately preceding clauses (x) and (y) is referred to as the “Original Closing Stock Consideration”) would exceed the Stock Threshold, then:

(A) the number of Closing Parent Shares will be reduced to the minimum extent necessary (rounded down to the nearest whole Closing Parent Share) such that the sum of (1) the aggregate number of Closing Parent Shares to be issued after the Closing Date upon the conversion of Company Shares pursuant to Section 2.01(a)(ii) (including Company Shares issued upon conversion of Convertible Notes prior to the Merger I Effective Time pursuant to Section 2.05) in connection with Merger I plus (2) the aggregate number of Closing Parent Shares to be issued after the Closing Date upon the conversion of Vested Company Options pursuant to Section 2.04 does not exceed the Stock Threshold (the dollar amount equal to the Closing Parent Trading Price multiplied by the sum of the immediately preceding clauses (1) and (2) is referred to as the “Adjusted Closing Stock Consideration”); and

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(B) the Cash Consideration for all purposes under this Agreement will be increased by an amount equal to the difference of (1) the Original Closing Stock Consideration minus (2) the Adjusted Closing Stock Consideration, by increasing (solely to the extent of such difference) the Second Anniversary Cash Consideration (any adjustments to the Closing Parent Shares and the Cash Consideration pursuant to this Section 2.01(d)(i), the “Closing Consideration Adjustment”).

(ii) First Anniversary Consideration Adjustment. If the sum of (x) the aggregate number of First Anniversary Parent Shares to be issued after the First Anniversary upon the conversion of Company Shares pursuant to Section 2.01(a)(ii) (including Company Shares issued upon conversion of Convertible Notes prior to the Merger I Effective Time pursuant to Section 2.05) in connection with Merger I plus (y) the aggregate number of First Anniversary Parent Shares to be issued after the First Anniversary upon the conversion of Vested Company Options pursuant to Section 2.04 in connection with Merger I (the dollar amount equal to the First Anniversary Parent Trading Price multiplied by the sum of the immediately preceding clauses (x) and (y) is referred to as the “Original First Anniversary Stock Consideration”) would, when aggregated with the number of Closing Parent Shares (as adjusted by the Closing Consideration Adjustment) actually issued prior to the First Anniversary in connection with Merger I, exceed the Stock Threshold, then:

(A) the number of First Anniversary Parent Shares will be reduced to the minimum extent necessary (rounded down to the nearest whole First Anniversary Parent Share) such that the sum of (1) the aggregate number of First Anniversary Parent Shares to be issued after the First Anniversary upon the conversion of Company Shares pursuant to Section 2.01(a)(ii) (including Company Shares issued upon conversion of Convertible Notes prior to the Merger I Effective Time pursuant to Section 2.05) in connection with Merger I plus (2) the aggregate number of First Anniversary Parent Shares to be issued after the First Anniversary upon the conversion of Vested Company Options pursuant to Section 2.04, when aggregated with the number of Closing Parent Shares (as adjusted by the Closing Consideration Adjustment) actually issued prior to the First Anniversary in connection with Merger I, does not exceed the Stock Threshold (the dollar amount equal to the First Anniversary Parent Trading Price multiplied by the sum of the immediately preceding clauses (1) and (2) (prior to aggregating such number with such Closing Parent Shares actually issued prior to the First Anniversary) is referred to as the “Adjusted First Anniversary Stock Consideration”); and

(B) the Cash Consideration for all purposes under this Agreement will be increased by an amount equal to the difference of (1) the Original First Anniversary Stock Consideration minus (2) the Adjusted First Anniversary Stock Consideration, by increasing (solely to the extent of such difference) the Second Anniversary Cash Consideration (any adjustments to the First Anniversary Parent Shares and the Cash Consideration pursuant to this Section 2.01(d)(ii), the “First Anniversary Consideration Adjustment” and together with the Closing Consideration Adjustment, the “Consideration Adjustment”).

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(e) Legend. Each certificate (or book entry) issued in respect of Parent Shares will, if required by Law, bear the legend set forth below, or a legend substantially equivalent thereto, together with any other legends that may be required by any securities Laws at the time of the issuance of the Parent Shares.

THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL (I) SUCH OFFER, SALE, TRANSFER, PLEDGE OR HYPOTHECATION HAS BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR (II) THE ISSUER OF THE SHARES HAS RECEIVED AN OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE WITH THE ACT OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS THEREOF.

IN ADDITION, THE RIGHT TO SELL THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO A LOCK-UP AGREEMENT, A COPY OF WHICH IS ON FILE AT THE ISSUER’S PRINCIPAL PLACE OF BUSINESS.

Section 2.02 Dissenting Company Shares. Notwithstanding any provision of this Agreement to the contrary, including Section 2.01, Company Shares issued and outstanding immediately prior to the Merger I Effective Time (other than Company Shares cancelled in accordance with Section 2.01(a)(i)) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who is entitled to demand and has properly exercised appraisal rights of such Company Shares in accordance with Section 262 of the DGCL, if such Section 262 provides for appraisal rights for such Company Shares in Merger I (such Company Shares being referred to collectively as the “Dissenting Company Shares”), shall not be converted into a right to receive a portion of the Merger Consideration unless and until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such Company Shares, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Merger I Effective Time, such holder fails to perfect or otherwise loses such holder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction determines that such holder is not entitled to the relief provided by Section 262 of the DGCL, such Company Shares shall be treated as if they had been converted as of the Merger I Effective Time into the right to receive the portion of the Merger Consideration, if any, to which such holder is entitled pursuant to Section 2.01(a)(ii), without interest thereon, and such Company Shares shall not be treated as Dissenting Company Shares. The Company shall provide Parent prompt written notice of any demands received by the Company for the appraisal of Company Shares, any withdrawal of any such demand, and any other demand, notice, or instrument delivered to the Company prior to the Merger I Effective Time pursuant to the DGCL that relates to such demand, and Parent shall have the opportunity and right to participate in all negotiations and Proceedings with respect to such demands. Except with the prior written consent of Parent, prior to the Merger I Effective Time, the Company shall not make any payment with respect to, or settle or offer to settle, any such demands.

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Section 2.03 Surrender and Payment.

(a) At the Merger I Effective Time, all Company Shares (including all Company Shares issued upon conversion of the Convertible Notes) and all Company Options outstanding immediately prior to the Merger I Effective Time shall automatically be cancelled and retired and shall cease to exist, and, subject to Section 2.02, each holder of a Certificate shall cease to have any rights as a stockholder of the Company and each holder of a Company Option shall cease to have any rights as a holder of Company Options.

(b) Not later than reasonably promptly after the Merger I Effective Time, Parent shall send to (i) each record holder of Company Shares at the Merger I Effective Time whose Company Shares were converted pursuant to Section 2.01(a)(ii) into the right to receive the Per Share Merger Consideration for each such Company Share of such holder, a letter of transmittal (a “Letter of Transmittal”), an IRS Form W-9, and instructions for use in effecting the surrender of the Certificates in exchange for the applicable portion of the Merger Consideration pursuant to Section 2.01(a)(ii) and (ii) each record holder of a Vested Company Option at the Merger I Effective Time whose Vested Company Option was converted pursuant to Section 2.04 into the right to receive the Per Share Merger Consideration for each Net Share covered by such Vested Company Option in accordance with Section 2.04, an option termination agreement (an “Option Termination Agreement”), an IRS Form W-9, and instructions for completing, executing and returning such Option Termination Agreement in exchange for the applicable portion of the Merger Consideration pursuant to Section 2.04. The Letter of Transmittal and the Option Termination Agreement shall be in customary form and have such provisions as Parent may reasonably require.

(c) Each holder of each Company Share at the Merger I Effective Time that has been converted into the right to receive the Per Share Merger Consideration pursuant to Section 2.01(a)(ii) and each holder of a Vested Company Option at the Merger I Effective Time whose Vested Company Option was converted pursuant to Section 2.04 shall be entitled to receive, on the applicable Payment Dates and subject to the applicable conditions and contingencies set forth herein, (i) (x) in the case of each such holder of a Company Share, the Per Share Merger Consideration into which each such Company Share has been converted pursuant to Section 2.01(a)(ii) in respect of each such Company Share represented by a Certificate or Certificates, and (y) in the case of each such holder of a Vested Company Option, the Per Share Merger Consideration into which each such Vested Company Option has been converted pursuant to Section 2.04 in respect of each Net Share covered by such Vested Company Option in accordance with Section 2.04, (ii) any cash in lieu of fractional shares that the holder has the right to receive pursuant to Section 2.01(c), and (iii) any cash dividends or other distributions that the holder has the right to receive pursuant to Section 2.09, upon surrender and/or delivery to Parent of (A) a Certificate or Certificates representing such Company Shares, (B) a Letter of Transmittal with respect to such Company Shares or an Option Termination Agreement with respect to such Vested Company Options, (C) an IRS Form W-9, and (D) such other documents as reasonably requested by Parent, in each case duly completed and validly executed in accordance with the instructions to the Letter of Transmittal or Option Termination Agreement, as applicable, referenced in Section 2.03(b) (the items set forth in the immediately preceding clauses (A) through (D) are referred to herein collectively as the “Exchange Deliverables”). No interest shall be paid or accrued upon the surrender of any Certificate or delivery of any Letter of Transmittal or Option Termination Agreement. Upon payment of the Closing Merger Consideration pursuant to the provisions of this ARTICLE II, each Certificate so surrendered shall immediately be cancelled.

(d) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, it will be a condition to such payment that (i) such Certificate is properly endorsed or otherwise is in proper form for transfer and (ii) the Person requesting such payment shall pay to Parent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent that such Tax has been paid or is not required to be paid.

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(e) None of Parent, Merger Sub I, Merger Sub II, the Company, the Intermediate Surviving Entity, or the Surviving Entity will be liable to any holder of Certificates or other Persons who were Company Securityholders as of the Merger I Effective Time for any amounts paid to a public official pursuant to applicable abandoned property, escheat, or similar Laws. Any amounts remaining unclaimed by any Person who was a Company Stockholder or Vested Company Optionholder at the Merger I Effective Time by the Second Anniversary (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) by such Person’s failing to surrender and/or deliver to Parent the Exchange Deliverables in accordance with Section 2.03(c) prior to that time shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

Section 2.04 Effect of Merger I on Company Options. At the Merger I Effective Time: (a) each In-Money Company Option that is outstanding, unexercised and vested as of immediately prior to the Merger I Effective Time (the “Vested Company Options,” and each holder of such Vested Company Options, a “Vested Company Optionholder”) shall terminate and be cancelled and cease to represent a right to acquire Company Shares as of immediately prior to the Merger I Effective Time and shall be converted into the right to receive, in respect of each Net Share covered by such Vested Company Option, the Per Share Merger Consideration pursuant to Section 2.01(a)(ii) (treating such Net Shares in the same manner as all other outstanding Company Shares for such purposes), less any Taxes required to be withheld with respect to such Vested Company Option in accordance with Section 2.06; (b) each In-Money Company Option that is not vested as of immediately prior to the Merger I Effective Time (the “Unvested Company Options,” and each holder of such Unvested Company Options, an “Unvested Company Optionholder”) shall terminate and be cancelled and cease to represent a right to acquire Company Shares as of immediately prior to the Merger I Effective Time, without any consideration being payable in respect thereof, and shall be null and void and have no further force or effect; and (c) each Out-of-Money Company Option shall terminate and be cancelled and cease to represent a right to acquire Company Shares as of immediately prior to the Merger I Effective Time, without any consideration being payable in respect thereof, and shall be null and void and have no further force or effect. Following the Merger I Effective Time, no Company Option that was outstanding immediately prior to the Merger I Effective Time shall remain outstanding and each former holder of any Company Option shall cease to have any rights with respect thereto, except the right of any Vested Company Optionholder to receive the consideration set forth in this Section 2.04 in exchange for its Vested Company Options in accordance with this Section 2.04. “Net Shares” means, with respect to a Vested Company Option, the number of Company Shares equal to: “N” multiplied by (“P” minus “E”) divided by “P”; where: “N” equals the number of Company Shares covered by such Vested Company Option immediately prior to the Merger I Effective Time, “P” equals the Per Share Merger Consideration, and “E” equals the per Company Share exercise price for such Vested Company Option. At or before the Merger I Effective Time, the Company shall cause to be effected any amendments to any Benefit Plans, grant agreements, award agreements, and other Contracts and documents relating to any of the Company Options that may be necessary to give effect to the provisions of this Section 2.04 and, if necessary, shall obtain the consent of any holders of Company Options necessary to effect any such amendments. The Company shall deliver to Parent as soon as practical prior to the Closing Date, copies of the Option Termination Agreements duly executed by each of the holders of Company Options acknowledging their agreement and consent to the terms of this Section 2.04. Notwithstanding anything to the contrary in Section 6.02 regarding the Company’s activities during the “Interim Period”, as defined therein, the Company shall pay employees who are Unvested Company Optionholders amounts not to exceed $160,000 in the aggregate in lieu of the exercise, or rollover, of such Unvested Company Optionholder’s Company Options, in a manner that would not cause the Closing Working Capital to be less than the Target Working Capital.

Section 2.05 Effect of Merger I on Convertible Notes. Each Convertible Note that remains outstanding immediately prior to the Merger I Effective Time shall be, and the Company shall cause all such Convertible Notes to be, converted immediately prior to the Merger I Effective Time into Company Shares at the applicable conversion price specified in such Convertible Note pursuant to and in accordance with the terms thereof. For the avoidance of doubt, any Company Shares issued upon conversion of a Convertible Note pursuant to the foregoing sentence shall, for all purposes hereunder, be issued and outstanding immediately prior to the Merger I Effective Time and shall be subject to cancellation, extinguishment, and conversion at the Merger I Effective Time pursuant to and in accordance with Section 2.01(a).

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Section 2.06 Withholding Rights. Notwithstanding anything in this Agreement to the contrary, each of Parent, Merger Sub I, Merger Sub II, the Intermediate Surviving Entity, and the Surviving Entity and each of their Affiliates is entitled to deduct and withhold, or cause or permit Parent or any other applicable withholding agent to deduct and withhold, from any amounts payable or otherwise deliverable pursuant to this Agreement to any such Person such amounts as it determines may be required to be deducted or withheld therefrom under applicable Law. To the extent that any such amounts are so deducted or withheld, such amounts will be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made.

Section 2.07 No Further Ownership Rights in Company Shares. All Merger Consideration paid on the applicable Payment Dates and after the surrender of Certificates in accordance with the provisions hereof will be deemed to have been paid in full satisfaction of all rights relating to the Company Shares formerly represented by such Certificates and the Vested Company Options, and from and after the Merger I Effective Time, there shall be no further registration of transfers of Company Shares on the stock transfer books of the Intermediate Surviving Entity or similar records of the Surviving Entity and no further exercise of Vested Company Options. If, after the Merger I Effective Time, Certificates are presented to Parent, the Intermediate Surviving Entity, or the Surviving Entity, they shall be cancelled and/or exchanged as provided in this ARTICLE II.

Section 2.08 Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Merger I Effective Time, any change occurs in (a) the Company Securities, or (b) the Parent Common Stock (other than the issuance of additional shares of Parent Common Stock), in each case by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares or the like, or any stock dividend or distribution paid in stock, the Merger Consideration and any other similarly dependent amounts payable pursuant to this Agreement shall be appropriately and equitably adjusted by Parent to reflect the effect of such change, and as so adjusted, shall from and after the date of such event, be the Merger Consideration, subject to further adjustment pursuant to this Section 2.08. Notwithstanding the foregoing, nothing in this Section 2.08 shall be construed to permit the Parties to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 2.09 Distributions with Respect to Unsurrendered Certificates.

(a) No cash dividends or other distributions declared or made with respect to shares of Parent Common Stock with a record date after the Merger I Effective Time shall be paid in respect of any unsurrendered Certificate with respect to the whole shares of Parent Common Stock constituting Closing Parent Shares that a holder of such Certificate would be entitled to receive upon surrender and/or delivery of the Exchange Deliverables in accordance with Section 2.03(c) until the holder thereof shall surrender such Certificate and deliver all other Exchange Deliverables in accordance with Section 2.03(c). Thereafter, such holder of shares of Parent Common Stock constituting Closing Parent Shares issuable in exchange therefor shall be entitled to receive, without interest, after the time of such surrender, the amount of cash dividends or other distributions made to holders of shares of Parent Common Stock with a record date after the Merger I Effective Time theretofore paid with respect to such whole shares of Parent Common Stock. For purposes of dividends or other distributions in respect of shares of Parent Common Stock constituting Closing Parent Shares, all whole shares of Parent Common Stock to be issued pursuant to Merger I shall be entitled to cash dividends or other distributions pursuant to the immediately preceding sentence as if such whole shares of Parent Common Stock constituting Closing Parent Shares were issued and outstanding as of the Merger I Effective Time.

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(b) No dividends or other distributions declared or made with respect to shares of Parent Common Stock with a record date after the First Anniversary shall be paid in respect of any unsurrendered Certificate with respect to the whole shares of Parent Common Stock constituting First Anniversary Parent Shares that a holder of such Certificate would be entitled to receive upon surrender and/or delivery of the Exchange Deliverables in accordance with Section 2.03(c) until the holder thereof shall surrender such Certificate and deliver all other Exchange Deliverables in accordance with Section 2.03(c). Thereafter, such holder of shares of Parent Common Stock constituting First Anniversary Parent Shares issuable in exchange therefor shall be entitled to receive, without interest, after the time of such surrender, the amount of cash dividends or other distributions made to holders of shares of Parent Common Stock with a record date after the First Anniversary theretofore paid with respect to such whole shares of Parent Common Stock. For purposes of dividends or other distributions in respect of shares of Parent Common Stock constituting First Anniversary Parent Shares, all whole shares of Parent Common Stock to be issued pursuant to Merger I shall be entitled to cash dividends or other distributions pursuant to the immediately preceding sentence as if such whole shares of Parent Common Stock constituting First Anniversary Parent Shares were issued and outstanding as of the First Anniversary.

Section 2.10 Further Assurances. At and after the Merger II Effective Time, the officers and directors of Parent and the managing member, officers and managers of the Surviving Entity, as applicable, shall be authorized to execute and deliver, in the name and on behalf of Parent, Merger Sub I, Merger Sub II, the Intermediate Surviving Entity, or the Surviving Entity, any deeds, bills of sale, assignments, or assurances and to take and do, in the name and on behalf of Parent, Merger Sub I, Merger Sub II, the Intermediate Surviving Entity, or the Surviving Entity, any other actions and things necessary to vest, perfect, or confirm of record or otherwise in Parent or the Surviving Entity any and all right, title, and interest in, to, and under any of the rights, properties, or assets acquired or to be acquired by Parent or the Surviving Entity, as applicable, as a result of, or in connection with, the Mergers.

Section 2.11 Payment Schedule.

(a) At least three (3) Business Days before the Closing Date, the Company shall prepare and deliver to Parent a schedule (the “Payment Schedule”), certified by the Chief Executive Officer of the Company, which shall set forth, as of the Closing Date and immediately prior to the Merger I Effective Time, the following:

(i) the name and address of each Company Stockholder and the number of Company Shares held by such Person (including each Person that will become a Company Stockholder upon conversion of the Convertible Notes and upon the exercise of the Vested Company Options immediately prior to the Closing);

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(ii) the name and address of each holder of a Company Option, together with (A) the number of Company Shares subject to such Company Option; (B) the exercise price of such Company Option; (C) the date on which such Company Option was granted; (D) the date on which such Company Option expires; (E) the applicable vesting schedule for such Company Option, and (F) with respect to Unvested Company Options, the amount paid or to be paid by the Company prior to the Merger I Effective Time to such Unvested Company Optionholder under the last sentence of Section 2.04, indicating in each case whether such Company Option will be a Vested Company Option or an Unvested Company Option as of immediately before the Merger I Effective Time;

(iii) the name and address of each holder of a Convertible Note, together with (A) the outstanding amount under such Convertible Note, itemized by the outstanding principal amount and the amount of accrued and unpaid interest; (B) the rate per annum at which interest accrues on the principal amount of such Convertible Note; (C) the conversion price of such Convertible Note; (D) the date on which such Convertible Note was issued; (E) the date on which such Convertible Note matures; and (F) the number of Company Shares issuable under such Convertible Note upon the conversion thereof;

(iv) the Fully Diluted Share Number;

(v) the amount of the Merger Consideration payable to each Company Securityholder expressed as a percentage of the Merger Consideration (such percentage, such Company Securityholder’s “Pro Rata Percentage”); and

(vi) the Per Share Closing Merger Consideration.

(b) To the extent there are any changes to the information set forth in the Payment Schedule provided pursuant to Section 2.11(a) prior to the Closing, the Company shall promptly notify Parent thereof and provide Parent an updated Payment Schedule reflecting such changes prior to the Closing Date.

(c) The Company and the Company Stockholders’ Representative acknowledge and agree that Parent, Merger Sub I, Merger Sub II, the Intermediate Surviving Entity, and the Surviving Entity are entitled to rely on, and will be relying on, the Payment Schedule in making payments under this Agreement and that Parent, Merger Sub I, Merger Sub II, the Intermediate Surviving Entity, and the Surviving Entity are not be responsible for the calculations or the determinations regarding such calculations in such Payment Schedule or any errors therein.

Section 2.12 Closing Working Capital Adjustment.

(a) At least three (3) Business Days before the Closing Date, the Company shall prepare and deliver to Parent the Estimated Closing Working Capital Statement. If the Estimated Closing Working Capital is less than the Target Working Capital, then the Merger Consideration shall be reduced by an amount equal to (i) the Target Working Capital minus (ii) the Estimated Closing Working Capital (such amount, the “Closing Working Capital Adjustment Amount”).

(b) After the Closing Date, Parent may prepare and deliver to the Company Stockholders’ Representative a Closing Working Capital Statement. If Parent so delivers a Closing Working Capital Statement and the Closing Working Capital is less than the lesser of the Target Working Capital and the Estimated Closing Working Capital, then the Merger Consideration shall be reduced by an amount equal to (i) the lesser of the Target Working Capital and the Estimated Closing Working Capital minus (ii) the Closing Working Capital (such amount, the “Post-Closing Working Capital Adjustment Amount” and together with the Closing Working Capital Adjustment Amount, the “Working Capital Adjustment Amount”).

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ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedule attached hereto as Schedule III and made a part of this Agreement subject to Section 10.04 (the “Disclosure Schedule”), the Company represents and warrants to Parent as follows:

Section 3.01 Organization.

(a) Company. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has full corporate power and authority to own, lease and operate its properties and assets, to carry on its business as currently conducted, and to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which it is or will be a party and to consummate the transactions contemplated hereunder and thereunder. Section 3.01(a) of the Disclosure Schedule sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary. True, correct and complete copies of the certificate of incorporation and the bylaws of the Company, each as amended to date (the “Company Charter Documents”), and the minute books of the Company have been made available to Parent. The Company is not in violation of any of the Company Charter Documents. The Company has never acquired all or substantially all of the assets of any Person, acquired any stock of or any equity security or interest in any Person, or been a party to any merger, consolidation, combination, conversion, domestication or transfer of jurisdiction, or reorganization.

(b) Subsidiary. Rockview Payments LLC, an Arkansas limited liability company (the “Company Subsidiary”), is the sole Subsidiary of the Company. The Company Subsidiary is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Arkansas. The Company Subsidiary has full limited liability company power and authority to own, lease and operate its properties and assets, and to carry on its business as currently conducted. Section 3.01(b) of the Disclosure Schedule sets forth each jurisdiction in which the Company Subsidiary is licensed or qualified to do business, and the Company Subsidiary is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary. True, correct and complete copies of the certificate of organization and the operating agreement of the Company Subsidiary, each as amended to date (the “Company Subsidiary Charter Documents”), and the minute books of the Company Subsidiary have been made available to Parent. The Company Subsidiary is not in violation of any of the Company Subsidiary Charter Documents. The Company Subsidiary has never acquired all or substantially all of the assets of any Person, acquired any stock of or any equity security or interest in any Person, or been a party to any merger, consolidation, combination, conversion, domestication or transfer of jurisdiction, or reorganization.

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(c) Subsidiary Activities. Except as set forth in Section 3.01(c) of the Disclosure Schedule, the Company Subsidiary has never (i) engaged in or conducted any business, operations, or other activities, (ii) provided, offered, distributed or sold any products or services, (iii) generated any revenues, (iv) owned, leased, licensed or had any interest in any assets or properties (whether real, personal, tangible, intangible or otherwise), (v) been a party to or subject to any Contract or held any Permit, (vi) incurred any Indebtedness or had any other liabilities, (vii) had any employees, consultants, or other service providers, (viii) had, maintained, sponsored, contributed to, had any obligation to contribute to, or had any other liability related to any Employee Benefit Plan, or (viii) been a party to any Proceeding or subject to any Order.

Section 3.02 Authority; Enforceability.

(a) The Company has full corporate power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it is, or will be, a party and, subject to, in the case of the consummation of Merger I, adoption of this Agreement by the affirmative vote or action by written consent of the Company Stockholders holding a majority of the outstanding Company Shares (the “Company Vote”) to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement and the other Transaction Documents to which it is, or will be, a party, and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company. The Company Vote is the only vote or consent of the holders of any class or series of the Company’s capital stock required to approve and adopt this Agreement and the Transaction Documents, approve Merger I, and consummate the transactions contemplated hereby and thereby. The Company has duly executed and delivered this Agreement, and prior to or as of the Closing will have duly executed and delivered each other Transaction Document to which it is, or will be, a party, and (assuming the due authorization, execution and delivery by the Parties other than the Company) this Agreement constitutes, and each other Transaction Document to which it is, or will be, a party, will constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms.

(b) The Company Board, by resolutions duly adopted by the requisite vote at a meeting of all directors of the Company duly called and held, or by unanimous written consent, has (i) declared that this Agreement and the transactions contemplated hereby, including Merger I, are fair to, and in the best interests of, the Company Stockholders, (ii) approved and declared advisable the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement and the transactions contemplated by this Agreement, including Merger I, in accordance with the DGCL, (iii) directed that the “agreement of merger” contained in this Agreement be submitted to the Company Stockholders for adoption, and (iv) resolved to recommend that the Company Stockholders adopt the “agreement of merger” set forth in this Agreement (collectively, the “Company Board Recommendation”), which resolutions have not been subsequently rescinded or modified in any way.

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Section 3.03 No Conflicts; Consents. The execution and delivery by the Company of this Agreement and the other Transaction Documents to which it is a party, and the consummation by the Company of the transactions contemplated hereby and thereby, will not (a) contravene, conflict with or result in any violation or breach of any provision of any of the Company Charter Documents or the Company Subsidiary Charter Documents; (b) subject to, in the case of Merger I, obtaining the Company Vote, contravene, conflict with or result in a violation or breach of any Law or Order applicable to any Entity or by which any of its assets or properties is bound; (c) (i) require any consent, approval, notice or other action by any Person under, (ii) result in any breach of or any loss of any benefit under, (iii) constitute a change of control or default (or an event that with notice or lapse of time or both would become a default) under, or (iv) give to others any right of termination, vesting, amendment, acceleration or cancellation of, any right or obligation under any Contract or Permit; or (d) result in the creation of a Lien on any property or asset of any Company Entity. No consent, approval, Permit, Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to any Company Entity in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, except for the filing of the Merger I Certificate of Merger with the Secretary of State of Delaware.

Section 3.04 Capital Structure.

(a) Company Shares. The authorized capital stock of the Company consists of: (i) 7,000,000 Company Shares; and (ii) 3,000,000 shares of Preferred Stock, par value $0.01 per share, of the Company (the “Company Preferred Stock”). There are: (A) 1,127,936 Company Shares issued and outstanding; (B) 351,963 Company Shares reserved for issuance pursuant to Company Options not yet granted under the Company Equity Incentive Plan and 148,037 Company Shares reserved for issuance pursuant to outstanding Company Options; (C) 1,049,439 Company Shares reserved for issuance upon conversion of the Convertible Notes; (D) no Company Shares held by Parent in its treasury; and (E) no shares of Company Preferred Stock issued and outstanding or held by Parent in its treasury. Section 3.04(a) of the Disclosure Schedule sets forth the name of each Person that is the registered owner of any Company Shares and the number of Company Shares owned by such Person. No Subsidiary of the Company owns any Company Shares. All issued and outstanding Company Shares: (i) are duly authorized, validly issued, fully paid and non-assessable; (ii) are not subject to preemptive rights created by statute, the Company Charter Documents, any Contract to which the Company is a party, or otherwise; (iii) are free and clear of any and all Liens; and (iv) were issued in compliance with applicable Law.

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(b) Company Options. Section 3.04(b) of the Disclosure Schedule sets forth a list of each outstanding Company Option granted under the Company Equity Incentive Plan and: (i) the name of the holder of such Company Option; (ii) the number of Company Shares subject to such Company Option; (iii) the exercise price of such Company Option; (iv) the date on which such Company Option was granted; (v) the applicable vesting schedule, and the extent to which such Company Option is vested and exercisable; and (vi) the date on which such Company Option expires. All Company Shares subject to issuance under the Company Equity Incentive Plan, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be (A) duly authorized, validly issued, fully paid and non-assessable; (B) are not subject to preemptive rights created by statute, the Company Charter Documents, any Contract to which the Company is a party, or otherwise; (C) free and clear of any and all Liens; and (D) issued in compliance with applicable Law. Each Company Option was granted in compliance with all applicable Laws and all the terms and conditions of the Company Equity Incentive Plan. Each Company Option was granted with an exercise price per share equal to or greater than the fair market value of the underlying shares on the date of grant and has a grant effective date identical to the date on which the Company Board or compensation committee actually approved such Company Option. Each Company Option qualifies for the tax and accounting treatment accorded to such Company Option in the Company’s Tax Returns and the Company Financial Statements, respectively, and does not trigger any liability for the holders of Company Options under Section 409A of the Code. There are no Contracts to which the Company is a party obligating the Company to accelerate the vesting of any Company Option as a result of the transactions contemplated by this Agreement (whether alone or upon the occurrence of any additional or subsequent events). The Company has made available to Parent true and complete copies of the standard form of option agreement for the outstanding Company Options and any stock option agreements for the outstanding Company Options that differ from such standard form.

(c) Convertible Notes. Section 3.04(c) of the Disclosure Schedule sets forth a list of each outstanding promissory note made or issued by the Company that is convertible into Company Shares (each, a “Convertible Note”) and: (i) the name of the payee and holder of such Convertible Note; (ii) the outstanding amount under such Convertible Note, itemized by the outstanding principal amount and the amount of accrued and unpaid interest; (iii) the rate per annum at which interest accrues on the principal amount of such Convertible Note; (iv) the conversion price of such Convertible Note; (v) the date on which such Convertible Note was issued; (vi) the date on which such Convertible Note matures; and (vii) the number of Company Shares issuable thereunder upon conversion thereof. All Company Shares subject to issuance under each Convertible Note, upon issuance in accordance with the terms and conditions specified in such Convertible Note, will be (A) duly authorized, validly issued, fully paid and non-assessable; (B) are not subject to preemptive rights created by statute, the Company Charter Documents, any Contract to which the Company is a party, or otherwise; (C) free and clear of any and all Liens; and (D) issued in compliance with applicable Law. The Company has made available to Parent true and complete copies of the Convertible Notes.

(d) Company Securities. Other than the Company Shares disclosed in Section 3.04(a) of the Disclosure Schedule, the Company Options disclosed in Section 3.04(b) of the Disclosure Schedule and the Convertible Notes disclosed in Section 3.04(c) of the Disclosure Schedule, there are no issued or outstanding: (i) shares of capital stock of the Company; (ii) bonds, debentures, notes, or other indebtedness issued by the Company or any of its Subsidiaries (A) having the right to vote on any matters on which stockholders or equityholders of the Company or any of its Subsidiaries may vote (or that is convertible into, or exchangeable for, securities having such right) or (B) the value of which is directly based upon or derived from the capital stock, voting securities, or other ownership interests of the Company or any of its Subsidiaries (the items in clause (ii), collectively, “Voting Debt”); (iii) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock of the Company or Voting Debt; (iv) options, warrants, or other Contracts to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any shares of capital stock of (or securities convertible into or exchangeable for shares of capital stock of) the Company or Voting Debt; or (v) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of the Company, in each case that have been issued by the Company or any of its Subsidiaries (all of the foregoing items in this Section 3.04(d), collectively, “Company Securities”). There are no outstanding Contracts requiring the Company to repurchase, redeem, or otherwise acquire any Company Securities. There are no voting trusts or Contracts to which the Company is a party with respect to the voting of any Company Securities.

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(e) Dividends. There are no declared or accrued unpaid dividends with respect to any Company Shares. All distributions, dividends, repurchases and redemptions of the capital stock (or other equity interests) of the Company were undertaken in compliance with the Company Charter Documents then in effect, any agreement to which the Company then was a party, and applicable Law.

(f) Company Subsidiary Securities. The Company owns directly 100% of the membership, equity, voting and ownership interests in the Company Subsidiary (the “Company Subsidiary Membership Interests”). All of the outstanding Company Subsidiary Membership Interests: (i) are duly authorized, validly issued, fully paid and non-assessable; (ii) are not subject to preemptive rights created by statute, the Subsidiary Charter Documents, any Contract to which the Company Subsidiary is a party, or otherwise; (iii) are free and clear of any and all Liens; and (iv) were issued in compliance with applicable Law. Except for the Company Subsidiary Membership Interests owned by the Company, the Company does not own, directly or indirectly, any capital stock of, or other equity or ownership or voting interests in, or other securities of, any Person. Other than the Company Subsidiary Membership Interests owned by the Company, there are no issued or outstanding: (A) Company Subsidiary Membership Interests; (B) Voting Debt of the Company Subsidiary; (C) securities of the Company Subsidiary convertible into or exchangeable for Company Subsidiary Membership Interests or Voting Debt; (D) options, warrants, or other Contracts to acquire from the Company Subsidiary or the Company, or obligations of the Company Subsidiary or the Company to issue, any Company Subsidiary Membership Interests in (or securities convertible into or exchangeable for Company Subsidiary Membership Interests in) the Company Subsidiary or Voting Debt; or (E) restricted equity or ownership interests, restricted equity or ownership interest units, equity or ownership interest appreciation rights, performance units, profit participation rights, contingent value rights, “phantom” stock or other equity or ownership interests, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any Company Subsidiary Membership Interests, in each case that have been issued by the Company Subsidiary or the Company (all of the foregoing items in this Section 3.04(f), collectively, “Company Subsidiary Securities”). There are no outstanding Contracts requiring the Company Subsidiary to repurchase, redeem, or otherwise acquire any Company Subsidiary Securities. There are no voting trusts or Contracts to which the Company Subsidiary or the Company is a party with respect to the voting of any Company Subsidiary Securities.

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Section 3.05 Accredited Investor Status. Except as otherwise disclosed on Section 3.05 of the Disclosure Schedule, the Company reasonably believes that the Parent Shares will be issued solely to Persons who meet the definition of “accredited investor” set forth in Rule 501 of the Regulation D under the Securities Act. The Company reasonably believes that the Parent Shares will not be issued to more than thirty-five (35) Persons who do not meet the definition of “accredited investor” set forth in Rule 501 of the Regulation D under the Securities Act.

Section 3.06 Financial Statements.

(a) Section 3.06(a) of the Disclosure Schedule sets forth true, correct and complete copies of (i) the unaudited consolidated balance sheet of the Company Entities as of December 31, 2020 and December 31, 2021 and the related unaudited statements of operations, equity (deficit) and cash flows for the twelve (12)-month periods then ended (the “Company Annual Financial Statements”) and (ii) the unaudited internally prepared consolidated balance sheet of the Company Entities as of August 31, 2022 (the “Latest Balance Sheet”) and the related unaudited internally prepared statements of operations, equity (deficit) and cash flows for the eight (8)-month period then ended (the “Company Interim Financial Statements” and, together with the Company Annual Financial Statements, the “Company Financial Statements”). The Company Financial Statements (A) were prepared in accordance with the books of account and other financial records of the Company Entities, (B) have been prepared in accordance with GAAP applied on a consistent basis for the periods covered thereby, subject, in the case of the Company Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Company Annual Financial Statements), and (C) fairly present in all material respects the financial condition, results of operations, cash flows and stockholders’ or member’s, as applicable, equity of the Company Entities as of the dates thereof or for the periods covered thereby.

(b) The Company has established and maintains a system of internal accounting controls that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP including policies and procedures that: (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of each of the Company Entities; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of each of the Company Entities are being made only in accordance with appropriate authorizations of the Company’s management and the Company Board; and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of each of the assets of the Company Entities. Since January 1, 2019, there has been no change in the Company Entities’ accounting policies or methods of making accounting estimates or changes in estimates.

(c) No Company Entity has Indebtedness other than the Indebtedness set forth in Section 3.06(c) of the Disclosure Schedule, which sets forth for each Company Entity the amounts (including principal and any accrued but unpaid interest or other obligations) with respect to such Indebtedness. Except as disclosed in Section 3.06(c) of the Disclosure Schedule, no Indebtedness of any Company Entity contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by any Company Entity, or (iii) the ability of any Company Entity to grant any Lien on its properties or assets.

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(d) All accounts, notes and other receivables, whether or not accrued, and whether or not billed, of each Company Entity (the “Accounts Receivable”) arose from sales actually made or services actually performed in the ordinary course of business and represent valid obligations to such Company Entity arising from its business. No Accounts Receivable are subject to any right of recourse, defense, deduction, return of goods, counterclaim, offset, or set off on the part of the obligor in excess of any amounts reserved therefore on the Company Financial Statements or in an amount that would not reasonably be expected to have a Material Adverse Effect. To the Company’s Knowledge, all Accounts Receivable are fully collectible according to their terms in amounts not materially less than the aggregate amounts thereof carried on the books of the Company Entities (net of reserves).

(e) The Closing Working Capital will be, as of immediately prior to the Closing, equal to or more than the Target Working Capital.

Section 3.07 Absence of Undisclosed Liabilities. The Company has no liabilities except (a) liabilities that are appropriately reflected or reserved for on the face of the Latest Balance Sheet, and (b) liabilities incurred since the date of the Latest Balance Sheet in the ordinary course of business consistent with past practice (none of which relates to breach of contract, breach of warranty, tort, infringement, violation of or liability under any Law, or any Proceeding) and that are not, individually or in the aggregate, material in amount. The Company Subsidiary has no liabilities.

Section 3.08 Absence of Certain Changes or Events. Since December 31, 2021, (a) each Company Entity has conducted its business only in the ordinary course consistent with past practice, (b) there has not been any event, occurrence, change or development that, individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect, and (c) there has not been any action or event, nor any authorization, commitment or agreement by any Company Entity with respect to any action or event that, if taken or if it occurred after the date hereof, would be prohibited by Section 6.02.

Section 3.09 Real Property.

(a) No Company Entity owns, or has ever owned, any real property. Section 3.09(a) of the Disclosure Schedule sets forth a complete and accurate list of all leases, licenses or other similar written agreements relating to the occupancy (the “Real Property Lease”) of the real property (the “Leased Real Property”) to which the Company is a party or by which any of its assets is bound. Other than the Leased Real Property leased by the Company as the lessee under the Real Property Lease, no Company Entity leases or licenses, or has ever leased or licensed, any real property to or from any Person. The Company has a valid leasehold interest in the Leased Real Property, free and clear of any and all Liens other than Permitted Liens. The Company enjoys peaceful and undisturbed possession under the Real Property Lease with respect to the Leased Real Property. The Company has not assigned or sublet any of the Leased Real Property. The Real Property Lease is valid and binding in full force and effect and enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting the enforcement of creditors’ rights and to general equity principles. There are no existing defaults or offsets that the landlord has against the enforcement of the Real Property Lease and neither the Company nor, to the Company’s Knowledge, the landlord is in default under the Real Property Lease, nor, to the Company’s Knowledge, has any event occurred that, with the giving of notice or passage of time or both, would constitute a default thereunder by either party thereto, and the Company has paid all rent due and payable under the Real Property Lease. No party to the Real Property Lease has exercised any termination rights with respect thereto. True and complete copies of the Real Property Lease have previously been delivered to Parent. The Company is not party to any pending Proceeding nor, to the Company’s Knowledge, is any Proceeding threatened that might interfere with the quiet enjoyment of the Company under the Real Property Lease. The Company has not assigned, mortgaged, pledged, otherwise encumbered, or transferred its interest, if any, under the Real Property Lease.

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(b) To the Company’s Knowledge, there are no facts, circumstances, or conditions that could adversely affect the Leased Real Property or the conduct or operation of the Company’s business thereon as presently conducted or as presently proposed to be conducted. The Leased Real Property and all improvements located thereon and the present use thereof comply with, constitute a valid non-conforming use, or are operating pursuant to the provisions of a valid variance under all zoning Laws, ordinances and regulations of Governmental Authorities having jurisdiction thereof, and the construction, use and operation of the Leased Real Property by the Company are in material compliance with all Laws. The Leased Real Property is in a state of good maintenance and repair and is in good operating condition, subject to normal wear and tear, and (i) there are no material physical or mechanical defects in the Leased Real Property and the plumbing, heating, air conditioning, electrical, mechanical, life safety and other systems therein and all such systems are in good operating condition and repair (normal wear and tear excepted); and (ii) there are no ongoing repairs to the Leased Real Property being made by or on behalf of the Company or for the Company being made by or on behalf of the landlord. The Company holds all occupancy and other certificates and Permits, municipal and otherwise, necessary for the lawful use and occupancy of the Leased Real Property for the purposes for which the Company’s use and occupancy of such Leased Real Property are presently intended and to which the Company’s use and occupancy of such Leased Real Property are presently devoted. There are no pending or, to the Company’s Knowledge, threatened Proceedings that would reasonably be expected to prohibit, restrict or impair the Company’s use and occupancy or result in the suspension, revocation, impairment, forfeiture or non-renewal of any such Permits held by the Company. The Company has not received any notices of violation of any Laws with respect to the Leased Real Property. There are no outstanding correcting work orders delivered to the Company from any Governmental Authority or the owner of the Leased Real Property or any insurance company with respect to the Leased Real Property. There are no condemnation or eminent domain or other Proceedings for the taking of the whole or any part of the Leased Real Property for public or quasi-public use pending or, to Company’s Knowledge, threatened against the Leased Real Property. The Leased Real Property and all improvements thereon represent the sole location at which the Company conducts business and is the only location where all of the tangible assets of the Company are located. The Company has not sought or obtained any waiver or deferral of any rent payment, real property Taxes, utilities or other expenses under the Leased Real Property.

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Section 3.10 Intellectual Property.

(a) Section 3.10(a) of the Disclosure Schedule sets forth a correct, current, and complete list of: (i) all Company Intellectual Property subject to any issuance, registration, or application by or with any Governmental Authority or authorized private registrar in any jurisdiction (collectively, “Intellectual Property Registrations”), and current status and identifying information for each, as applicable, (ii) all unregistered Trademarks included in the Company Intellectual Property, (iii) all proprietary Software of the Company; and (iv) all Company Intellectual Property that is not otherwise identified in Section 3.10(a) of the Disclosure Schedule. All assignments and other instruments necessary to establish, record, and perfect the Company’s ownership interest in the Intellectual Property Registrations have been validly executed, delivered, and filed with the relevant Governmental Authority and authorized registrars. All required filings and fees related to the Intellectual Property Registrations, including all inventor declarations for any pending or issued Patents, have been timely submitted and paid to the relevant Governmental Authority and authorized registrars. The Company Subsidiary does not own or license, and never has owned or licensed, any Intellectual Property.

(b) The Company is the sole and exclusive legal and beneficial, and with respect to the Intellectual Property Registrations, record, owner of all right, title, and interest in and to the Company Intellectual Property (other than Licensed Intellectual Property), in each case, free and clear of all Liens and Orders. The Company has the valid and enforceable right to use all Intellectual Property used or held for use in or necessary for the conduct of the Company’s business as currently conducted and as proposed to be conducted, in each case, free and clear of Liens other than Permitted Liens. The Company Intellectual Property and the Licensed Intellectual Property constitute all of the Intellectual Property rights that are necessary to and sufficient for the conduct of the business of the Company as currently conducted and as proposed to be conducted. No funding of any Governmental Authority and no Intellectual Property, facilities, personnel, or other resources of any university, college, or other academic institution, or research center were used in the creation or development of any Company Products and Services or any Intellectual Property Registrations, and no Company Products and Services or Intellectual Property Registrations were developed pursuant to the requirements of a Contract with any Governmental Authority.

(c) All of the Company Intellectual Property and Licensed Intellectual Property are valid and enforceable, subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting the enforcement of creditors’ rights and to general equity principles. The Intellectual Property Registrations (i) are subsisting and in full force and effect, and have not lapsed, expired, been cancelled, or become abandoned; (ii) are valid and enforceable, subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting the enforcement of creditors’ rights and to general equity principles; (iii) include all Patents to which any Company Patents have been terminally disclaimed; and (iv) have not been held invalid or unenforceable. The Company has taken all reasonable and necessary steps to maintain and enforce the Company Intellectual Property and Licensed Intellectual Property and to preserve the confidentiality of all Trade Secrets included in the Company Intellectual Property, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements. To the Company’s Knowledge, no fact or circumstance exists that could reasonably be expected to adversely affect the validity or enforceability of any Company Intellectual Property or Licensed Intellectual Property.

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(d) Section 3.10(d) of the Disclosure Schedule contains a correct, current, and complete list of all Company IP Agreements, separately identifying the Company IP Agreements: (i) under which the Company is a licensor or otherwise grants to any Person any right or interest relating to any Company Intellectual Property; (ii) under which the Company is a licensee or otherwise granted any right or interest relating to the Intellectual Property of any Person, except for (A) Open Source Software and (B) non-customized, off-the-shelf Software that is commercially available pursuant to shrinkwrap, click-through, or other standard form agreements with an annual license fee or replacement value of less than $10,000; and (iii) that otherwise relate to the Company’s ownership or use of Intellectual Property. The Company has made available true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all Company IP Agreements, including all modifications, amendments, and supplements thereto and waivers thereunder. Each Company IP Agreement is valid and binding on the parties thereto in accordance with its terms and is in full force and effect. Neither the Company nor, to the Company’s Knowledge, any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any Company IP Agreement. Neither the execution, delivery, or performance of this Agreement, nor the consummation of the transactions contemplated hereby, will result in the breach or loss of any benefit under, or require the consent of any other Person in respect of, any Company IP Agreement. The Company Subsidiary is not, and never has been, a party to any Contract relating to Intellectual Property.

(e) The Company has entered into binding, valid and enforceable (subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting the enforcement of creditors’ rights and to general equity principles) written Contracts with each current and former officer, employee and independent contractor who is or was involved in or has contributed to the invention, creation, or development of any Company Intellectual Property during the course of employment or engagement with the Company effectively assigning to or otherwise vesting in the Company such Intellectual Property rights that were or are created or developed by such officer, employee or independent contractor within the scope of his, her or its employment or engagement with the Company, pursuant to which each such officer, employee or independent contractor (i) acknowledges the Company’s exclusive ownership of all Intellectual Property invented, created, or developed by such officer, employee or independent contractor within the scope of his, her or its employment or engagement with the Company; (ii) grants to the Company a present, irrevocable assignment of any ownership interest such officer, employee or independent contractor may have in or to such Intellectual Property; and (iii) irrevocably waives any right or interest, including any moral rights, regarding any such Intellectual Property, to the extent permitted by applicable Law. The Company has uploaded to the Data Room true and complete copies of all such Contracts, and in each case, the Company does not owe any compensation or remuneration (other than the general compensation for employment or services) to any such current and former officer, employee and independent contractor for any such Intellectual Property. Neither the execution, delivery, or performance of this Agreement, nor the consummation of the transactions contemplated hereby, will result in the loss or impairment of, or require the consent of any other Person in respect of, the Company’s right to own or use any Company Intellectual Property or Licensed Intellectual Property. The Company has taken all necessary steps to preserve the confidentiality of all Trade Secrets, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements.

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(f) The conduct of each Company Entity’s business as currently and formerly conducted, and its use of the Company Intellectual Property, the Licensed Intellectual Property and the Company Products and Services have not and do not violate, infringe, misappropriate or misuse any Intellectual Property rights of any third party and, to the Company’s Knowledge, each Company Entity’s business as proposed to be conducted throughout the United States will not violate, infringe, misappropriate or misuse any Intellectual Property rights of any third party. No Company Entity has received notice alleging that the conduct of its business, the use of the Company Intellectual Property or the Licensed Intellectual Property, or the Company Products and Services infringes, misappropriates or otherwise violates any Intellectual Property of another Person.

(g) There are no Proceedings (including any opposition, cancellation, revocation, review, or other proceeding), whether settled, pending, or, to the Company’s Knowledge, threatened (including in the form of offers to obtain a license), (i) alleging any infringement, misappropriation, or other violation by any Company Entity of the Intellectual Property of any Person; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Company Intellectual Property or Licensed Intellectual Property or the Company’s right, title, or interest in or to any Company Intellectual Property or Licensed Intellectual Property; or (iii) by any Company Entity or by the owner of any Licensed Intellectual Property alleging any infringement, misappropriation, or other violation by any Person of the Company Intellectual Property or such Licensed Intellectual Property. To the Company’s Knowledge, there are no facts or circumstances that could reasonably be expected to give rise to any such Proceeding. No Company Entity is subject to any outstanding (nor, to the Company’s Knowledge, subject to any prospective) Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the ownership or use of any Company Intellectual Property or Licensed Intellectual Property.

(h) The Company is in actual possession of and has exclusive control over a complete and correct copy of the source code for all proprietary components of the Company Products and Services, including all previous major releases and all other material proprietary Software of the Company. No Company Entity has disclosed, delivered, licensed, or otherwise made available, and does not have a duty or obligation (whether present, contingent, or otherwise) to disclose, deliver, license, or otherwise make available, any source code for any Company Products and Services to any escrow agent or any other Person, other than an employee, independent contractor, or consultant of the Company pursuant to a valid and enforceable written agreement prohibiting use or disclosure except in the performance of services for the Company. Without limiting the foregoing, neither the execution of this Agreement nor the consummation of any of the transactions contemplated by this Agreement will, or would reasonably be expected to, result in the release from escrow or other delivery to any Person of any source code for any Company Products and Services. To the Company’s Knowledge, there has been no unauthorized theft, reverse engineering, decompiling, disassembling, or other unauthorized disclosure of or access to any source code for any Company Products and Services.

(i) Section 3.10(i) of the Disclosure Schedule sets forth a correct, current, and complete list of each item of Open Source Software that is or has been used by each Company Entity in the conduct of its business or in the development of or incorporated into, combined with, linked with, distributed with, provided to any Person as a service, provided via a network as a service or application, or otherwise made available with, any Company Products and Services, and for each such item of Open Source Software, (i) the applicable Company Products and Services and (ii) the name and version number of the applicable license agreement. Each Company Entity has complied with all notice, attribution, and other requirements of each license applicable to the Open Source Software. No Company Entity has used any Open Source Software in a manner that does, will, or could reasonably be expected to require the (x) disclosure or distribution of any Company Products and Services or any other proprietary Software in source code form, (y) license or other provision of any Company Products and Services or any other proprietary Software on a royalty-free basis; or (z) grant of any Patent license, non-assertion covenant, or other rights under any Company Intellectual Property or rights to modify, make derivative works based on, decompile, disassemble, or reverse engineer any Company Products and Services or any other proprietary Software.

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(j) All Company Products and Services (i) comply with all applicable Laws and industry standards, including with respect to security; and (ii) materially conform to all applicable contractual commitments, express and implied warranties (to the extent not subject to legally effective express exclusions thereof), representations and claims in packaging, labeling, advertising, and marketing materials, and applicable specifications, user manuals, training materials, and other documentation provided by the Company.

(k) None of the Company Products and Services, and no other Software used in the operation of the business of the Company or provision of any Company Products and Services, contain any “time bomb,” “Trojan horse,” “back door,” “worm,” virus, malware, spyware, or other device or code (“Malicious Code”) designed or intended to, or that could reasonably be expected to, (i) disrupt, disable, harm, or otherwise impair the normal and authorized operation of, or provide unauthorized access to, any computer system, hardware, firmware, network, or device on which any Company Products and Services or such other Software is installed, stored, or used; or (ii) damage, destroy, or prevent the access to or use of any data or file without the user’s consent, except, for the avoidance of doubt, license keys and other code intended to limit access to or use of such Company Products and Services or such other Software to an authorized user. The Company has taken reasonable steps to prevent the introduction of Malicious Code into the Company Products and Services.

Section 3.11 Company Contracts.

(a) Section 3.11(a) of the Disclosure Schedule sets forth a true, correct and complete list of all material Company Contracts. There are no Contracts to which the Company Subsidiary is a party, to which the Company Subsidiary or any of its assets or properties is subject, or by which the Company Subsidiary is otherwise bound.

(b) All Company Contracts are valid, legal, binding and in full force and effect and are enforceable against the Company and each other party thereto in accordance with the terms thereof, subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting the enforcement of creditors’ rights and to general equity principles. Neither the Company nor, to the Company’s Knowledge, any other party thereto is in breach of or default under, or is alleged to be in breach of or default under, any Company Contract. To the Company’s Knowledge, no event has occurred and no circumstance exists that, with the passage of time or the giving of notice or both, would result in a default, breach or event of noncompliance under any Company Contract or result in a termination thereof or cause or permit the acceleration or other change of any right or obligation or the loss of any benefit thereunder. The Company has not received or provided any notice of termination (or intent to terminate), cancellation (or intent to cancel), or breach or default (or alleged breach or default) under any Company Contract. There are no renegotiations, attempts to renegotiate, or outstanding rights to renegotiate any Company Contract, and no counterparty to a Company Contract has made any written demand for such renegotiation.

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(c) A true, correct and complete copy of each written material Company Contract (other than material Company Contracts with customers) and an accurate written description setting forth the terms and conditions of each oral material Company Contract (other than material Company Contracts with customers) have been delivered to Parent. A true, correct and complete copy of each written Company Contract with a customer and an accurate written description setting forth the terms and conditions of each oral Company Contract with a customer will have been delivered to Parent prior to the Closing Date.

Section 3.12 Taxes.

(a) Each Company Entity has timely and properly prepared and filed, or has caused to be timely and properly prepared and filed, all Tax Returns required to be filed (taking into account any extension of time within which to file) and all such Tax Returns are true, complete and correct and were prepared in compliance with all applicable Laws.

(b) Each Company Entity has timely and fully paid all Taxes due (whether or not shown on a Tax Return).

(c) No Company Entity currently a beneficiary of any extension of time within which to file any Tax Return and no Governmental Authority has proposed formally in writing to make or has made any adjustment with respect to any such Tax Returns.

(d) Each Company Entity has properly withheld and remitted to the proper Governmental Authority all Taxes it is obligated to withhold from amounts owing to resident or non-resident parties, including any employee, equity interest holder, creditor, agent, independent contractor, nonresident, manager or third party or otherwise and each Company Entity has complied with all associated reporting and recordkeeping requirements, including with respect to the classification of service providers and with respect to all sales and use Tax requirements.

(e) There is no Tax Proceeding in progress, pending, proposed or, to the Company’s Knowledge, threatened or raised against or with respect to any Company Entity. No Company Entity, nor any director or officer (or employee responsible for Tax matters) of any Company Entity expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed.

(f) No Company Entity has waived the statute of limitations with respect to Taxes or consented to extend the time, or been the beneficiary of any extension of time, in which any Tax may be imposed, assessed or collected by any Governmental Authority (other than any extension that is no longer in effect), and the Company has not, and no Company Entity has commenced any voluntary disclosure proceeding.

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(g) There is no Tax deficiency or adjustment outstanding, proposed, assessed or threatened by any Governmental Authority against any Company Entity, all Tax deficiencies asserted and assessments resulting from any Tax Proceedings have been fully paid and there is no deficiency refund litigation, proposed adjustment or matter in controversy with respect to such Taxes that are due and owing by any Company Entity.

(h) No jurisdiction in which a Company Entity does not currently file Tax Returns has made a claim that such Company Entity is required to file a Tax Return for such jurisdiction or that such Company Entity is or may be subject to taxation by or filing requirements with such jurisdiction.

(i) Each Company Entity (i) is not, and has never been, a member of an affiliated group or filed or been included in a combined, consolidated or unitary income Tax Return, (ii) does not have any liability for Taxes of another Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract or otherwise and (iii) has never been a partner, member, owner or beneficiary of any entity that has been a “passive foreign investment company” within the meaning of Section 1297 of the Code, “specified foreign corporation” within the meaning of Section 965 of the Code, partnership or a trust for Tax purposes.

(j) No Company Entity is a party to or bound by, or liable for any Taxes as a result of, any Tax Sharing Agreement.

(k) Each Company Entity has filed all required Tax Returns and other reports related to escheat or unclaimed property and the Company does not have, and none of its Subsidiaries has any liability under Laws governing escheat and/or unclaimed property.

(l) No Company Entity will be required to include any item of income in, or exclude any item of deduction from taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) Tax ruling or agreement entered with a Governmental Authority, including a “closing agreement” as defined in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) executed prior to the Closing Date; (iv) intercompany transactions or excess loss accounts described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law); (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) election prior to the Closing under Section 108(i) of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax Law); (vii) election prior to the Closing under Section 965 of the Code; (viii) prepaid amount or deferred revenue paid or received on or prior to the Closing Date; (ix) income inclusion pursuant to Section 951 or 951A of the Code with respect to a taxable period or portion thereof ending on or prior to the Closing Date; (x) use of a method of accounting other than the accrual method; (xi) interest held in a “controlled foreign corporation” (as defined in Section 957 of the Code) on or before the Closing Date; or (xii) any deferred amounts pursuant to Sections 451(c), 455, 456 or 460 of the Code or any corresponding provision of applicable Law.

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(m) All Taxes of each Company Entity not yet due and payable have been fully accrued on the books of such Company Entity. Since December 31, 2021, no Company Entity made, revoked or changed any Tax election, changed any annual Tax accounting period, adopted or changed any method of Tax accounting, filed any amended Tax Return or claim for Tax refund, offset or other reduction in Tax liability, entered into any ruling request or closing agreement, settled or compromised any Tax claim or assessment, surrendered any right to claim a Tax refund, consented to any extension or waiver of the limitations period applicable to any Tax claim or assessment, prepared any Tax Return in a manner that is inconsistent with past practice with respect to the treatment of items on such Tax Return, or failed to timely make payments of estimated Taxes in accordance with past practice (for the avoidance of doubt, without taking into account the transactions contemplated hereunder).

(n) No Company Entity has requested or received a ruling, relief, advice, accounting method change, or other request from any Governmental Authority or signed any binding agreement with any Governmental Authority with respect to Taxes and no power of attorney granted by a Company Entity with respect to any Taxes is currently in force.

(o) No Company Entity has participated in any “reportable transaction” as contemplated in Treasury Regulations Section 1.6011-4. No Company Entity has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(p) No Company Entity has any obligation that includes an obligation to indemnify or “gross up” the recipient of such payment for taxes imposed by Section 4999 of the Code or Section 409A of the Code, and no Company Entity is a party to any agreement or arrangement that would result, separately or in the aggregate, in the actual or deemed payment of any “excess parachute payments” within the meaning of Section 280G of the Code (or any comparable provision of foreign, state or local Law).

(q) No Company Entity is subject to Tax, nor does the any Company Entity have a permanent establishment (within the meaning of an applicable Tax treaty or convention between the United States and such foreign country), in any foreign jurisdiction outside of the United States.

(r) There are no Liens on the Company Shares or any of the assets of any Company Entity that have arisen in connection with any failure (or alleged failure) to pay any Tax. There are no claims threatened that would reasonably be expected to result in any Lien for Taxes on Company Shares or the assets of any Company Entity for which Parent or its Affiliates would reasonably be expected to become liable as a result of the transactions contemplated by this Agreement.

(s) The Company has not been either a “distributing corporation” or a “controlled corporation,” within the meaning of Section 355 of the Code, in a distribution of stock intended to qualify for tax-free treatment under Section 355 or 361 of the Code.

(t) The Company is not and has never been a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

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(u) No Company Entity has deferred any Taxes or other amounts pursuant to the CARES Act, the CAA or any other Law, executive order or Presidential Memorandum (including the Presidential Memorandum described in IRS Notice 2020-65) enacted in connection with COVID-19.

(v) Immediately prior to, and immediately subsequent to, the consummation of the transactions pursuant to the terms of this Agreement, the Company will be solvent, with the ability to pay its debts as they become due. For purposes of this Agreement, “solvent” means that the present fair saleable value of such Person’s assets is greater than the amount that will be required to pay such Person’s liability on its existing debts as they become absolute and matured.

(w) Each Company Entity has not agreed to and is not required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of Law and has no Knowledge that any Governmental Authority has proposed any such adjustment, or has any application pending with any Governmental Authority requesting permission for any changes in accounting methods for Tax purposes, in all cases, which adjustments would not have been fully accounted for prior to the Closing.

(x) The Company is a corporation properly classified as a C corporation for U.S. federal and state income Tax purposes it being understood that the Company was originally formed as a limited liability company in 2017, converted to a “C” corporation electing “S” corporation status in 2019 and was classified as a “C” corporation following revocation of Subchapter “S” status for tax year 2020 and thereafter. Each Subsidiary of the Company is, and at all times during its existence has been, an entity disregarded as separate within the meaning of Treasury Regulation Sections 301.7701-2(c)(2)(i) and 301.7701-3(b)(ii) for U.S. federal and applicable state income Tax purposes. No election has been made to have the Company or any Subsidiary treated as anything other than such treatment except as previously stated in this subsection.

(y) The Company has not taken or agreed to take any action and, to the Knowledge of the Company, no fact or circumstance exists, that would reasonably be expected to impede or prevent Merger I and Merger II, taken together, from qualifying as a “reorganization” under Section 368(a) of the Code.

(z) The Company has delivered to Parent correct and complete copies of all income Tax and other material Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by each Company Entity since January 1, 2018.

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Section 3.13 Benefit Plans.

(a) Section 3.13(a) of the Disclosure Schedule sets forth a true, correct and complete list of each Benefit Plan. The Company has made available to Parent true, correct and complete copies (or, if a plan or arrangement is not written, a written description) of all Benefit Plans and amendments thereto, and, to the extent applicable: (i) all related trust agreements, funding arrangements, insurance contracts, and service provider agreements; (ii) the most recent determination letter received regarding the tax-qualified status of each Benefit Plan; (iii) the most recent financial statements for each Benefit Plan; (iv) the Form 5500 Annual Returns/Reports and Schedules for the three (3) most recent plan years for each Benefit Plan and any summary of material modifications for such Benefit Plans; (v) the current summary plan description and all summaries of material modification (as applicable) for each Benefit Plan; (vi) all actuarial valuation reports related to any Benefit Plans; (vii) nondiscrimination testing for the three (3) most recent plan years for any Benefit Plan; (viii) Forms 1094-Cs and 1095-Cs for the three (3) most recent calendar years; and (ix) any non-routine correspondence with a Governmental Authority. The Company Subsidiary does not sponsor, maintain, make or have any obligation to make contributions to, or have any liability with respect to, and never has sponsored, maintained, made or had any obligation to make contributions to, or had any liability with respect to, any Employee Benefit Plan.

(b) No Benefit Plan is or was a “multiemployer pension plan” (as defined in Sections 3(37) or 4001(a)(3) of ERISA), a “multiple employer plan” described in Section 413(c) of the Code or a “multiple employer welfare arrangement” described in Section 3(40) of ERISA, and the Company has not contributed to, been required to contribute to, or otherwise had any obligation or liability in connection with any such “multiemployer plan,” “multiple employer plan” or “multiple employer welfare arrangement.”

(c) Neither the Company nor any of its ERISA Affiliates, if any, has ever maintained or contributed to, withdrawn from, terminated or incurred any material liability in respect of an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA that is or was subject to Title IV of ERISA or Section 412 of the Code, and the Company has no reasonable expectation of incurring any liability under Title IV of ERISA or Section 412 of the Code, including, without limitation, any liability arising from any of its ERISA Affiliates, if any.

(d) Each Benefit Plan has been established and administered in accordance with its terms and in compliance with applicable Laws, including ERISA and the Code and with respect to each Benefit Plan, all reports, returns, notices, and other documentation required under applicable Laws to have been filed with or furnished to the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, or any other Governmental Authority or to the participants or beneficiaries of any such Benefit Plan have been filed or furnished on a timely basis. Neither the Company nor any fiduciary with respect to any Benefit Plan has incurred any liability with respect to any Benefit Plan, including any liability, Tax, penalty or fee under ERISA or the Code (other than to pay premiums, contributions or benefits in the ordinary course). All contributions with respect to any Benefit Plan have been timely made and any liabilities or expenses of the Company in respect of any Benefit Plan (including workers compensation) or any similar plan previously maintained by the Company that have not been paid have been properly accrued on the Company’s most recent financial statements in compliance with GAAP. With respect to the Benefit Plans, no event has occurred and there exists no condition or set of circumstances in connection with which the Company could be subject to any material liability (other than for routine benefit liabilities) under the terms of, or with respect to, such Benefit Plans, ERISA, the Code or any other applicable Law, including (i) any failure to satisfy the health plan compliance requirements under the Affordable Care Act, including related information reporting requirements; (ii) any failure to comply with Section 601 et. seq. of ERISA and Section 4980B of the Code, regarding the health plan continuation coverage requirements under COBRA; (iii) any failure to comply with the privacy, security, and breach notification requirements under HIPAA; or (iv) any withdrawal liability (including any contingent or secondary withdrawal liability) within the meaning of Sections 4201 or 4204 of ERISA to any multiemployer plan and nothing has occurred that presents a risk of the occurrence of any withdrawal from or the partition, termination, reorganization, or insolvency of any such multiemployer plan that could result in any liability of the Company or any ERISA Affiliate to any such multiemployer plan. No complete or partial termination of any Benefit Plan has occurred or is expected to occur.

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(e) Each Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code and the trusts maintained thereunder that are intended to be exempt from taxation under Section 501(a) of the Code has received a favorable determination letter from the IRS (or, with respect to any Benefit Plan that is a qualified “pre-approved” plan, as described in IRS Revenue Procedure 2005-16, the sponsor of such pre-approved plan has received an opinion letter or advisory letter from the IRS) or other letter indicating that it is (or, in the case of any such pre-approved plan adopted by the Company, that the Company may rely upon such opinion letter or advisory letter as evidence that such plan is) so qualified or is in the process of seeking such a letter. To the Company’s Knowledge, nothing has occurred prior to or since the issuance of such letters for any Benefit Plan to cause the loss of qualification under the Code of any such plans.

(f) Each Benefit Plan can be amended, terminated or otherwise discontinued in accordance with its terms, without liability other than (i) liability for ordinary administrative expenses typically incurred in a termination event or (ii) if the Benefit Plan is a pension benefit plan subject to Part 2 of Title I of ERISA, liability for the accrued benefits as of the date of such termination (if and to the extent required by ERISA) to the extent that either there are sufficient assets set aside in a trust or insurance contract to satisfy such liability or such liability is reflected on the Latest Balance Sheet. Neither the Company, nor to the Company’s Knowledge, any other Person has any express or implied commitment, whether legally enforceable or not, to modify, change or terminate any Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

(g) To the Company’s Knowledge, there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Employee Benefit Plan that could result in liability to the Company or any ERISA Affiliate. No Benefit Plan provides post-termination or retiree health benefits to any person for any reason, except as may be required by COBRA or other applicable Law, and neither the Company nor any ERISA Affiliate has liability to provide post-termination or retiree health benefits to any person or ever represented, promised, or contracted to any employee of the Company (either individually or as a group) or any other person that such employee or other person would be provided with post-termination or retiree health benefits, except to the extent required by COBRA or other applicable Law. Each Benefit Plan that is subject to Section 409A of the Code has been operated and documented in compliance with such section and all applicable regulatory guidance (including proposed regulations, notices, rulings, and final regulations) and no Benefit Plan is subject to any additional tax under Section 409A of the Code. No Benefit Plan provides for a “gross-up” for any additional taxes or penalties under Section 409A of the Code.

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(h) There is no pending or, to the Company’s Knowledge, threatened claim (other than a routine claim for benefits), examination, audit, investigation or other Proceeding with respect to any Benefit Plan. Neither the Company nor any ERISA Affiliate has any liability under Section 502 of ERISA.

(i) The execution, delivery and performance of, and consummation of the transactions contemplated by, this Agreement and the other Transaction Documents will not: (i) entitle any Person to any additional benefits, including severance pay, unemployment compensation or any other payment; (ii) result in any payment becoming due, or increase the amount of any compensation due, to any Person; (iii) accelerate the time of payment or vesting of any benefits under any Benefit Plan, or increase the amount of compensation due any such individual; or (iv) result in triggering or imposition of any restriction or imposition on the rights of the Company to amend or terminate any Benefit Plan. Neither the execution of this Agreement nor the consummation of any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code or require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.

Section 3.14 Labor Relationships.

(a) Section 3.14(a)(i) of the Disclosure Schedule sets forth a list of all Persons who are employees, consultants or contractors of the Company, and sets forth for each such individual the following: (i) name, (ii) title or position (including whether full or part-time), (iii) hire date, (iv) current annual or hourly base compensation rate, (v) commission, bonus or other incentive-based compensation, (vi) active or inactive status (including type of leave, if any), and (vii) for each employee, designation as either exempt or non-exempt from the minimum wage and overtime requirements of the Fair Labor Standards Act and applicable state Laws, which designation is in compliance and was properly determined in accordance with the Fair Labor Standards Act and applicable state wage and hour Laws. Section 3.14(a)(ii) of the Disclosure Schedule sets forth a description of each commission, bonus or other incentive-based or performance-based compensation plan or agreement established for any employees, consultants or contractors of the Company. The Company Subsidiary does not have, and never has had, any employees, consultants or contractors.

(b) The Company is not and has never been a party to or bound by any labor or collective bargaining agreement or other Contract or relationship with a labor organization representing any of its employees, and there are no labor organizations representing, purporting to represent or, to the Company’s Knowledge, attempting to represent any employee of the Company. There has never been any actual or threatened strike, slowdown, work stoppage, lockout, concerted refusal to work overtime, arbitration or other similar labor activity or dispute affecting the Company or any of its employees. No labor organization or group of employees of the Company has made a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or threated in writing or, to the Company’s Knowledge, threatened verbally, to be brought or filed, with the National Labor Relations Board or other labor relations tribunal. There is no organizing activity involving the Company pending or, to the Company’s Knowledge, threatened by any labor organization or group of employees of the Company.

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(c) There are no Proceedings against the Company pending or threatened in writing and received by the Company, or to the Company’s Knowledge, threatened verbally, based on, arising out of, in connection with, or otherwise relating to the application or recruitment for employment, hiring, resignation or termination of employment of any individual, class or group by the Company. No allegations of harassment (including sexual harassment) have been made against the Company or any officer, director or supervisor-level employee of the Company, and the Company has not entered into any settlement agreement related to allegations of harassment (including sexual harassment), bullying or violence by any officer, director or supervisor-level employee of the Company.

(d) The Company is, and has been, in compliance with all applicable Laws relating to employment and employment practices, including all Laws respecting background checks, drug testing, employee privacy, hiring requirements, restrictive covenants, Trade Secrets, labor relations, fair labor standards, equal employment opportunities, pay equity, unfair labor practices, labor-management relations, discrimination, harassment, retaliation, occupational safety and health, polygraph protection, family and medical leave, leaves of absence, sick, vacation and other paid time off, unemployment insurance, classification of exempt employees, reasonable accommodation, disability rights or benefits, immigration, wage and hours, meal and rest periods, minimum wage, overtime compensation, child labor, worker adjustment and retraining notification, workers’ compensation insurance, uniformed services employment and reemployment, whistleblowers, and tax withholding, to the extent they relate to the employees of the Company.

(e) To the Company’s Knowledge, no executive or employee currently has any plans to terminate employment with the Company independently of or as a result of the transactions contemplated by this Agreement. Since January 1, 2021, the Company has not furloughed or laid off any employees and there are no employees of the Company currently on furlough. The employment of each employee of the Company is terminable at the will of the Company. Except as required by Law, upon termination of the employment of any employees of the Company, no severance or other payments will become due. The Company has no policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment services.

(f) All individuals characterized and treated by the Company as consultants or contractors are properly treated as independent contractors under all applicable Laws. The Company is not currently, and has not been, a party to any Contracts with any professional employer organization or temporary staffing agency pursuant to which such organization or agency co-employed or jointly employed employees of the Company.

(g) All employees of the Company are residing and/or working in the United States: (i) free of any restrictions or limitations on their ability to accept and maintain employment lawfully in the United States; and (ii) in compliance with all applicable Laws relating to immigration and naturalization. No Proceeding has been filed against the Company or, to the Company’s Knowledge, any employees of the Company that: (A) alleges any failure so to comply with federal immigration Laws; or (B) seeks removal, exclusion or other restrictions on (I) such employee’s ability to reside and/or accept employment lawfully in the United States and/or (II) the continued ability of the Company to sponsor employees for immigration benefits and, to the Company’s Knowledge, there is no reasonable basis for any of the foregoing. The Company maintains adequate internal systems and procedures to provide reasonable assurance that all employee hiring is conducted in compliance with all applicable Laws relating to immigration and naturalization. The Company maintains records in its possession, custody or control containing proof of eligibility to work in the United States for all current and former employees of the Company to the extent required by applicable Law.

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(h) The Company is not delinquent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation or remuneration for any services performed for the Company prior to the Merger I Effective Time, or amounts required to be reimbursed to such employees, consultants or independent contractors. The Company has withheld and paid to the appropriate Governmental Authority, or is holding for payment not yet due to such Governmental Authority, all amounts required to be withheld from amounts paid or owing to employees of the Company and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing.

(i) There have been no Proceedings filed, pending, or, to the Knowledge of the Company, threatened or reasonably anticipated, against the Company or any of its employees relating to any current or former employee, consultant, or independent contractor of the Company, any applicant for employment with the Company, or relating to any employment agreement, consulting agreement, or independent contractor agreement between the Company and any current or former employee, consultant, or independent contractor of the Company. There are no internal complaints or reports by any current or former employee of the Company alleging failure to pay minimum wage or overtime compensation, or misclassification of the current or former employee as exempt from minimum wage and overtime compensation requirements under applicable Law. The Company is not a party to a conciliation agreement, consent decree, settlement agreement, or other Contract or Order with any Governmental Authority with respect to employment practices. The Company has not received notice of the intent of any Governmental Authority responsible for the enforcement of labor, employment, occupational health and safety, insurance, immigration, or workers’ compensation Laws to conduct an investigation or audit of the Company and, to the Company’s Knowledge, no such investigation or audit is in progress.

(j) The Company has complied with the WARN Act. The Company has not taken, and has no plans to undertake, any plant closing, mass layoff or other action that would trigger the WARN Act.

(k) The Company has not had (i) material labor shortages directly as a result of the sickness of the employees of the Company due to COVID-19, or directly due to any COVID-19 Measures or related events (including absence of employees due to caring responsibilities for their dependents), or (ii) any failure to implement adequate measures to ensure compliance with Occupational Safety and Health Administration guidelines and other applicable health and safety Laws as a result of COVID-19 or COVID-19 Measures. The Company has materially complied with all applicable COVID-19 Measures in the jurisdictions in which the Company operates.

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Section 3.15 Proceedings; Orders. There is no Proceeding pending or, to the Company’s Knowledge, threatened against any Company Entity or any of its properties or assets or, to the Company’s Knowledge, any director, manager or officer of any Company Entity in their capacities as such. To the Company’s Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Proceeding to be brought or threatened. No Company Entity nor any of its properties or assets is subject to any Order or arbitration decision or ruling, whether temporary, preliminary, or permanent.

Section 3.16 Compliance with Law. Each Company Entity is and has been in compliance with all Laws applicable to it or its business, operations, properties, or assets. No Company Entity has received notice from any Governmental Authority of any violation, alleged violation, or potential violation of any Laws. To the Company’s Knowledge, no event has occurred, and no condition exists, that would reasonably be expected to (with or without notice or lapse of time) constitute or result in (a) a violation by any Company Entity of any Law applicable to it or its business, operations, properties, or assets or (b) any obligation on the part of any Company Entity to undertake any remedial action.

Section 3.17 Environmental Matters. Each Company Entity holds and has materially complied with all Environmental Permits necessary for the ownership, lease, operation or use of its business or assets and all such Environmental Permits are in full force and effect. Each Company Entity has conducted its business and has used the Leased Real Property in material compliance with all applicable Environmental Laws. No Company Entity has received any Environmental Claim and, to the Company’s Knowledge, there is no threatened Environmental Claim (a) against any Company Entity, or (b) against any Person whose liability for Environmental Claims any Company Entity has assumed contractually or by operation of law with respect to the Leased Real Property or any Company Entity or its business. To the Company’s Knowledge, there is no Environmental Condition at, under, in the vicinity of, or emanating from the Leased Real Property. There has been no Release of Hazardous Materials in violation of any Environmental Laws with respect to any Company Entity’s business or assets or the Leased Real Property or any other real property currently or formerly owned, operated or leased by any Company Entity. No Company Entity has treated, stored, disposed of, arranged for or permitted the disposal of, transported, or handled any substance, including any Hazardous Materials, or used or operated the Leased Real Property in such a manner as to have given or would reasonably be expected to give rise to any liabilities or investigative, corrective or remedial obligations, pursuant to CERCLA or any other Environmental Laws and no Environmental Lien has attached to the Leased Real Property. No Company Entity has entered into any consent order or other similar agreement with any Governmental Authority, other than the Environmental Permits, that imposes obligations under Environmental Laws on any Company Entity. No Company Entity has either expressly or by operation of Law assumed or undertaken any liability, including any obligation for corrective or Remedial Proceeding, of any other Person relating to Environmental Laws. To the Company’s Knowledge, the Leased Real Property is not listed or proposed for listing on the National Priorities List pursuant to CERCLA, or listed on the Comprehensive Environmental Response Compensation Liability Information System List, or any similar state list of sites and no condition at such property exists that, if known to a Governmental Authority, would reasonably be expected to qualify such property for inclusion on any such list. The Company has made available to Parent all material environmental investigation reports, including any Phase I or Phase II assessment reports, concerning the Leased Real Property that concern any Environmental Condition on, under or in the Leased Real Property that are in the possession of any Company Entity or its environmental consultants and attorneys, which condition is not otherwise disclosed in another environmental investigation report made available to Parent.

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Section 3.18 Licenses and Permits. Each Company Entity holds all Permits that are necessary for it to own, lease and operate its properties or to conduct its business consistent with past practice. A list of the Permits held by each Company Entity is set forth in Section 3.18 of the Disclosure Schedule. All applications for or renewals of all such Permits have been timely filed and made and no such Permit will expire or be terminated as a result of the consummation of the transactions contemplated by the Transaction Documents. All of such Permits are in full force and effect and will remain in full force and effect immediately following the Closing. Each Company Entity is and has been in material compliance with the terms of all such Permits. No Company Entity has received notice that any such Permit has been, will, or may be revoked, cancelled, suspended or materially adversely modified, or will not be renewed, and no Proceeding is pending or, to the Company’s Knowledge, threatened against it with respect to any such Permit.

Section 3.19 Tangible Personal Property; Title; Sufficiency of Assets.

(a) Each Company Entity has good, valid and marketable title to, or a valid leasehold interest in, all of its assets, free and clear of any and all Liens except Permitted Liens. Such assets include all rights, properties, and assets used or held for use in connection with the Company’s business, are sufficient for the continued conduct of the Company’s business after the Closing in substantially the same manner as conducted prior to the Closing, and constitute all of the rights, properties, and assets necessary to conduct the Company’s business as currently conducted. No Company Stockholder or Affiliate of any Company Entity owns, leases, subleases, licenses, or otherwise has any interest in any rights, properties, or assets that are used or held for use in connection with the Company’s business or that are necessary for the continued operation of the Company’s business as presently conducted.

(b) Section 3.19(b) of the Disclosure Schedule sets forth a list of all leases of personal property relating to personal property used by any Company Entity or to which any Company Entity is a party or by which the properties of any Company Entity are bound (“Personal Property Leases”). The Company has made available to Parent complete and correct copies of the Personal Property Leases, together with all amendments, modifications and supplements thereto. Each Company Entity has a valid leasehold interest under each Personal Property Lease. There is no material breach of or default under any Personal Property Lease by any party thereto, and, to the Company’s Knowledge, no event has occurred, or condition or circumstance exists, that with the lapse of time or the giving of notice or both would constitute or result in a breach thereof or default thereunder.

(c) Section 3.19(c) of the Disclosure Schedule sets forth a list of all items of tangible personal property, including furniture, fixtures, machinery, equipment, inventory, and vehicles, owned or leased by each Company Entity. All tangible personal property owned by each Company Entity and all of the items of tangible personal property used by each Company Entity under the Personal Property Leases or otherwise have been reasonably maintained, are structurally sound, are in good operating condition and repair, subject to normal wear and tear, and are adequate for the uses to which they are currently being put by each Company Entity in the operation of its business as currently conducted, and none of such items of tangible personal property is in need of maintenance or repairs except for routine maintenance and repairs in the ordinary course of the Company’s business consistent with past practice that are not material in nature or cost. Since January 1, 2022, no Company Entity has suffered theft, damage, destruction or casualty loss in excess of $10,000 to its assets, whether or not covered by insurance.

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Section 3.20 Certain Business Practices; OFAC.

(a) No Company Entity nor, to the Company’s Knowledge, any director, officer, agent or employee of any Company Entity at the direction of or on behalf of any Company Entity has directly or indirectly (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or for the business of any Company Entity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, (iii) made any other unlawful payment under any applicable Law relating to anti-corruption, bribery, or similar matters or (iv) otherwise participated in illegal activities.

(b) Each Company Entity (i) is currently and has been at all times in material compliance with all Patriot Act Related Laws, and (ii) is not and has never been a Person: (A) that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order; (B) owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order; (C) with whom a party is prohibited from dealing or otherwise engaging in any transaction by any anti-money laundering Law; (D) who commits, threatens or conspires to commit or support “terrorism” as defined in the Executive Order; (E) that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Department of the Treasury, Office of Foreign Assets Control, at its official website, http://www.ustreas.gov/offices/enforcement/ofac/ or at any replacement website or other replacement official publication of that list; or (F) who is an Affiliate of a Person referenced above.

Section 3.21 Insurance. Section 3.21 of the Disclosure Schedule sets forth a true and complete list of all Insurance Policies. Section 3.21 of the Disclosure Schedule also sets forth a list of all pending claims and any past claims that have arisen in the past three (3) years with any insurance company providing insurance coverage to any Company Entity. There are no claims pending under any Insurance Policies as to which coverage has been questioned, denied, or disputed or in respect of which there is an outstanding reservation of rights. All premiums due on the Insurance Policies have been paid. All Insurance Policies (a) are in full force and effect and enforceable in accordance with their respective terms, (b) are provided by carriers who are, to the Company’s Knowledge, financially solvent and (c) have not been subject to any lapse in coverage. No Company Entity is in default under any of its obligations under any Insurance Policies, or has otherwise failed to comply with any provision contained in any Insurance Policies. The Insurance Policies are sufficient for compliance with all applicable Laws and Contracts to which any Company Entity is a party or by which it is bound. The Company has made available to Parent true and complete copies of each of the Insurance Policies. To the Company’s Knowledge, each Company Entity has given timely notice to the insurer under each of the Insurance Policies of all claims that may be insured thereby. No insurer has denied the coverage of, or has delivered a notice of material limitation of coverage or a notice that a defense will be afforded with reservation of rights with respect to, any claim under any of the Insurance Policies. No Company Entity has received any notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of the Insurance Policies, and to the Company’s Knowledge, there is no reason to believe that any insurer plans to cancel any of the Insurance Policies or increase the premiums or alter the coverage under any of the Insurance Policies. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of any Company Entity.

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Section 3.22 Affiliate Transactions. No Related Party: (a) is a party to any Contract with any Company Entity; (b) has any direct or indirect financial interest in, or is an officer, director, manager, employee or consultant of any competitor, supplier, licensor, licensee, distributor, lessor, independent contractor or customer of any Company Entity (it being agreed, however, that the passive ownership of securities listed on any national securities exchange representing not more than 5% of the outstanding voting power of any Person will not be deemed to be a “financial interest” in any such Person); (c) has any interest in any property, asset or right used or held for use by any Company Entity; or (d) has outstanding any Indebtedness owed to any Company Entity, or is the obligee or beneficiary of any liability of any Company Entity, in each case, except for employment-related compensation or liabilities therefor received or payable in the ordinary course of business or any rights or obligations such Related Party may have in its capacity as a Company Stockholder or holder of Company Options or Convertible Notes.

Section 3.23 Customers, Suppliers and Key Relationships.

(a) Section 3.23(a) of the Disclosure Schedule sets forth (i) each customer who has paid aggregate consideration to any Company Entity for goods or services rendered in an amount greater than or equal to $50,000 for the 12-month period preceding October 1, 2022 (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such period. No Company Entity has received any notice, and has no reason to believe, that any of its Material Customers has ceased, or intends to cease after the Closing, to use any Company Entity’s goods or services or to otherwise terminate or materially reduce its relationship with any Company Entity.

(b) Section 3.23(b) of the Disclosure Schedule sets forth (i) each supplier to whom any Company Entity has paid consideration for goods or services rendered in an amount greater than or equal to $50,000 for the 12-month period preceding October 1, 2022 (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such period. No Company Entity has received any notice, and has no reason to believe, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to any Company Entity or to otherwise terminate or materially reduce its relationship with any Company Entity.

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Section 3.24 Business Continuity. None of the computer software, computer hardware (whether general or special purpose), telecommunications capabilities (including all voice, data and video networks) and other similar or related items of automated, computerized, data processing, information technology and/or software systems and any other networks or systems and related services that are used by or relied on by any Company Entity in the conduct of its business, including all software, hardware, networks, communications facilities, platforms and related systems and services in the custody or control of any Company Entity and that are used by or relied on by any Company Entity in the conduct of its business (collectively, the “IT Systems”) have experienced bugs, failures, breakdowns, or continued substandard performance in the past twelve (12) months that have caused any substantial disruption or interruption in or to the use of any IT Systems or the conduct of the Company’s business. The IT Systems are (a) free from all material defects in design, workmanship and materials, (b) properly maintained by technically competent personnel, in material accordance with standards set by the manufacturers or otherwise in accordance with standards prudent in the industry, to ensure proper operation, monitoring and use, (c) sufficient for the needs of the Company to conduct its business as currently conducted, including the performance of all computing, information technology and data processing operations necessary for the operation of the Company’s business, and (d) in good working condition. All IT Systems, except in respect of the Licensed Intellectual Property, are owned and operated by and are under the control of the Company. Immediately after the Closing, each Company Entity will have the right to and will be permitted to exercise the same rights with respect to the IT Systems as it would have had and been able to exercise had this Agreement not been entered into and the transactions contemplated hereby not occurred, without the payment of any additional amounts of consideration.

Section 3.25 Information Security and Data Privacy Laws.

(a) Each Company Entity is and has been in compliance with all Laws related to the collection, use, disclosure, and protection of Personal Information, including the following: (i) the Fair Credit Reporting Act (FCRA) of 1970, as amended; (ii) the Controlling the Assault of Non-Solicited Pornography and Marketing Act (CAN-SPAM); (iii) the Privacy Act of 1974, as amended; (iv) the Right to Financial Privacy Act of 1978, as amended; (v) the Privacy Protection Act of 1980, as amended; (vi) the Electronic Communications Privacy Act (ECPA) of 1986, as amended; (vii) the Video Privacy Protection Act (VPPA) of 1988, as amended; (viii) the Telephone Consumer Protection Act (TCPA) of 1991, as amended; (ix) the Telecommunications Act of 1996, as amended; (x) HIPAA; (xi) the Children’s Online Privacy Protection Act (COPPA) of 1998, as amended; (xii) the Financial Modernization Act (Graham-Leach-Bliley Act (GLBA)) of 2000, as amended; (xiii) state Laws governing the use of electronic communications, e.g., email, text messaging, telephone, paging and faxing; and (xiv) state Laws governing the use of information collected online, state Laws requiring privacy disclosures to consumers, state data breach notification Laws, state Laws investing individuals with rights in or regarding data about such individuals and the use of such data, and any state Laws regarding the safeguarding of data, including encryption (collectively, “Information Security and Data Privacy Laws”).

(b) There are no pending or, to the Company’s Knowledge, threatened Proceedings against any Company Entity that allege either (i) a material security breach of any information security, including a network intrusion, incident involving Personal Information, or data breach of any Company Entity’s computer or other electronic systems or (ii) a violation of any person’s privacy, personal or confidential rights under any Company Entity’s information security or data privacy practices or any Information Security and Data Privacy Laws.

(c) There has been no breach of any Company Entity’s computer or other electronic systems, or failure to securely maintain any personally identifiable or confidential data, including any unauthorized access to, acquisition of, disclosure of, or loss of personally identifiable or confidential data possessed or controlled by any Company Entity, and no Company Entity has received any notices or complaints from any Person with respect thereto.

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(d) Neither (i) the execution, delivery, or performance of this Agreement and the other Transaction Documents by the Company, (ii) the consummation of any of the transactions contemplated hereby or thereby, or (iii) the Surviving Entity’s possession or use of the Personal Information or any data or information in any Company Entity’s possession, will result in any breach or violation of any internal privacy policy of any Company Entity, Contract, or any Information Security and Data Privacy Laws relating to the collection, use, disclosure, or protection of Personal Information. Immediately after the Closing, the Surviving Entity will have the right to use such Personal Information on identical terms and conditions as the Company Entities enjoyed immediately prior to the Closing.

Section 3.26 Bank Accounts. Section 3.26 of the Disclosure Schedule sets forth (a) the name of each bank, trust company or other financial institution and securities broker with which any Company Entity has an account, credit line or safe deposit box or vault, (b) the names of all persons authorized to draw thereon or to have access to any safe deposit box or vault, (c) the purpose of each such account, safe deposit box or vault, (d) the names of all persons authorized by proxies, powers of attorney or other like instrument to act on behalf of each Company Entity in matters concerning any of its business or affairs, and (e) a list of all credit cards issued in the name of, or for the account of, each Company Entity. No such proxies, powers of attorney or other like instruments are irrevocable.

Section 3.27 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Documents based upon arrangements made by or on behalf of any Company Entity.

Section 3.28 No Reliance. The Company acknowledges that (a) the representations and warranties of Parent, Merger Sub I and Merger Sub II in ARTICLE IV constitute the sole and exclusive representations and warranties to the Company in connection with this Agreement and the other Transaction Documents, the Mergers, and the other transactions contemplated by this Agreement and the other Transaction Documents, (b) except for the representations and warranties of Parent, Merger Sub I and Merger Sub II in ARTICLE IV, none of Parent, Merger Sub I, Merger Sub II nor any other Person makes to the Company any express or implied representation or warranty with respect to Parent, Merger Sub I, Merger Sub II or their respective Subsidiaries or Affiliates or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, (c) each of Parent, Merger Sub I and Merger Sub II hereby expressly disclaims any such other representations or warranties, and (d) the Company is not entitled to rely upon any such other representations or warranties (including any representations or warranties of any other Person). The Company has not relied and is not relying on any statement, representation or warranty of Parent, Merger Sub I or Merger Sub II, other than the representations and warranties set forth in ARTICLE IV, in connection with the execution and delivery of, and the consummation of the transactions (including the Mergers) under, this Agreement and the other Transaction Documents.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT, MERGER SUB I AND MERGER SUB II

Except as set forth in the Parent SEC Reports other than any information that is predictive or forward looking in nature or information contained under the captions “Risk Factors” or “Forward Looking Statements” Parent, Merger Sub I and Merger Sub II jointly and severally represent and warrant to the Company as follows:

Section 4.01 Organization.

(a) Parent, Merger Sub I and Merger Sub II. Each of Parent and Merger Sub I is a corporation, and Merger Sub II is a limited liability company, in each case duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and Merger Sub I has full corporate power and authority, and Merger Sub II has full limited liability company power and authority, to own, lease and operate its properties and assets, to carry on its business as currently conducted, and to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which it is or will be a party and to consummate the transactions contemplated hereunder and thereunder. Parent, Merger Sub I and Merger Sub II are duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect. True, correct and complete copies of the certificate of incorporation and the bylaws of Parent, as amended to date (the “Parent Charter Documents”), the certificate of incorporation and the bylaws of Merger Sub I, as amended to date (the “Merger Sub I Charter Documents”), and the certificate of formation and the limited liability company agreement of Merger Sub II, as amended to date (the “Merger Sub II Charter Documents”), have been made available to the Company. None of Parent, Merger Sub I and Merger Sub II is in violation of any of the Parent Charter Documents, the Merger Sub I Charter Documents, or the Merger Sub II Charter Documents, respectively.

(b) Subsidiaries. Each Other Parent Subsidiary is an entity duly organized, validly existing and in good standing under the Laws of the state of its incorporation, organization or formation, as applicable. Each Other Parent Subsidiary has full applicable entity power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted. Each Other Parent Subsidiary is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect. True, correct and complete copies of the certificate or articles of incorporation, bylaws, certificate or articles of formation, or limited liability company agreement, as applicable, of each Other Parent Subsidiary, each as amended to date (the “Other Parent Subsidiary Charter Documents”), have been made available to the Company. None of the Other Parent Subsidiaries is in violation of its Other Parent Subsidiary Charter Documents.

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Section 4.02 Authority; Enforceability. Each of Parent and Merger Sub I has full corporate power and authority, and Merger Sub II has full limited liability company power and authority, to execute and deliver this Agreement and each of the other Transaction Documents to which it is, or will be, a party and to consummate the transactions contemplated hereby and thereby. Subject to obtaining the Parent Board Approval, the execution and delivery by each of Parent, Merger Sub I and Merger Sub II of this Agreement and each of the other Transaction Documents to which it is, or will be, a party, and the consummation by Parent, Merger Sub I and Merger Sub II of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate (solely in the case of each of Parent and Merger Sub I) or limited liability company (solely in the case of Merger Sub II) action on the part of each of Parent, Merger Sub I and Merger Sub II. Each of Parent, Merger Sub I and Merger Sub II has duly executed and delivered this Agreement, and prior to or as of the Closing will have duly executed and delivered each other Transaction Document to which it is, or will be, a party, and (assuming the due authorization, execution and delivery by the Parties other than Parent, Merger Sub I and Merger Sub II) this Agreement constitutes, and each other Transaction Document to which it is, or will be, a party will after the Closing constitute, the legal, valid and binding obligation of each of Parent, Merger Sub I and Merger Sub II, as applicable, enforceable against each of Parent, Merger Sub I and Merger Sub II, as applicable, in accordance with its terms.

Section 4.03 No Conflicts; Consents. The execution and delivery by each of Parent, Merger Sub I and Merger Sub II of this Agreement and the other Transaction Documents to which it is a party and the consummation by each of Parent, Merger Sub I and Merger Sub II of the transactions contemplated hereby and thereby will not: (a) contravene, conflict with or result in any violation or breach of any provision of the Parent Charter Documents, the Merger Sub I Charter Documents, or the Merger Sub II Charter Documents, respectively; (b) contravene, conflict with or result in a violation or breach of any Law or Order applicable to any of Parent, Merger Sub I or Merger Sub II or by which any of its assets or properties is bound; or (c) require any consent, approval, notice or other action by any Person under any Contract to which any of Parent, Merger Sub I or Merger Sub II is a party. No consent, approval, Permit, Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to any of Parent, Merger Sub I or Merger Sub II in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, except for the filing of the Merger I Certificate of Merger and the Merger II Certificate of Merger with the Secretary of State of Delaware.

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Section 4.04 Capital Structure.

(a) Parent. The authorized capital stock of Parent consists of: (i) 130,000,000 shares of Parent Common Stock; and (ii) 1,250,000 shares of Series A Convertible Preferred Stock, par value $0.0001 per share, of Parent. All issued and outstanding shares of Parent Common Stock are, and when the Parent Shares are issued in accordance with the provisions of this Agreement, all such shares of Parent Shares will be: (1) duly authorized, validly issued, fully paid and non-assessable; (2) not issued in violation of preemptive rights created by statute, the Parent Charter Documents, any Contract to which Parent is a party, or otherwise; and (3) free and clear of any and all Liens other than those arising under the Transaction Documents or imposed by applicable federal and state securities Laws. No Parent Subsidiary owns any shares of Parent Common Stock.

(b) Subsidiaries. All of the outstanding shares of capital stock of, or other equity or voting interests in, each Parent Subsidiary (collectively, “Parent Subsidiary Securities”) have been validly issued and are owned by Parent, directly or indirectly, are free of preemptive rights, are fully paid and non-assessable, and are free and clear of all Liens other than those imposed by applicable federal and state securities Laws. Except for the Parent Subsidiary Securities owned by Parent in each Parent Subsidiary, Parent does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person.

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Section 4.05 Merger Sub I and Merger Sub II Operations. Each of Merger Sub I and Merger Sub II has not engaged in any business activities other than those related to the transactions contemplated by this Agreement and the other Transaction Documents.

Section 4.06 SEC Filings. Parent has filed with or furnished to, as appliable, the SEC all forms, reports, statements (including registration statements), certifications and other documents (including all exhibits, amendments or supplements thereto) required to be filed or furnished by it with or to the SEC since January 1, 2021 (“Parent SEC Reports”), on a timely basis or has received a valid extension of such time of filing or furnishing and has filed or furnished such Parent SEC Reports prior to the expiration of any such extension, including all audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Parent and its Subsidiaries on Form 10-K and unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Parent and its Subsidiaries on Form 10-Q, all of which have complied, as to form, as of their respective filing dates (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment and in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively), in all material respects with all applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act and, in each case, the rules and regulations of the SEC promulgated thereunder. None of such Parent SEC Reports, at the time so filed or furnished, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No executive officer of Parent has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Parent SEC Report. To the Knowledge of Parent, as of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received by Parent from the SEC with respect to the Parent SEC Reports and none of the Parent SEC Reports is the subject of ongoing SEC review. As of the date of this Agreement, none of Parent’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act.

Section 4.07 Availability of Funds. Parent will have at the Closing sufficient funds to pay (a) the Closing Cash Consideration, (b) the Company Transaction Expenses, if any, to be paid at the Closing pursuant to Section 6.15(b), and (c) the Closing Debt, if any, to be paid off at the Closing pursuant to Section 6.15(c), not to exceed $3,000,000 in the aggregate. Parent will have sufficient funds on the First Anniversary to pay the First Anniversary Cash Consideration and sufficient funds on the Second Anniversary to pay the Second Anniversary Cash Consideration.

Section 4.08 Intended Tax Treatment. Neither Parent nor any Affiliate of Parent has taken or agreed to take any action, and to the Knowledge of Parent, no fact or circumstance exists, that would reasonably be expected to impede or prevent Merger I and Merger II, taken together, from qualifying as a “reorganization” under Section 368(a) of the Code; provided that, none of the execution, delivery or performance by Parent or any Affiliate of Parent of this Agreement, the existence of this Agreement, or Parent’s agreement to the provisions of this Agreement will be deemed to constitute a breach of this representation.

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Section 4.09 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Documents based upon arrangements made by or on behalf of Parent or any Parent Subsidiary.

Section 4.10 No Reliance. Parent, Merger Sub 1 and Merger Sub II acknowledge that (a) the representations and warranties of the Company in ARTICLE III (as modified by the Disclosure Schedule) and in the Company Closing Certificates constitute the sole and exclusive representations and warranties of the Company to Parent, Merger Sub 1 and Merger Sub II in connection with this Agreement and the other Transaction Documents, the Mergers, and the other transactions contemplated by this Agreement and the other Transaction Documents, (b) except for the representations and warranties of the Company in ARTICLE III (as modified by the Disclosure Schedule) and in the Company Closing Certificates, neither the Company nor any other Person (other than the Company Securityholders in the Transaction Documents to which each is a party) makes to the Parent, Merger Sub 1 or Merger Sub II any express or implied representation or warranty with respect to the Company or their respective Subsidiaries or Affiliates or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, (c) the Company hereby expressly disclaims any such other representations or warranties, and (d) Parent, Merger Sub I and Merger Sub II are not entitled to rely upon any such other representations or warranties (including any representations or warranties of any other Person) other than the representations or warranties of the Company Securityholders in the Transaction Documents to which each is a party. Parent, Merger Sub I and Merger Sub II have not relied and is not relying on any statement, representation or warranty of the Company, other than the representations and warranties set forth in ARTICLE III and in the Company Closing Certificates, in connection with the execution and delivery of, and the consummation of the transactions (including the Mergers) under, this Agreement and the other Transaction Documents.

ARTICLE V

TAX MATTERS

Section 5.01 Company Tax Returns. Parent shall prepare and file, or cause to be prepared and filed, when due (taking into account any extensions of a required filing date) all Tax Returns of the Company Entities required to be filed after the Closing Date.

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Section 5.02 Cooperation; Tax Records. The Company Stockholders’ Representative, on the one hand, and Parent, on the other hand, and their respective Affiliates shall reasonably cooperate in carrying out the provisions of this Agreement, including preparing and filing all Tax Returns or responding to Tax Proceedings with respect to the Company Entities, for which one Party could reasonably require the assistance of the other Party in obtaining any necessary information. Such cooperation shall include, but not be limited to, furnishing prior years’ Tax Returns or return preparation packages illustrating previous reporting practices or containing historical information relevant to the preparation of such Tax Returns, and furnishing such other information within such Party’s possession requested by the other Party as is relevant to preparing and filing the Tax Returns, responding to Tax Proceedings or otherwise. Such cooperation and information also shall include promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any Governmental Authority and providing copies of all relevant Tax Returns, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by any Governmental Authority and records concerning the ownership of property, which the requested Party may possess, in each case with respect to Pre-Closing Tax Periods. Each of the Company Stockholders’ Representative and Parent shall retain all books and records relating to the Company Entities or its business for a period of seven (7) years following the Closing (excluding any Tax Returns or Tax records relating to any Tax period (or portion thereof) ending on or prior to the Closing Date which shall be retained until the expiration of the statute of limitations (and, to the extent notified by the Company Stockholders’ Representative or Parent, any extensions thereof) of the respective Tax periods), and abide by all record retention agreements entered into with any Governmental Authority.

Section 5.03 Tax Sharing Agreements. Any and all existing Tax Sharing Agreements of each Company Entity shall be terminated as of the Closing Date such that after such time the Company Entity shall not have any further rights or liabilities thereunder.

Section 5.04 Intended Tax Treatment.

(a) It is intended by the Parties that, for U.S. federal income Tax purposes, (i) the Mergers shall constitute a reorganization within the meaning of Section 368(a) of the Code and (ii) this Agreement constitutes a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g). Each of Parent, Merger Sub I, Merger Sub II, the Company, the Company Stockholders’ Representative and the Company Securityholders agree to use their reasonable best efforts to cause the Mergers to qualify, and will not take any actions that could reasonably be expected to prevent the Mergers from qualifying, as a “reorganization” under Section 368(a)(1)(A) of the Code, except pursuant to Section 2.01(d). The Parties agree to report the Mergers for U.S. federal income Tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code (including by attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with its Tax Returns for the taxable year of the Mergers); provided that: (A) in the case of Parent, Merger Sub I, Merger Sub II and the Company, the representations set forth in Section 3.12(y) are true, and (B) in the case of the Company Stockholders’ Representative and the Company Securityholders, the representations in Section 4.08 are true, and in each case subject to Section 2.01(d).

(b) In the event that the Mergers do not qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code, the Parties intend to treat Merger I and Merger II as separate transactions for U.S. federal income Tax purposes not subject to the “integration doctrine” pursuant to Rev. Rul. 90-95, 1990-2 C.B. 67.

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Section 5.05 280G. If required to avoid the imposition of Taxes under Section 4999 of the Code or the loss of deduction under Section 280G of the Code with respect to any payment or benefit in connection with the Mergers, the Company shall use commercially reasonable efforts to obtain waivers with respect to, and shall submit, prior to the Closing Date, to the Company’s voting stockholders, such payments and benefits that may be made or provided pursuant to Benefit Plans or otherwise in connection with the Mergers to any Person who, with respect to the Company, is a “disqualified individual” (as such term is defined for purposes of Section 280G of the Code and the Treasury Regulations thereunder) and that, absent such stockholder approval, would reasonably be expected to be a “parachute payment” that would not be deductible by reason of Section 280G of the Code or that would be subject to an excise Tax under Section 4999 of the Code. Any such stockholder approval shall be sought by the Company in a manner that satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q&A-7 of Section 1.280G-1 of such Treasury Regulations. Any documentation prepared by the Company in connection with the foregoing vote shall be subject to review and approval of Parent (which approval shall not be unreasonably delayed or withheld) and shall be delivered to the Parent at least five (5) days prior to the Closing. If a vote is required, the Company shall deliver to Parent, prior to the Closing, evidence that such vote has occurred.

Section 5.06 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, excise, value added, recording and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (“Transfer Taxes”) shall be treated as Company Transaction Expenses.

Section 5.07 Straddle Periods. For purposes of this Agreement, in the case of any Straddle Period, any Tax based directly or indirectly on gross or net income or receipts or imposed in respect of specific transactions shall be allocated by assuming that the Straddle Period ended on the Closing Date at the close of business, and any other Tax (such as property Taxes) shall be allocated based on the number of days in the Straddle Period ending on and including the Closing Date divided by the total number of days in the taxable period.

ARTICLE VI
COVENANTS

Section 6.01 Access to Information.

(a) From the date hereof until the Merger I Effective Time and subject to applicable Law and the Confidentiality Agreement, the Company shall (i) give Parent, its accountants, tax and legal counsel, auditors, financial and other advisors, and other Representatives, and its financing sources and their Representatives, reasonable access during normal business hours to the facilities, offices, properties, books, records, Contracts, Permits, documents, employees, suppliers, customers (with respect to customers, on an agreed basis, such agreement not be unreasonably withheld, conditioned or delayed), and Representatives of each Company Entity, and (ii) furnish Parent, its counsel, financial advisors, auditors and other authorized Representatives, and its financing sources and their Representatives, such financial, operating, legal, tax, environmental, intellectual property, labor and other records, Contracts, data and other information as such Persons may request.

(b) From the date hereof until the Merger I Effective Time and subject to applicable Law and the Confidentiality Agreement, Parent shall give the Company and its advisors reasonable access during normal business hours to Parent’s facilities and records, financial statements, pro forma financial projections, and any material contracts and agreements as such Persons may request.

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(c) Any and all such inspections, access for investigations and assistance shall be conducted in accordance with applicable Law during normal business hours and in a manner that does not unreasonably interfere with the conduct of the business of the Party providing such access. Notwithstanding anything in this Section 6.01 to the contrary, no such access or examination shall be permitted to the extent that it involves access that requires a Party to disclose information if such disclosure (A) would, based on the advice of such Party’s counsel, result in a waiver of attorney-client privilege or work product doctrine or (B) violate applicable Law. Each Party providing such access shall use its reasonable best efforts to cause such information to be provided in a manner that would not result in such a waiver or violation. No information or knowledge obtained in any investigation pursuant to this Section 6.01 will affect or be deemed to modify any Party’s representations, warranties, covenants, or agreements in this Agreement, or limit or otherwise affect the remedies available to any Party in this Agreement.

Section 6.02 Conduct of the Business of the Company. Unless Parent otherwise consents in writing (which consent shall not be unreasonably withheld, conditioned or delayed), during the period of time from the date of this Agreement until the earlier of (x) the Merger I Effective Time and (y) the termination of this Agreement in accordance with Section 9.01 (the “Interim Period”), the Company shall, and shall cause the Company Subsidiary to, (i) conduct its business, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to it and its business, assets and employees, (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, its business organization, to keep available the services of its managers, directors, officers, material employees, and material consultants, and to preserve the possession, control and condition of its material assets, all as consistent with past practice, (iv) preserve the goodwill and present business relationships (contractual or otherwise) with customers, suppliers, distributors and others having business dealings with it, (v) materially comply with all Company Contracts, (vi) pay all applicable Taxes as such Taxes become due and payable, and (vii) maintain all existing Permits applicable to it or its business, operations, properties or assets. In addition, without limiting the generality of the foregoing provisions of this Section 6.02, and subject in all respects to the foregoing provisions of this Section 6.02, during the Interim Period, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, directly or indirectly, do any of the following or cause or permit the Company Subsidiary to do any of the following:

(a) amend, waive or otherwise change, in any respect, any of the Company Charter Documents or the Company Charter Documents, except as required by applicable Law;

(b) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any equity securities of any Company Entity (including the Company Shares) or any convertible securities other than those issuances, grants, and pledges set forth on Schedule 6.02(b);

(c) make, declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, the equity interests of any Company Entity (including the Company Shares) or the Company Subsidiary;

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(d) incur, create, assume, prepay or otherwise become liable for any Indebtedness in excess of $50,000 individually or $150,000 in the aggregate, or make a loan or advance to or investment in any third party, other than in the ordinary course of business, in excess of $50,000 individually or $150,000 in the aggregate;

(e) other than in the ordinary course of business, consistent with past practice: (i) increase the wages, salaries or compensation of its employees in the aggregate by more than nine percent (9%) (without reference to any corresponding increases to bonus compensation to the extent such bonus compensation is calculated as a percentage of base compensation), (ii) make or commit to make any bonus payment (whether in cash, property or securities) to any employee or materially increase other benefits of employees generally, or (iii) enter into, establish, materially amend or terminate any Benefit Plan with, for or in respect of any current consultant, officer, manager, director or employee, other than as required by applicable Law or pursuant to the terms of any existing Benefit Plans;

(f) other than in the ordinary course of business consistent with past practice: (i) transfer or license any material Intellectual Property or (ii) materially amend or modify, permit to lapse or fail to preserve any material Intellectual Property Registration or Licensed Intellectual Property, or (C) disclose to any Person who has not entered into a confidentiality agreement any Trade Secrets;

(g) terminate, or waive or assign any material right under, any material Company Contract, amend, extend or renew any material Company Contract, or enter into any Contract that would be a material Company Contract, in any case outside of the ordinary course of business consistent with past practice;

(h) (i) enter into any agreement with respect to the voting of any Company Securities (including the Company Shares) or Company Subsidiary Securities; (ii) split, combine or reclassify any Company Securities (including the Company Shares) or Company Subsidiary Securities; or (iii) purchase, redeem or otherwise acquire any Company Securities (including the Company Shares) or Company Subsidiary Securities;

(i) acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial equity interest in or portion of the assets of, or by any other manner, any business or any corporation, limited liability company, partnership, joint venture, association or other business organization or division thereof or (ii) any assets that are material, individually or in the aggregate, to the Company, except in the case of clause (ii) in the ordinary course of business consistent with past practice;

(j) make, change or rescind any material Tax election, change its method of Tax accounting, prepare or file any Tax Returns in a manner that is inconsistent with the past practices of the Company with respect to the treatment of items on such Tax Returns, incur any material liability for Taxes other than in the ordinary course of business, file an amended Tax Return or a claim for refund of Taxes with respect to the income, operations or property of the Company, compromise or settle any Tax Proceedings, consent to any extension or waiver of the limitation period applicable to any Tax Proceedings, enter into any agreement with any Governmental Authority (including a “closing agreement” under Code Section 7121) with respect to any Tax matter, apply for or request any Tax ruling or take any other affirmative action with respect to any Governmental Authority that could reasonably be expected to negatively affect Parent or the Surviving Entity;

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(k) make any change in accounting methods, principles or practices, except insofar as may have been required by a change in GAAP;

(l) sell, lease, license, mortgage, sell and leaseback or otherwise encumber or subject to any Lien (other than any Permitted Lien), or otherwise dispose of, any of its material properties or assets or any interests therein (whether tangible or intangible), except in the ordinary course of business consistent with past practice;

(m) (i) pay, discharge or satisfy any material liabilities, other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the Company Interim Financial Statements or incurred in the ordinary course of business consistent with past practice after the date of the Latest Balance Sheet, or (ii) cancel any material Indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value;

(n) allow any Permit that was issued to any Company Entity that otherwise relates to its business or assets to lapse or terminate;

(o) layoff or terminate employees that could result in liability under the WARN Act;

(p) fail to keep in force the Insurance Policies or replacement or revised policies providing insurance coverage with respect to the assets, operations and activities of any Company Entity as are currently in effect;

(q) adopt a plan or agreement of complete or partial liquidation, dissolution or reorganization;

(r) institute, settle, or agree to settle any Proceeding pending or threatened;

(s) agree to any exclusivity, confidentiality, standstill or non-competition provision or covenant binding on any Company Entity or waive the benefits of, or agree to modify in any manner, any exclusivity, confidentiality, standstill or similar agreement benefiting any Company Entity;

(t) grant, permit or allow a Lien (other than a Permitted Lien) on any of its material assets;

(u) make (or fail to make) capital expenditures other than in the ordinary course of business;

(v) make any material changes in policies, procedures or practices with respect to credit, collection, payment, accounts receivable or accounts payable, except, in each case, to the extent required to conform with GAAP; and

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(w) authorize or agree to do any of the things described in any of clauses (a) through (v) of this Section 6.02.

Section 6.03 Financial Statements. During the Interim Period, within thirty (30) calendar days following the end of each calendar month, the Company shall deliver to Parent an unaudited consolidated balance sheet of the Company Entities and the related unaudited statements of operations, equity (deficit) and cash flows for each monthly period after the Latest Balance Sheet date through the end of such calendar month, in each case accompanied by a certificate of the chief executive officer of the Company to the effect that all such financial statements (a) were prepared in accordance with the books of account and other financial records of the Company Entities, (b) have been prepared in accordance with GAAP applied on a consistent basis for the periods covered thereby (except as stated in such financial statements), subject to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Company Annual Financial Statements), and (c) fairly present in all material respects the financial condition, results of operations, cash flows and stockholders’ or member’s, as applicable, equity of the Company Entities as of the dates thereof or for the periods covered thereby.

Section 6.04 Preparation of Required SEC Filings. The Company shall furnish all information concerning any Company Entity as may be reasonably requested by Parent in connection with the preparation of any required filings with the SEC contemplated hereby (collectively, the “Required SEC Filings”), including all financial statements so required, each prepared in conformity with Regulation S-X under the Securities Act, including, but not limited to, Article 8 thereof (the “Company Required Financial Statements”). The Required SEC Filings shall comply in all material respects with all applicable requirements of Law and the rules and regulations promulgated thereunder. The Company shall ensure that information supplied by it for inclusion or incorporation in the Required SEC Filings does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 6.05 Employee Matters. Parent may notify the Company before the Closing that it desires to employ or continue the employment of any or all of the employees of the Company after the Closing. In that event, the Company shall use its reasonable best efforts to assist Parent in so employing or continuing the employment of such Persons and shall terminate prior to the Closing the employment of those Persons that the Parent does not desire to employ or continue the employment of after the Closing.

Section 6.06 Closing Date Cash Distribution. Subject to the Company’s compliance with Section 6.02 (except for Section 6.02(c)), immediately prior to the Merger I Effective Time, the Company may distribute to the Company Stockholders an amount of cash of the Company held by the Company as of immediately prior to the Merger I Effective Time equal to the lesser of the following (the “Closing Cash Distribution Amount”): (a) $1,000,000 or (b) the difference of (i) the total amount of cash held by the Company as of immediately prior to the Merger I Effective Time minus (b) the total amount of Indebtedness of the Company Entities outstanding as of immediately prior to the Merger I Effective Time and the total amount of Company Transaction Expenses that remain unpaid as of immediately prior to the Merger I Effective Time. Notwithstanding anything to the contrary herein, the Company shall not distribute cash to the extent doing so would cause the Closing Working Capital to be less than the Target Working Capital.

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Section 6.07 No Solicitation; Other Offers. The Company shall not, and shall cause its Representatives, officers, employees, directors, agents, stockholders and other holders of Company Securities, agents, Subsidiaries and Affiliates, and their respective Affiliates (collectively, the “Sellers Group”) not to, directly or indirectly: (a) initiate, solicit, entertain, negotiate, accept or materially discuss, directly or indirectly, any proposal or offer from any Person or group of Persons other than Parent and its Affiliates to acquire all or any significant part of the business and properties, capital stock or capital stock equivalents of any Company Entity, whether by merger, purchase of stock, purchase of assets, tender offer or otherwise (an “Acquisition Proposal”) or enter into a Contract with any Person (other than Parent or its Affiliates) regarding an Acquisition Proposal; (b) provide any non-public information to any third party in connection with an Acquisition Proposal; or (c) enter into any Contract requiring the Company to abandon, terminate or fail to consummate the transactions contemplated by this Agreement and the other Transaction Documents. The Company agrees to immediately notify Parent if any member of the Sellers Group receives any indications of interest, requests for information or offers in respect of an Acquisition Proposal, and shall communicate to Parent in reasonable detail the terms of any such indication, request or offer, and shall provide Parent with copies of all written communications relating to any such indication, request or offer. Except for the terms contained within the Promissory Note, the Company represents (which representation is deemed to be a representation made under ARTICLE III for all purposes of this Agreement) that no member of the Sellers Group is party to or bound by any agreement with respect to an Acquisition Proposal other than under this Agreement. Parent shall have the right and remedy to have the provisions of this Section 6.07 specifically enforced by any court having jurisdiction, it being acknowledged and agreed that any breach or threatened breach thereof may cause irreparable injury to Parent and that money damages may not provide an adequate remedy to Parent, which right and remedy shall be independent of all others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to Parent under law or in equity.

Section 6.08 Efforts to Consummate. Each of the Parties shall reasonably cooperate, and use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the Mergers and the other transactions contemplated by this Agreement and the other Transaction Documents as promptly as practicable after the date hereof and in any event by or before the End Date.

Section 6.09 Certain Notices. During the Interim Period, the Company shall promptly notify Parent in writing of any fact, circumstance, event or action the existence, occurrence or taking of which (a) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied, (b) has resulted in, or could reasonably be expected to result in, (i) any representation or warranty of the Company in this Agreement not being true and correct or (ii) the failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement, and (c) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Parent’s receipt of information pursuant to this Section 6.09 shall not have (or be deemed to have) the effect of (i) operating as a waiver of or curing the inaccuracy of any representation or warranty, the failure to comply with any covenant, or the failure to meet any condition or otherwise limiting or affecting the remedies available hereunder to Parent or any other Parent Indemnitee or (ii) amending or supplementing the Disclosure Schedule.

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Section 6.10 Public Announcements. Parent has the exclusive right in its sole discretion to issue any press release or make any other public statement, announcement or filing or communicate with any news media with respect to the Mergers, this Agreement or any other Transaction Document, or the transactions contemplated hereby or thereby. The Company shall not, and shall cause all other members of the Sellers Group not to, issue any press release or make any other public statement or announcement or communicate with any news media with respect to the Mergers, this Agreement or any other Transaction Document, or the transactions contemplated hereby or thereby, without the prior written approval of Parent in each instance.

Section 6.11 Company Stockholder Approval.

(a) The Company shall use its best efforts to obtain, not later than forty-eight (48) hours after the date hereof, the Requisite Company Vote pursuant to written consents of the Company Stockholders listed on Schedule 6.11(a) and in the form attached hereto as Exhibit C (collectively, the “Company Written Consent”). The materials submitted to such Company Stockholders in connection with the Company Written Consent shall include the Company Board Recommendation. Promptly following receipt of the Company Written Consent, the Company shall deliver a copy of the Company Written Consent to Parent.

(b) Promptly following, but in no event later than ten (10) days after receipt of the Company Written Consent, the Company shall prepare and mail (or email) a notice (the “Company Stockholder Notice”) to every Company Stockholder that did not execute the Company Written Consent. The Company Stockholder Notice shall (i) be a statement to the effect that the Company Board either unanimously determined or determined by requisite vote at a meeting of all directors of the Company duly called and held, as applicable, that Merger I is advisable in accordance with Section 251(b) of the DGCL and in the best interests of the Company Stockholders and unanimously approved and adopted this Agreement, Merger I and the other transactions contemplated hereby, (ii) provide to the Company Stockholders to whom it is sent notice of the actions taken in the Company Written Consent, including the approval and adoption of this Agreement, Merger I and the other transactions contemplated hereby in accordance with Section 228(e) of the DGCL and the bylaws of the Company and (iii) notify such Company Stockholders of their dissent and appraisal rights pursuant to Section 262 of the DGCL. The Company Stockholder Notice shall include therewith a copy of Section 262 of the DGCL and all such other information as Parent reasonably requests, and shall be sufficient in form and substance to start the 20-day period during which a Company Stockholder must demand appraisal of such Company Stockholder’s capital stock as contemplated by Section 262(d)(2) of the DGCL. All materials submitted to the Company Stockholders in accordance with this Section 6.11 shall be subject to Parent’s advance review and reasonable approval.

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Section 6.12 Convertible Notes; Company Options. The Company shall cause all Convertible Notes to be converted into Company Shares prior to the Merger I Effective Time at the conversion price specified therein and otherwise in accordance with the terms thereof. The Company shall provide to Parent prior to the Merger I Effective Time evidence of such conversion of all Convertible Notes to Company Shares together with copies of all notices of exercise of such conversion provided by the holders of Convertible Notes and written satisfactions and terminations of all Convertible Notes prior to the Merger I Effective Time and other documentation relating thereto. The Company shall provide Parent with the opportunity to review any notice or written communication provided to the holders of Convertible Notes and the holders of Company Options regarding the treatment of Convertible Notes or Company Options, respectively, contemplated by this Agreement and shall not provide any such notice or written communication without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 6.13 No Trading. The Company acknowledges and agrees that it and the holders of Company Securities are aware, and that their respective Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of Parent, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and NASDAQ promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company shall, and shall cause the holders of Company Securities to, while they are in possession of such material nonpublic information, not purchase or sell any securities of Parent (other than the acquisition of Parent Shares in accordance with this Agreement on or after the Merger I Effective Time), communicate such information to any third party, take any other action with respect to Parent in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

Section 6.14 Company Closing Deliveries. At or prior to the Closing, the Company shall deliver or cause to be delivered to Parent the following items, all of which must be in form and substance reasonably satisfactory to Parent (the “Company Closing Deliveries”):

(a) a certificate, dated the Closing Date and signed by a duly authorized officer of the Company, that each of the conditions set forth in Section 7.02(a), Section 7.02(b) and Section 7.02(g) have been satisfied (the “Company Bring-Down Certificate”);

(b) a certificate of the Secretary of the Company, dated the Closing Date, certifying: (i) that attached thereto are true and complete copies of (A) all resolutions adopted by the Company Board authorizing the Company’s execution, delivery and performance of this Agreement and the other Transaction Documents to which the Company is a party and the consummation of the transactions contemplated hereby and thereby and (B) the Company Written Consent, and that all such resolutions described in the immediately preceding clauses (A) and (B) are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby and (B) the Company Charter Documents and the Company Subsidiary Charter Documents as in effect immediately prior to the Closing; and (ii) the names and signatures of the officers of the Company authorized to sign this Agreement and the other Transaction Documents to which the Company is a party (the “Company Secretary Certificate”);

(c) a certificate of the Secretary of State of the State of Delaware, dated as of a recent date prior to the Closing Date, as to the good standing of the Company and a certificate of the Secretary of State of the State of Arkansas, dated as of a recent date prior to the Closing Date, as to the good standing of the Company Subsidiary;

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(d) one or more payoff letters, duly executed by the applicable lenders or creditors, with respect to all Closing Debt, accompanied by UCC termination statements, releases and any other documentation reasonably requested by Parent to evidence the satisfaction in full of such indebtedness and the release of any and all Liens on the assets, equity and property of each Company Entity (“Payoff Letters”);

(e) duly executed letters of resignation, effective as of the Closing, of each of the officers, managers and directors of each Company Entity listed on Schedule 6.17(e) resigning from the positions held by such individual as set forth opposite such individual’s name thereon;

(f) duly executed copies of each of the Consents;

(g) copies of the employment agreements in the form attached hereto as Exhibit D (each, an “Employment Agreement”) for each of Dan Roda and Brian Bauer, duly executed for each such Person;

(h) copies of the restrictive covenant agreement in the form of Exhibit E (the “Restrictive Covenant Agreements”) for each of Doug Elkins, John Foley, Gregory Ellis, and Josh Shannon, duly executed by each such Person;

(i) copies of the lock-up agreements in the form of Exhibit F (the “Lock-Up Agreements”) duly executed by each Person to be issued Parent Shares;

(j) evidence that each of the Convertible Notes has converted into Company Shares and been cancelled;

(k) the Option Termination Agreements duly executed by each holder of Company Options evidencing, as applicable, (A) the cancellation and termination of all Vested Company Options effective as of the Merger I Effective Time subject to the right thereafter to receive the applicable Per Share Merger Consideration in accordance with this Agreement and (B) the cancellation and termination of all other Company Options as of prior to the Merger I Effective Time and payment in respect thereof to holders thereof of amounts payable pursuant to the last sentence of Section 2.04;

(l) evidence that the Company Equity Incentive Plan has been terminated at or prior to the Merger I Effective Time;

(m) at least three (3) Business Days prior to the Closing Date, the Payment Schedule;

(n) at least three (3) Business Days prior to the Closing Date, a certificate duly executed by the Chief Financial Officer of the Company, certifying: (A) the amount of unpaid Company Transaction Expenses together with an itemized list of each such unpaid Company Transaction Expense with a description of each such expense, the Person to whom each such expense is owed, invoices from each such Person for each such expense, and wire instructions for each such Person; (B) the amount of Closing Debt together with an itemized list of a description of each item of Closing Debt, the Persons to whom such Closing Debt is owed, the amount of Closing Debt owed to each such Person, Payoff Letters from each Person, and wire instructions for each such Person; and (C) the amount of the Closing Cash Distribution Amount together with an itemized calculation thereof, in each case of items (A), (B) and (C), together with reasonable supporting documentation, all as approved in writing by Parent (the “Closing Statement”);

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(o) at least three (3) Business Days prior to the Closing Date, the Estimated Closing Working Capital Statement;

(p) a landlord estoppel certificate for the Real Property Lease, executed by the applicable landlord under the Real Property Lease;

(q) a fully completed IRS Form W-9, duly executed by each Company Securityholder;

(r) a certificate in compliance with Treasury Regulations Section 1.1445-2(c), dated the Closing Date and executed by a duly authorized officer of the Company, certifying that the Company Shares are not U.S. real property interests within the meaning of Section 897 of the Code and the Treasury Regulations, together with an accompanying notice in compliance with Treasury Regulations Section 1.897-2(h)(2) (the “FIRPTA Certificate”);

(s) a third-party technology diligence report with respect to the Company required by Parent (the “Technology Diligence Report”);

(t) a quality of earnings report with respect to the Company required by Parent (the “QofE”);

(u) evidence that the Tail Policy has been obtained and a copy thereof;

(v) evidence of the dissolution, liquidation, and winding up of the Company Subsidiary;

(w) a release from Woodmoor Advisors, LLC as a member of the Company Subsidiary releasing the Company and its former, current, and future Affiliates, in form and substance reasonably satisfactory to Parent; and

(x) such other certificates, instruments and documents as Parent may reasonably request.

Section 6.15 Parent Closing Deliveries. At or prior to the Closing, Parent, Merger Sub I and Merger Sub II shall deliver or cause to be delivered the following (the “Parent Closing Deliveries”):

(a) a certificate, dated the Closing Date and signed by a duly authorized officer of Parent, that each of the conditions set forth in Section 7.03(a), Section 7.03(b) and Section 7.03(c) have been satisfied (the “Parent Bring-Down Certificate”);

(b) payment to third parties by wire transfer of immediately available funds of the amount of money due and owing from the Company to such third parties as Company Transaction Expenses as set forth in the Closing Statement, in each case, pursuant to wire instructions set forth in the Closing Statement;

(c) payment to holders of Closing Debt by wire transfer of immediately available funds of the amount of money due and owing from the Company to such holders of Closing Debt as set forth in the Closing Statement, in each case, pursuant to wire instructions set forth in the Closing Statement;

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(d) a written acknowledgment of the satisfaction of the Promissory Note by virtue of the operation of clause (a)(ii) of the definition of “Closing Parent Shares” in the form attached hereto as Exhibit G; and

(e) counterparts to each Employment Agreement, duly executed by the Surviving Entity.

Section 6.16 Tail Policy. Prior to the Closing, the Company shall obtain and thereafter maintain a director & officer insurance policy providing coverage for a period of six (6) years following the Closing that covers the Company and the Surviving Entity as an insured (the “Tail Policy”) and shall provide a copy thereof to Parent. The cost of the Tail Policy shall be borne 100% by the Company as a Company Transaction Expense and shall be paid in full at or prior to the Closing. Neither Parent nor any of its Affiliates (including the Surviving Entity) is obligated to pay any premiums, deductibles or other amounts in respect of the Tail Policy.

Section 6.17 Indemnity of Lease Guarantors. Parent shall indemnify, defend and hold harmless the Company Securityholders who are also guarantors of the Company’s payment and performance obligations pursuant to the Real Property Lease from and against all such obligations under the guaranties signed by such guarantors (and that have been provided to Parent prior to the date hereof) arising after the Closing solely with respect to breaches of the Surviving Company under the Real Property Lease based on acts or omissions by the Surviving Company occurring after the Closing; on the condition that (a) Parent exclusively has the right to control the defense of any claim related thereto, (b) each such guarantor shall not enter into any settlement or compromise of any claim or permit a default or consent to entry of any judgment or admit any liability with respect thereto without the prior written consent of Parent, and (c) each such guarantor promptly notifies Parent upon receiving notice of any claim against such guarantor under his, her or its guaranty and fully cooperates with Parent in defending and settling such claim.

Section 6.18 Dissolution of Company Subsidiary. Prior to the Closing, the Company shall dissolve, liquidate, and wind-up the Company Subsidiary in accordance with the Company Subsidiary Charter Documents and applicable Law.

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ARTICLE VII
CONDITIONS PRECEDENT

Section 7.01 Conditions to Each Party’s Obligation to Effect the Mergers. The respective obligation of each Party to effect the Mergers and consummate the other transactions contemplated by this Agreement and the other Transaction Documents to be consummated at the Closing is subject to the satisfaction at or prior to the Closing of the following conditions:

(a) Requisite Regulatory Approvals. All Permits and Orders of, or declarations and filings with, and all expirations or early terminations of waiting periods required from, any Governmental Authority under applicable Laws that are listed on Schedule 7.01(a) (if any) shall have been obtained, have occurred or have been filed (all such Permits, Orders, declarations and filings and the lapse of all such waiting periods set forth on Schedule 7.01(a) being referred to as the “Requisite Regulatory Approvals”), and all such Requisite Regulatory Approvals shall be in full force and effect.

(b) No Injunctions or Restraints. No provision of any applicable Order (whether temporary, preliminary or permanent) that prohibits the consummation of the Mergers shall be in effect.

Section 7.02 Conditions to Obligations of Parent. The respective obligations of Parent, Merger Sub I and Merger Sub II to effect the Mergers and consummate the other transactions contemplated by this Agreement and the other Transaction Documents to be consummated at the Closing are subject to the satisfaction at or prior to the Closing of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of the Company set forth in ARTICLE III (other than the Fundamental Representations) shall be true and correct in all respects (in the case of any representation or warranty qualified by a Materiality Qualifier) or in all material respects (in the case of any representation or warranty not qualified by a Materiality Qualifier) as of the date of this Agreement and as of the Closing as if made at the Closing (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects (in the case of any representation or warranty qualified by a Materiality Qualifier) or in all material respects (in the case of any representation or warranty not qualified by a Materiality Qualifier)). Each of the Fundamental Representations shall be true and correct in all respects as of the date of this Agreement and as of the Closing as if made at the Closing (except those Fundamental Representations that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) Performance of Obligations of the Company. The Company shall have performed and complied in all material respects with all agreements, covenants and conditions required under this Agreement to be performed or complied with by the Company at or prior to the Closing; except that, with respect to such agreements, covenants and conditions that are qualified by a Materiality Qualifier, the Company shall have so performed or complied with such agreements, covenants and conditions, as so qualified, in all respects.

(c) Due Diligence. Parent shall have completed its due diligence review and investigation of the Company Entities and their business and the results thereof shall have been satisfactory to Parent; provided, however, that if Parent shall not have terminated this Agreement by November 11, 2022 (the “Due Diligence End Date”), it shall be deemed to have waived this condition in this Section 7.02(c); provided further that, if any information is obtained by Parent after the date hereof that either was not in Parent’s possession or is different from the information in Parent’s possession prior to the date hereof, then the Due Diligence End Date shall be automatically extended in each such case for a period of 5 days after Parent obtains such information and any supplemental information reasonably requested of the Company by Parent with respect thereto; provided further that, nothing herein shall affect the closing condition set forth in Section 7.02(j).

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(d) Parent Board Approval. The Parent Board Approval shall have been obtained.

(e) Requisite Company Vote. The Requisite Company Vote shall have been obtained.

(f) Consents. All filings, notices, consents and other Permits of, to or with, any Person that are listed on Schedule 7.02(g) shall have been duly made or obtained and shall be in full force and effect as of the Closing, each in form and substance reasonably satisfactory to Parent (the “Consents”).

(g) Absence of Material Adverse Effect. Since the date of this Agreement, there shall not have been any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(h) No Dissenters Rights. No Company Stockholder shall have asserted or exercised, or remain entitled to assert or exercise, his, her or its appraisal or dissenters rights under the DGCL in connection with Merger I.

(i) Indebtedness and Expenses. The aggregate amount of (i) the Company Transaction Expenses, plus (ii) the Closing Debt shall not exceed $3,000,000.

(j) Third-Party Reports. Each of the Technology Diligence Report and the QofE shall have been completed and delivered to Parent and Parent shall have been satisfied with the results thereof.

(k) Estimated Closing Working Capital. The Estimated Closing Working Capital shall be equal to or more than the Target Working Capital.

(l) Closing Parent Trading Price. The Closing Parent Trading Price shall not be less than $3.00.

(m) Company Closing Deliveries. The Company shall have delivered or caused to be delivered the Company Closing Deliveries in accordance with Section 6.14.

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Section 7.03 Conditions to Obligations of the Company. The obligations of the Company to effect Merger I and consummate the other transactions contemplated by this Agreement and the other Transaction Documents to be consummated at the Closing are subject to the satisfaction at or prior to the Closing of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of Parent, Merger Sub I and Merger Sub II set forth in ARTICLE IV (other than the Parent Fundamental Representations) shall be true and correct in all respects (in the case of any representation or warranty qualified by a Materiality Qualifier) or in all material respects (in the case of any representation or warranty not qualified by a Materiality Qualifier) as of the date of this Agreement and as of the Closing as if made at the Closing (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects (in the case of any representation or warranty qualified by a Materiality Qualifier) or in all material respects (in the case of any representation or warranty not qualified by a Materiality Qualifier)). Each of the Parent Fundamental Representations shall be true and correct in all respects as of the date of this Agreement and as of the Closing as if made at the Closing (except those Parent Fundamental Representations that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) Performance of Obligations of Parent, Merger Sub I and Merger Sub II. Each of Parent, Merger Sub I and Merger Sub II shall have performed and complied in all material respects with all agreements, covenants and conditions required under this Agreement to be performed or complied with by it at or prior to the Closing; except that, with respect to such agreements, covenants and conditions that are qualified by a Materiality Qualifier, Parent, Merger Sub I and Merger Sub II shall have so performed or complied with such agreements, covenants and conditions, as so qualified, in all respects.

(c) Absence of Parent Material Adverse Effect. Since the date of this Agreement, there shall not have been any Parent Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Parent Material Adverse Effect.

(d) Parent Closing Deliveries. Parent, Merger Sub I and Merger Sub II, as applicable, shall have delivered or caused to be delivered the Parent Closing Deliveries to be delivered by it in accordance with Section 6.15.

(e) Requisite Company Vote. The Requisite Company Vote shall have been obtained.

(f) Closing Parent Trading Price. The Closing Parent Trading Price shall not be less than $3.00.

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ARTICLE VIII
INDEMNIFICATION

Section 8.01 Survival.

(a) All representations and warranties of the Company in this Agreement or in any certificate or instrument (including the Company Closing Certificates) delivered by or on behalf of the Company pursuant to this Agreement shall survive the Closing and remain in full force and effect until the date that is 18 months from and after the Closing Date; except that (i) the representations and warranties in Section 3.10 (Intellectual Property), Section 3.12 (Taxes), Section 3.13 (Benefit Plans), Section 3.17 (Environmental Matters), and Section 3.25 (Information Security and Data Privacy Laws) shall survive the Closing and remain in full force and effect for the full period of the applicable statute of limitations plus sixty (60) days and (ii) the representations and warranties in Section 3.01 (Organization), Section 3.02 (Authority; Enforceability), Section 3.03 (No Conflicts; Consents), Section 3.04 (Capital Structure), Section 3.19(a) (Title), Section 3.22 (Affiliate Transactions), and Section 3.27 (Brokers) (the representations and warranties identified in the immediately preceding clauses (i) and (ii), collectively, the “Fundamental Representations”) and claims based upon fraud, willful misconduct or intentional misrepresentation by the Company shall survive the Closing and remain in full force and effect indefinitely. Notwithstanding anything to the contrary herein, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the Indemnified Party to the Indemnifying Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved. All covenants and agreements of the Company and the Company Securityholders in this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Closing, including any indemnification obligations under this ARTICLE VIII (which such covenants and agreements shall survive the Closing and continue until fully performed in accordance with their respective terms).

(b) All representations and warranties of Parent, Merger Sub I and Merger Sub II in this Agreement or in any certificate or instrument delivered by or on behalf of Parent, Merger Sub I and Merger Sub II pursuant to this Agreement shall not survive the Closing, and from and after the Closing Parent, Merger Sub I, Merger Sub II, the Intermediate Surviving Entity, the Surviving Entity and their respective Affiliates and Representatives shall not have any further obligations, nor shall any claim be asserted or action be brought against any of them with respect thereto. All covenants and agreements of Parent, Merger Sub I and Merger Sub II in this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Closing, including all post-Closing payment obligations (which such covenants and agreements shall survive the Closing and continue until fully performed in accordance with their respective terms).

Section 8.02 Indemnification by Indemnifying Company Securityholders. From and after the Closing, the Indemnifying Company Securityholders, jointly and severally, shall indemnify and defend each of Parent and its Affiliates (including the Surviving Entity) and their respective Representatives and the successors and assigns of each of the foregoing (collectively, the “Parent Indemnitees” and each, a “Parent Indemnitee”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Parent Indemnitees (or any of them) based upon, arising out of, with respect to or by reason of, any or all of the following whether in whole or in part or directly or indirectly and whether or not involving a Third-Party Claim:

(a) any inaccuracy in or breach of any of the representations or warranties of the Company in this Agreement or any certificate or instrument delivered by or on behalf of the Company pursuant to this Agreement;

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(b) any breach of any covenant, agreement or obligation of the Company in this Agreement or any certificate or instrument delivered by or on behalf of the Company pursuant to this Agreement;

(c) any Proceeding by or on behalf of any Person who was a holder or owner of any Company Securities (including any Company Stockholder or any Person who held a Company Option or a Convertible Note) prior to the Closing relating to (i) such Person’s rights with respect to the Merger Consideration, (ii) the calculations or determinations set forth on the Payment Schedule or any inaccuracies or alleged inaccuracies in the Payment Schedule, or (iii) arising out of the sale, purchase, termination, cancellation, expiration, redemption or conversion of any such Company Securities;

(d) any Dissenting Company Shares, including any notice or demand by any current or former Company Stockholder of such Person’s intent to exercise appraisal rights under applicable Law, any exercise of appraisal rights by any such Person and all appraisal Proceedings in connection therewith (including reasonable attorneys’ fees and any other costs in connection therewith), and any payments required to be made in connection therewith;

(e) any Company Transaction Expenses or Indebtedness of the Company outstanding as of the Closing to the extent not paid or satisfied by the Company at or prior to the Closing, or if paid by Parent, Merger Sub I or Merger Sub II at or prior to the Closing, to the extent not deducted in the determination of Closing Merger Consideration, or not shown on the Closing Statement;

(f) any Indemnified Taxes;

(g) any Employment-Related Liability;

(h) the business, operations, assets, liabilities, Contracts, formation, existence or activities of the Company Subsidiary relating to or arising out of any facts, acts, omissions, events, occurrences, conditions or circumstances existing or occurring at or prior to the Closing;

(i) fraud, willful misconduct or intentional misrepresentation by the Company at or prior to the Closing; or

(j) any of the matters set forth on Schedule 8.02(j), which such Schedule 8.02(j) may be updated from time to time by Parent and delivered to the Company prior to the Closing, and upon delivery thereof each such update shall be deemed to be incorporated into this Agreement as a part of Schedule 8.02(j) as if fully set forth thereon and shall be binding on the Parties; provided, however, that the Company shall have the right to terminate this Agreement if any items are added by Parent to Schedule 8.02(j) after the date of this Agreement by providing written notice to Parent within twenty-four (24) hours after receiving written notice of such addition.

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Section 8.03 Materiality Scrape. For purposes of this ARTICLE VIII, including for purposes of determining the existence of any inaccuracy in or breach of any representation or warranty and for calculating the amount of any Losses with respect thereto, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any Materiality Qualifier contained in or otherwise applicable to such representation or warranty.

Section 8.04 Claims Procedure.

(a) The Party making any claim under this ARTICLE VIII is referred to as the “Indemnified Party” and the Party against whom such claim is made under this ARTICLE VIII is referred to as the “Indemnifying Party.” The Company Stockholders’ Representative has the sole and exclusive right to act on behalf of the Indemnifying Company Securityholders with respect to any indemnification claims made pursuant to this ARTICLE VIII, including defending and settling any indemnification claims hereunder and receiving any notices on behalf of the Indemnifying Company Securityholders.

(b) If any Indemnified Party receives notice of the assertion or commencement of any Proceeding made or brought by any third party (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, then such Indemnified Party shall give the Indemnifying Party reasonably prompt written notice of such Third-Party Claim (a “Third-Party Claim Notice”). The Indemnified Party’s failure to so give a Third-Party Claim Notice to the Indemnifying Party will not relieve the Indemnifying Party of its indemnification obligations, except to the extent that the defense of such Third-Party Claim is materially and irrevocably prejudiced by the failure to give such Third-Party Claim Notice. In such Third-Party Claim Notice, the Indemnified Party shall describe the Third-Party Claim in reasonable detail to the extent then known and indicate the estimated amount, if reasonably practicable, of the Losses that have been or may be incurred by the Indemnified Party (subject to the Indemnified Party’s continuing right thereafter in good faith to adjust the amount of Losses with respect to the Third-Party Claim by providing a revised Third-Party Claim Notice to the Indemnifying Party).

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(c) The Indemnifying Party has the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel (to the extent such counsel is reasonably acceptable to the Indemnified Party), on the condition that (i) within 20 days after the Indemnified Party has given the Third-Party Claim Notice, the Indemnifying Party acknowledges in writing to the Indemnified Party its unqualified obligation to indemnify the Indemnified Party as provided in this Agreement, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third-Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third-Party Claim involves only money damages, and does not (A) involve any claim or allegation of fraud, willful misconduct, intentional misrepresentation, or criminal conduct by, or any claim that could reasonably be expected to lead to criminal proceedings against, the Indemnified Party or any other Parent Indemnitee, or (B) seek an injunction or other equitable relief against the Indemnified Party or any other Parent Indemnitee or seek statutory, enhanced or treble damages, (iv) the Third-Party Claim does not have a reasonable likelihood of resulting in indemnifiable Losses for which the Indemnified Party would not be fully indemnified under this Agreement, (v) settlement of, or an adverse judgment with respect to, the Third-Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests or the reputation of, or have a material adverse effect on, the Indemnified Party or any other Parent Indemnitee, (vi) the Third-Party Claim does not involve a Governmental Authority, and (vii) the Indemnifying Party conducts the defense of the Third-Party Claim actively and diligently. If the Indemnifying Party assumes the defense of any Third-Party Claim, the Indemnifying Party shall keep the Indemnified Party apprised of all material developments, including settlement offers, with respect to the Third-Party Claim. If the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 8.04(d), then (1) the Indemnifying Party will have the right to take such action as it deems necessary to dispute, defend, appeal or make counterclaims relating to such Third-Party Claim on behalf of the Indemnified Party and (2) the Indemnified Party has the right, at its own cost and expense, to participate in the defense of such Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense of such Third-Party Claim; provided that, if in the reasonable opinion of counsel to the Indemnified Party, (x) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party or (y) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party. If the Indemnifying Party elects not to assume the defense of such Third-Party Claim or fails to notify the Indemnified Party in writing of the Indemnifying Party’s election to defend such Third-Party Claim within 20 days after receiving the applicable Third-Party Claim Notice from the Indemnified Party in accordance with this Section 8.04(c), or the Indemnifying Party is not permitted to assume or continue the defense of any Third-Party Claim in accordance with this Section 8.04(c), or the Indemnifying Party fails to diligently prosecute the defense of such Third-Party Claim, then the Indemnified Party may, subject to Section 8.04(d), pay, compromise and defend such Third-Party Claim and seek indemnification for Losses arising from such Third-Party Claim, subject to the provisions of this ARTICLE VIII. The Parties shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available records and personnel as reasonably necessary for the defense of such Third-Party Claim.

(d) The Indemnifying Party shall not enter into any settlement or compromise of any Third-Party Claim or permit a default or consent to entry of any judgment or admit any liability with respect thereto, if it has not properly assumed the defense of and is not defending such Third-Party Claim in accordance with this Agreement. If the Indemnifying Party has properly assumed the defense of and is defending such Third-Party Claim in accordance with this Agreement, it shall not enter into any settlement or compromise of any Third-Party Claim or permit a default or consent to entry of any judgment or admit any liability with respect thereto without the prior written consent of the Indemnified Party unless such settlement, compromise or judgment (i) does not involve liability or the creation of a financial or other obligation on the part of the Indemnified Party or any other Parent Indemnitee, does not involve any finding or admission of any violation of Law or any violation of the rights of any Person or the admission of wrongdoing and would not have any adverse effect on other claims that may have been made against the Indemnified Party or any other Parent Indemnitee, (ii) does not involve any relief other than monetary damages that are paid in full by the Indemnifying Party, and (iii) provides for the complete, final and unconditional release of each Indemnified Party and other Parent Indemnitee and their respective Affiliates from all liabilities and obligations in connection with such Third-Party Claim and would not otherwise adversely affect the Indemnified Party or any other Parent Indemnitee or any of their respective Affiliates. The Indemnified Party shall not enter into any settlement or compromise of any Third-Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed), unless such settlement or compromise does not result in any obligation of the Indemnifying Party to provide indemnification under this ARTICLE VIII.

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(e) Any claim by an Indemnified Party on account of a Loss that does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not relieve the Indemnifying Party of its indemnification obligations, except to the extent that the Indemnifying Party is materially and irrevocably prejudiced by the failure to give such notice. In such notice, the Indemnified Party shall describe the Direct Claim in reasonable detail to the extent then known and indicate the estimated amount, if reasonably practicable, of the Losses that have been or may be incurred by the Indemnified Party (subject to the Indemnified Party’s continuing right thereafter in good faith to adjust the amount of Losses with respect to the Direct Claim by providing a revised notice to the Indemnifying Party). The Indemnifying Party will have 20 days after its receipt of such notice to respond in writing to such Direct Claim. During such 20-day period, the Indemnified Party shall allow the Indemnifying Party and its Representatives to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim, and the Indemnified Party shall provide the Indemnifying Party with such information and assistance as the Indemnifying Party or any of its Representatives may reasonably request. If the Indemnifying Party does not so respond within such 20-day period, the Indemnifying Party will be deemed to have acknowledged that it is fully liable for such Direct Claim.

Section 8.05 Payments; Indemnification.

(a) Once a Loss is agreed to between the Indemnifying Party and the Indemnified Party or finally adjudicated to be payable pursuant to this ARTICLE VIII, the Indemnifying Party shall satisfy its obligations within five (5) Business Days of such agreement or final, non-appealable adjudication by wire transfer of immediately available funds. If an Indemnifying Party does not make full payment of any such obligations within such five (5) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party and the Indemnified Party or the final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to 12%. Such interest shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed, compounding annually.

(b) Any Losses payable to a Parent Indemnitee pursuant to ARTICLE VIII shall be satisfied: (i) first, by set off of such Losses against any or all of the First Anniversary Cash Consideration, the Second Anniversary Cash Consideration, and/or the First Anniversary Parent Shares, in each case to the extent such First Anniversary Cash Consideration or Second Anniversary Cash Consideration has not been paid, and the First Anniversary Parent Shares have not been issued, to the Company Securityholders entitled to receive same under this Agreement; and (ii) thereafter, from the Indemnifying Company Securityholders, jointly and severally. With respect to any indemnification payment, the value of each Parent Share for purposes of determining the indemnification payment shall be the volume weighted average price per share of Parent Common Stock as reported on the NASDAQ for the ten consecutive trading days ending on the trading day immediately preceding the date that the indemnification claim is finally determined in accordance with this ARTICLE VIII. Any Parent Shares used to satisfy an indemnification claim hereunder shall be promptly cancelled by Parent, with any excess cash value being payable as a part of the Merger Consideration in accordance with the provisions of this Agreement. Notwithstanding anything to the contrary herein, any and all indemnification payments will be made and remitted solely to Parent or its successors.

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Section 8.06 Tax Treatment. The Parties shall treat any payment received pursuant to this ARTICLE VIII as an adjustment to the Merger Consideration for Tax and financial reporting purposes unless otherwise required by applicable Law.

Section 8.07 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in ARTICLE VII.

Section 8.08 No Contribution. Notwithstanding anything to the contrary herein, each Person who was a holder or owner of any Company Securities (including any Company Stockholder or any Person who held a Company Option or a Convertible Note) prior to the Closing shall not have any right to seek any indemnification or contribution from or remedy against Parent, Merger Sub I, Merger Sub II, the Company, the Intermediate Surviving Entity, the Surviving Entity, any Parent Indemnitee, or their respective Affiliates whether arising prior to or after the Closing Date in respect of any breach of any representation or warranty by the Company or the failure of the Company to comply with any covenant or agreement to be performed by the Company on or prior to the Closing Date, and each Person who was a holder or owner of any Company Securities (including any Company Stockholder or any Person who held a Company Option or a Convertible Note) prior to the Closing hereby waives any such claim it may have against any and all of Parent, Merger Sub I, Merger Sub II, the Company, the Intermediate Surviving Entity, the Surviving Entity, the Parent Indemnitees, and their respective Affiliates with respect thereto whether at law, in equity or otherwise.

Section 8.09 Limitations on Indemnification Liability. Notwithstanding any provision of this Article VIII to the contrary, any claims a Parent Indemnitee makes under this Article VIII will be limited as follows:

(a) Indemnification Cap. The aggregate amount of Losses for which the Indemnified Parties shall be entitled to indemnification pursuant to Section 8.02(a) will not exceed $6,000,000.

(b) Claims Basket. The Parent Indemnitees shall be entitled to indemnification pursuant to Section 8.02(a) only to the extent the aggregate amount of all Losses incurred by the Parent Indemnitees for which the Parent Indemnitees are entitled to indemnification pursuant to Section 8.02(a) exceeds $150,000 (the “Basket Amount”), and once the aggregate amount of such Losses exceeds the Basket Amount, the Parent Indemnitees shall be entitled to indemnification for all such Losses from the first dollar.

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(c) Fundamental Representations and Fraud. Notwithstanding anything to the contrary in this Article VIII, the limitations set forth in Section 8.09(a) and Section 8.09(b) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any of the Fundamental Representations or claims based upon fraud, willful misconduct or intentional misrepresentation.

(d) Losses Net of Insurance Proceeds and Other Third-Party Recoveries. All Losses for which any Indemnified Party would otherwise be entitled to indemnification under this Article VIII shall be reduced by the amount of any insurance proceeds, indemnification payments and other third-party recoveries to which any Indemnified Party is entitled in respect of any Losses incurred by such Indemnified Party and that are actually received by such Indemnified Party, less all related costs and expenses including the aggregate cost of pursuing any related insurance, indemnification or recovery claims and any related increases in insurance premiums or other chargebacks, it being agreed that, notwithstanding anything to the contrary herein, no Indemnified Party has any obligation (i) to seek to recover any insurance proceeds, indemnification payments or other third-party recoveries or to pursue any insurance, indemnity or other claims, except that upon the exhaustion of the Second Anniversary Cash Consideration pursuant to Section 8.05(b) or the payment of the Second Anniversary Cash pursuant to Section 2.03(c) an Indemnified Party shall be obligated to exercise reasonable efforts to seek to recover any insurance proceeds, indemnification payments or other third-party recoveries or (ii) to initiate or pursue any litigation or arbitration or other Proceeding against any Person. In the event that any such insurance proceeds, indemnity payments or other third-party recoveries are obtained, received and realized by an Indemnified Party subsequent to receipt by such Indemnified Party of any indemnification payment hereunder in respect of the claims to which such insurance proceeds, indemnity payments or other third-party recoveries relate, appropriate refunds shall be made promptly by the relevant Indemnified Parties of all or the relevant portion of such indemnification payment. Any claim for indemnification under this ARTICLE VIII may be made prior to, concurrently with or after any efforts to obtain available recoveries from any third party and nothing in this Section 8.09(d) shall delay the time for making any indemnification payment under this Agreement.

Section 8.10 Mitigation of Losses. An Indemnified Party shall use its reasonable efforts to mitigate any Losses within its reasonable control for which it is entitled to indemnification pursuant to this Article VIII and of which it obtains actual knowledge, provided that the failure of such Indemnified Party to so mitigate shall only reduce the rights of such Indemnified Party to recover Losses under this ARTICLE VIII to the extent of the Losses that would have been avoided by such mitigation net of all expenses incurred by such Indemnified Party in its efforts to mitigate such Losses (and does not give any other Party any right to otherwise assert a claim for breach of a duty to mitigate against such Indemnified Party). The provisions of this Section 8.10 are not intended, nor are they to be construed, to expand a Person’s duty to mitigate under applicable Delaware Law.

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Section 8.11 Exclusive Remedy. Subject to Section 9.04, the Parties’ sole and exclusive remedy with respect to any and all claims (other than claims arising from or based upon fraud, willful misconduct or intentional misrepresentation on the part of a Party in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth in this Agreement or in any certificate (including the Company Closing Certificates and the Parent Bring-Down Certificate) delivered by or on behalf of a Party at or in connection with the Closing pursuant to this Agreement, shall be pursuant to the indemnification provisions in this ARTICLE VIII. In furtherance of and subject to the immediately preceding sentence, each Party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth in this Agreement or in any certificate (including the Company Closing Certificates and the Parent Bring-Down Certificate) delivered by or on behalf of a Party at or in connection with the Closing pursuant to this Agreement that it may have against the other Parties and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions in this ARTICLE VIII. Nothing in this Section 8.11 limits any Person’s right to seek and obtain any equitable relief to which any Person is entitled or to seek any remedy on account of any Party’s fraud, willful misconduct or intentional misrepresentation.

ARTICLE IX
TERMINATION

Section 9.01 Termination. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and the Mergers and other transactions contemplated hereby may be abandoned at any time before the Closing:

(a) Mutual Consent. By the mutual written consent of Parent and the Company Stockholders’ Representative;

(b) Breach of Representations, Warranties, Covenants or Agreements.

(i) by Parent (if none of Parent, Merger Sub I or Merger Sub II is in material breach of its respective representations, warranties, covenants and obligations under this Agreement) upon delivery of written notice to the Company Stockholders’ Representative, if there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, which breach (A) would cause any condition set forth in Section 7.01 or Section 7.02 not to be satisfied and (B) (x) cannot be cured by the End Date or (y) if capable of being cured, has not been cured by the earlier of (1) 30 days following delivery of written notice to the Company Stockholders’ Representative by Parent of such breach or (2) the date that is three (3) days prior to the End Date;

(ii) by the Company Stockholders’ Representative (if the Company is not in material breach of its representations, warranties, covenants and obligations under this Agreement) upon delivery of written notice to Parent, if there has been a breach of any representation, warranty, covenant or agreement made by Parent in this Agreement, which breach (A) would cause any condition set forth in Section 7.01 or Section 7.03 not to be satisfied and (B) (x) cannot be cured prior to the End Date or (y) if capable of being cured, has not been cured by the earlier of (1) 30 days following delivery of written notice to Parent by the Company of such breach or (2) the date that is three (3) days prior to the End Date;

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(c) Failure to Deliver Requisite Company Vote. By Parent, upon delivery of written notice to the Company Stockholders’ Representative, if within forty-eight (48) hours following the execution and delivery of this Agreement by all of the Parties, the Company shall not have delivered to Parent a copy of the executed Company Written Consent evidencing receipt of the Requisite Company Vote;

(d) End Date. By either the Company Stockholders’ Representative or Parent, upon delivery of written notice to the other, if the Closing has not occurred on or before 5:00 p.m., Eastern Time, on November 30, 2022 subject to automatic extension until 5:00 p.m., Eastern Time, on December 31, 2022 if the Parties are making substantial efforts toward consummating the Closing (the “End Date”); provided that neither Parent nor the Company Stockholders’ Representative will be entitled to terminate this Agreement pursuant to this Section 9.01(d) if Parent’s or the Company’s, respectively, material breach of this Agreement has been a significant cause of the failure of the Closing to occur on or prior to such time on the End Date; or

(e) Orders; Laws. By either Parent or the Company Stockholders’ Representative, upon delivery of written notice to the other, if any Governmental Authority having competent jurisdiction shall have issued or entered any Order or enacted any Law that, in any such case, permanently restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement; provided that neither Parent nor the Company Stockholders’ Representative will be entitled to terminate this Agreement pursuant to this Section 9.01(e) if Parent’s or the Company’s, respectively, material breach of this Agreement is a significant cause of the issuance or entry of any such Order.

Section 9.02 Effect of Termination. If this Agreement is terminated pursuant to Section 9.01, this Agreement shall become void and of no further force or effect without liability of any Party (or any stockholder, director, officer, member, manager, employee, agent, consultant or Representative of such Party) to the other Parties; provided that the termination of this Agreement shall not relieve any Party from any liability for a material breach of a covenant, representation or warranty contained in this Agreement occurring prior to such termination, or limit the rights or remedies of any Party, hereunder or otherwise, in respect of such material breach or for fraud, willful misconduct or intentional misrepresentation. The provisions of ARTICLE X, this Section 9.02 and the Confidentiality Agreement shall survive any termination hereof.

Section 9.03 Extension; Waiver. At any time prior to the Merger I Effective Time, the Parties may (a) extend the time for the performance of any of the obligations or other acts of the other Parties or (b) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

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Section 9.04 Remedies. Each Party shall have and retain all rights and remedies, at law or in equity, including rights to specific performance and injunctive or other equitable relief, arising out of or relating to a breach or threatened breach of this Agreement, including in the event that this Agreement is terminated due to failure to satisfy a condition or otherwise. Without limiting the generality of the foregoing, each Party acknowledges that money damages would not be a sufficient remedy for any breach or threatened breach of this Agreement and that irreparable harm would result if this Agreement were not specifically enforced. Therefore, the rights and obligations of each Party shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and shall be granted in connection therewith, without the necessity of posting a bond or other security or proving irreparable harm and without regard to the adequacy of any remedy at Law. A Party’s right to specific performance and injunctive relief shall be in addition to all other legal or equitable remedies available to such Party.

ARTICLE X
GENERAL PROVISIONS

Section 10.01 Expenses. Except as otherwise provided elsewhere in this Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense.

Section 10.02 Notices. All notices, requests, claims, demands, consents, approvals and other communications under this Agreement shall be in writing and shall be deemed given or made (a) as of the date delivered, if delivered personally, (b) as of the date transmitted, if sent by email (provided that no notice is received by the electronic mail sender indicating that such electronic mail was undeliverable or otherwise not delivered), (c) three (3) Business Days after being mailed by registered or certified mail (postage prepaid, return receipt requested) or (d) one (1) Business Day after being sent by a nationally recognized overnight courier (providing proof of delivery), to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a) Parent and, after the Closing, the Company, to:

SHF Holdings, Inc.

5269 W 62nd Avenue

Arvada, CO 80003

Attention: Donnie Emmi

Email: Donnie@shfinancial.org;

with a copy (which shall not constitute notice) to:

Akerman LLP

201 E. Las Olas Suite 1800

Fort Lauderdale, Florida 33301

Attention: Rick Fucci and Zachary Kobrin

Email: rick.fucci@akerman.com; zachary.kobrin@akerman.com

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(b) if to the Company (prior to the Closing), or the Company Stockholders’ Representative to:

Rockview Digital Solutions, Inc. d/b/a Abaca

317D North Main Street

North Little Rock, Arkansas 72114

Attention: Dan Roda, CEO

Email: dan@goabaca.com

with a copy (which shall not constitute notice) to:

Gill Ragon Owen, P.A.

425 West Capitol Avenue, Suite 3800

Little Rock, Arkansas 72201

Attention:	Daniel Goodwin
Telephone:	(501) 376-3800
Email:	goodwin@gill-law.com

Section 10.03 Interpretation. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrases “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole, including the Exhibits and Schedules hereto, and not to any particular provision of this Agreement. The word “or” shall be inclusive and not exclusive. The phrases “provided to Parent”, “delivered to Parent” or “made available to Parent” when used in ARTICLE III shall be deemed to refer to the posting to the virtual data room hosted by IDeals and managed by the Company (the “Data Room”) up to noon Eastern Time on the calendar day prior to the date of this Agreement. The information contained in this Agreement, the Disclosure Schedule and any other Schedules or the Exhibits hereto are disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any Party to any third party of any matter whatsoever (including any violation of Law or breach of Contract). Time is of the essence for each and every provision of this Agreement. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. Any consent or approval to be provided by a Party pursuant to this Agreement shall be deemed effective for all purposes of this Agreement if such consent or approval is provided via email.

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Section 10.04 Disclosure Schedules.

(a) The Company has set forth certain information in the Disclosure Schedule in a section thereof that corresponds to the Section or portion of a Section of this Agreement to which it relates. A matter set forth in one section of the Disclosure Schedule need not be set forth in any other section of the Disclosure Schedule so long as its relevance to such other section of the Disclosure Schedule or Section of this Agreement is reasonably apparent on the face of the text of such disclosure in such Disclosure Schedule or such matter is specifically cross-referenced. Without limiting the generality of the foregoing, the provision of monetary or other quantitative thresholds for disclosure on the Disclosure Schedule does not and shall not be deemed to be an admission of materiality or create or imply a standard of materiality hereunder.

Section 10.05 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law, or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 10.06 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Any such counterpart delivered as a .pdf, .tif, .gif, .jpeg or similar attachment by electronic mail or by electronic signature delivered by electronic transmission (any such delivery, “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party shall raise the use of Electronic Delivery to deliver a counterpart or signature, or the fact that any counterpart or signature was transmitted or communicated through the use of Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

Section 10.07 Entire Agreement; Third-Party Beneficiaries. This Agreement and the other Transaction Documents (including the Exhibits, the Disclosure Schedule and the other Schedules to this Agreement) constitute the entire agreement, and supersede all prior agreements, understandings, representations and warranties, both written and oral, among the Parties with respect to the subject matter hereof and thereof, other than the Confidentiality Agreement which shall survive the execution and delivery of this Agreement in accordance with its terms. Nothing in this Agreement is intended to or shall confer upon any Person (other than the Parties) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement except for ARTICLE VIII (which is intended for the benefit of the Parent Indemnitees).

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Section 10.08 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdictions other than those of the State of Delaware.

Section 10.09 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise (a) by the Company, without the prior written consent of Parent in its sole discretion, or (b) by Parent, Merger Sub I or Merger Sub II, without the prior written consent of the Company in its sole discretion. Any purported assignment without such required consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 10.10 Consent to Jurisdiction. Each of the Parties (a) consents to submit itself to the personal jurisdiction of the state district courts in and for the City and County of Denver, Colorado (the “Exclusive Forum”) in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Exclusive Forum, and (d) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Proceeding in the Exclusive Forum. Each Party agrees that (i) this Agreement involves at least $100,000 and (ii) this Agreement has been entered into by the Parties in express reliance upon 6 Del. C. § 2708. Each Party agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Any judgment from any such court described above may, however, be enforced by any Party in any other court in any other jurisdiction.

Section 10.11 WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS Section 10.11.

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Section 10.12 Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived prior to the Merger I Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party or, in the case of a waiver, by each Party against whom the waiver is to be effective.

(b) No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

Section 10.13 Authorization of the Company Stockholders’ Representative.

(a) By virtue of the Company Written Consent, the Support Agreements or the delivery of a Letter of Transmittal by any Company Stockholder or other Company Securityholder, and without any further action by any Company Securityholder, the Company Stockholders’ Representative is hereby irrevocably appointed, authorized and empowered to act as a representative, for the benefit of all Company Securityholders, as the exclusive agent and attorney-in-fact, in connection with and to facilitate the consummation of the Mergers and the other transactions contemplated by this Agreement and the other Transaction Documents, which shall include the power and authority, including power of substitution:

(i) to execute and deliver such Transaction Documents (with such modifications or changes therein as to which the Company Stockholders’ Representative, in its sole discretion, has consented) and to agree to such amendments or modifications thereto as the Company Stockholders’ Representative, in his sole discretion, determines to be desirable;

(ii) to execute and deliver such amendments, waivers, consents, notices and instructions in connection with this Agreement and any other Transaction Documents, and the consummation of the Mergers and the other transactions contemplated by this Agreement and the other Transaction Documents as the Company Stockholders’ Representative, in his sole discretion, may deem necessary or desirable;

(iii) to administer and resolve any disputes or compromise such disputes with Parent, on the Company Securityholders’ behalf (including in connection with any and all claims related to Taxes, or claims related to Merger Consideration), including to consent to, compromise and settle claims for indemnification pursuant to ARTICLE VIII;

(iv) to take any and all actions that the Company Stockholders’ Representative believes are necessary or appropriate under this Agreement or the other Transaction Documents or to effectuate the Mergers or the other transactions contemplated hereby or thereby, for and on behalf of Company Securityholders and to resolve any dispute with Parent or any of its Affiliates over any aspect of this Agreement or the other Transaction Documents and, on behalf of the Company Securityholders, to enter into any agreement to effectuate any of the foregoing that has the effect of binding the Company Securityholders as if the Company Securityholders had personally entered into such an agreement; provided that no such failure to act on the part of the Company Stockholders’ Representative, except as otherwise provided in this Agreement, shall be deemed a waiver of any such right or interest by the Company Stockholders’ Representative or by the Company Securityholders unless such waiver is in writing signed by the waiving party or by the Company Stockholders’ Representative;

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(v) to collect and receive all moneys and other proceeds and property payable to the Company Stockholders’ Representative or the Company Securityholders as described herein or otherwise payable to the Company Stockholders’ Representative or the Company Securityholders pursuant to this Agreement or any other Transaction Document, and, subject to any applicable withholding Laws, and net of any out-of-pocket expenses incurred by the Company Stockholders’ Representative, the Company Stockholders’ Representative shall disburse and pay the same to each of the Company Securityholders in accordance with the Company Charter Documents as in effect immediately prior to the Merger I Effective Time and the Payment Schedule at such time as the Company Stockholders’ Representative determines in its sole discretion;

(vi) to, after the Closing, determine, from time to time, the allocation and distribution of any amounts payable to the Company Securityholders in accordance with the terms of the Company Charter Documents and amend the Payment Schedule accordingly; provided that any such determination shall be made by the Company Stockholders’ Representative in good faith in its sole discretion; provided further that any such determination by the Company Stockholders’ Representative shall be final and binding on all Company Securityholders absent fraud or manifest error; and

(vii) to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, unit and/or stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Company Stockholders’ Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement, the other Transaction Documents and all other agreements, documents or instruments referred to herein or therein or executed in connection herewith and therewith.

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(b) In the event that the Mergers and the other transactions contemplated hereby are not consummated, the Company shall reimburse the Company Stockholders’ Representative for all costs and expenses reasonably incurred by the Company Stockholders’ Representative in connection with the Mergers and the other transactions contemplated by this Agreement. Additionally, if the Company Stockholders’ Representative incurs expenses, in its capacity as the Company Stockholders’ Representative, then the Company Securityholders shall, in accordance with their respective Pro Rata Indemnity Share, reimburse the Company Stockholders’ Representative for the the total expenses incurred by the Company Stockholders’ Representative.

(c) The Company Stockholders’ Representative shall not be entitled to any fee, commission or other compensation for the performance of his services hereunder, but shall be entitled to the payment of all his out-of-pocket expenses incurred as the Company Stockholders’ Representative in accordance with Section 10.13(b). The Company Stockholders’ Representative is not liable for any action or omission by the Company Stockholders’ Representative in connection with his services pursuant to this Agreement or any other Transaction Document except in the event of liability directly resulting from the Company Stockholders’ Representative’s willful misconduct. The Company Stockholders’ Representative shall not be liable for any action or omission pursuant to the advice of counsel. Each Company Securityholder shall indemnify, on a pro rata basis (based on such Company Securityholders’ Pro Rata Indemnity Share), the Company Stockholders’ Representative against all losses and liabilities (including any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claims whatsoever), arising out of or in connection with any claim, investigation, challenge, action or Proceeding or in connection with any appeal thereof, relating to the acts or omissions of the Company Stockholders’ Representative hereunder or otherwise. The foregoing indemnification shall not apply in the event of any Proceeding that finally adjudicates the liability of the Company Stockholders’ Representative hereunder for his willful misconduct. In no event will the Company Stockholders’ Representative be required to advance his own funds on behalf of the Company Securityholders or otherwise. In the event of any indemnification hereunder, upon written notice from the Company Stockholders’ Representative to the Company Securityholders as to the existence of a deficiency toward the payment of any such indemnification amount, each Company Securityholders shall promptly deliver to the Company Stockholders’ Representative full payment of his, her or its ratable share of the amount of such deficiency (based on such Company Stockholder’s Pro Rata Indemnity Share).

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(d) All of the indemnities, immunities and powers granted to the Company Stockholders’ Representative under this Agreement shall survive the Closing Date, any termination of this Agreement or any other Transaction Document, or any resignation or removal of the Company Stockholders’ Representative. Parent, Merger Sub I and Merger Sub II shall have the right to conclusively rely upon all actions taken or omitted to be taken by the Company Stockholders’ Representative pursuant to this Agreement and any other Transaction Document and the transactions contemplated hereby and thereby, all of which actions or omissions are legally binding upon all Company Securityholders. The grant of authority provided for herein (i) is coupled with an interest and is irrevocable and survives the death, incompetency, bankruptcy or liquidation of any Company Securityholders and (ii) shall survive the Closing.

(e) The Company Stockholders’ Representative has the right to resign. If for any reason there is no Company Stockholders’ Representative at any time, all references herein to the Company Stockholders’ Representative shall be deemed to refer to the Company Securityholders.

(f) Notwithstanding anything to the contrary in this Agreement or any Transaction Document, none of Parent, Merger Sub I, Merger Sub II, the Intermediate Surviving Entity, the Surviving Entity, or any of their respective Affiliates shall have any liability whatsoever to any Company Securityholder in connection with or related to this Section 10.13.

Section 10.14 Legal Representation. The Parties agree that, notwithstanding the fact that Akerman LLP (“Counsel”) may have, prior to the Closing, represented Parent and its Subsidiaries and Affiliates (collectively, the “Parent Group”) in connection with this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, and also has represented one or more members of the Parent Group in connection with matters other than the transactions that are the subject of this Agreement and the other Transaction Documents, Counsel will be permitted in the future, after the Closing, to represent any member of the Parent Group in connection with matters in which such Persons are adverse to the Company Securityholders, including any disputes arising out of, or related to, this Agreement. The Company Securityholders, who are or have the right to be represented by independent counsel in connection with the transactions contemplated by this Agreement and the other Transaction Documents, hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with Counsel’s future representation of one or more members of the Parent Group in which the interests of such Person are adverse to the interests of the Company Securityholders or any of their respective Affiliates, including any matters that arise out of this Agreement or the other Transaction Documents or that are substantially related to this Agreement or the other Transaction Documents or to any prior representation by Counsel of the Parent Group or any member thereof. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, Parent shall be deemed the client of Counsel with respect to the negotiation, execution and performance of this Agreement and the other Transaction Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to Parent, shall be controlled by Parent and shall not pass to or be claimed by any other Person; provided, further, that nothing contained herein shall be deemed to be a waiver by the Parent Group (including, after the Closing, the Surviving Entity and its Affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

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ARTICLE XI
DEFINITIONS

Section 11.01 Definitions. For purposes of this Agreement:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, (including all directors and officers of such Person) controlled by, or under direct or indirect common control with, such Person. For the purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative of the foregoing.

“Affordable Care Act” means the Patient Protection and Affordable Care Act (PPACA), as amended by the Health Care and Education Reconciliation Act (HCERA).

“Benefit Plan” means each Employee Benefit Plan currently sponsored or maintained by the Company or any ERISA Affiliate or to which the Company or any ERISA Affiliate makes, or has any obligation to make, any contributions or payments or with respect to which the Company has any other liabilities (actual or contingent).

“Business Day” means any day except Saturday, Sunday or any days on which banks are generally not open for business in New York, New York.

“CAA” means the Consolidated Appropriations Act, 2021.

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act, as amended.

“Cash Consideration” means an amount equal to the sum of (a) the Closing Cash Consideration plus (b) the First Anniversary Cash Consideration plus (c) the Second Anniversary Cash Consideration.

“Cash Consideration Deductions” means an amount equal to (a) the Company Transaction Expenses plus (b) the Closing Debt plus (c) the Working Capital Adjustment Amount.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act.

“Certificate” means a certificate that, as of immediately prior to the Merger I Effective Time, represented outstanding Company Shares.

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“Chemical Substance” means any chemical substance, including any sort of pollutant, contaminants, chemicals, raw materials, intermediates, products, industrial, solid, toxic, or Hazardous Materials or any component thereof.

“Closing Cash Consideration” means an amount equal to (a) $3,000,000 minus (b) the Cash Consideration Deductions, subject to, if applicable, the Consideration Adjustment.

“Closing Debt” means Indebtedness of the Company outstanding as of immediately prior to the Closing (without giving effect to Parent’s payment thereof under Section 6.15(c)).

“Closing Merger Consideration” means (a) the Closing Cash Consideration and (b) the Closing Parent Shares.

“Closing Note Balance” means the total outstanding amount of principal plus accrued and unpaid interest under the Promissory Note as of immediately prior to the Closing (without giving effect to the deemed satisfaction of the Promissory Note under Section 6.15(e)).

“Closing Parent Shares” means a number of validly issued, fully paid, and non-assessable shares of Parent Common Stock equal to (a) (i) $8,400,000 minus (ii) the Closing Note Balance, divided by (b) the Closing Parent Trading Price, as such number of shares may be adjusted pursuant to Section 2.08 after the Merger I Effective Time, subject to, if applicable, the Consideration Adjustment.

“Closing Parent Trading Price” means the volume weighted average price per share of Parent Common Stock as reported on the NASDAQ for the ten consecutive trading days ending on the trading day immediately preceding the Closing Date (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications, or similar events).

“Closing Working Capital” means (a) the Current Assets of the Company less (b) the Current Liabilities of the Company, determined as of immediately prior to the Closing.

“Closing Working Capital Statement” means a statement setting forth Parent’s calculation of Closing Working Capital, which statement shall contain a balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Closing Working Capital and a certificate of the Chief Financial Officer of Parent that the Closing Working Capital Statement was prepared in accordance with this Agreement and with GAAP applied using the same accounting methods, practices, principles, policies and procedures, and with consistent classifications, judgments and valuation and estimation methodologies, that were used in the preparation of the Company Financial Statements for the most recent fiscal year end as if such Closing Working Capital Statement was being prepared and audited as of a fiscal year end.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.

“Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

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“Company Closing Certificates” means (a) the Company Bring-Down Certificate, (b) the Company Secretary Certificate, (c) the Payment Schedule, (d) the Closing Statement, (e) the Estimated Closing Working Capital Statement, and (f) the FIRPTA Certificate.

“Company Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company Contract” means any Contract to which the Company is a party, to which the Company or any of its assets or properties is subject, or by which the Company is otherwise bound.

“Company Employee” means any current or former employee, independent contractor, officer, manager, or director of the Company or any ERISA Affiliate or other Affiliate of the Company and, for the avoidance of doubt, includes any employee leased by the Company for whom the Company could be deemed to be a joint employer.

“Company Entities” means, collectively, the Company and the Company Subsidiary, and each individually is sometimes referred to herein as a “Company Entity.”

“Company Equity Incentive Plan” means the Rockview Digital Solutions, Inc. 2021 Equity Incentive Plan, as amended from time to time.

“Company Intellectual Property” means all Intellectual Property that is owned by or purported to be owned by, or exclusively licensed to, the Company.

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions, and other Contracts, whether written or oral, relating to Intellectual Property to which the Company is a party, beneficiary, or otherwise bound.

“Company Option” means any option to purchase Company Shares granted under the Company Equity Incentive Plan.

“Company Patents” means all Patents included in the Company Intellectual Property.

“Company Products and Services” means all proprietary products and services, including Software products and services (including software as a service), of the Company that are or have been offered, licensed, sold, distributed, hosted, maintained or supported, or otherwise provided or made available by or on behalf of the Company or otherwise used in the operation of the business of the Company, or are under development by or for the Company.

“Company Securityholder” means each Person who is a Company Stockholder as of immediately prior to the Merger I Effective Time (including each such Person who becomes a Company Stockholder upon conversion of Convertible Notes or exercise of Vested Company Options prior to the Merger I Effective Time) and each Person who is a Vested Company Optionholder as of immediately prior to the Merger I Effective Time whose Vested Company Options are converted at the Merger I Effective Time into the right to receive a portion of the Merger Consideration pursuant to this Agreement.

“Company Stockholder” means each holder of shares of Company Common Stock.

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“Company Transaction Expenses” means (a) all fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred by any Company Entity in connection with the negotiation and execution of this Agreement and the other Transaction Documents, the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby (including any such amounts required to be paid to any third party in connection with obtaining any Consent required to be obtained in connection with the consummation of the transactions contemplated hereby or thereby), (b) any accrued bonuses, commissions and similar payments due to any employees or service providers of any Company Entity (plus any associated withholding Taxes or any other Taxes required to be paid by any Company Entity with respect thereto), (c) all amounts (plus any associated withholding Taxes or any other Taxes required to be paid by any Company Entity with respect thereto) payable by any Company Entity, whether immediately or in the future, under any “change of control,” retention, incentive, termination, compensation, severance or other similar arrangements as a result of the consummation of the transactions contemplated by this Agreement and the other Transaction Documents (including any such amounts payable to any employee, director or consultant (as applicable) of any Company Entity at the election of such employee, director or consultant (as applicable) pursuant to any such arrangements), (d) one hundred percent (100%) of any Transfer Taxes, and (e) all premiums, fees, and other costs incurred in connection with obtaining the Tail Policy and any other insurance tail policies at or prior to the Closing.

“Confidentiality Agreement” means that certain Mutual Confidentiality and Nondisclosure Agreement, dated January 26, 2022, between SHF, LLC and the Company.

“Contract” means any agreement, contract, instrument, commitment, lease, license, deed, mortgage, guaranty, note, indenture, undertaking, understanding or legally binding arrangement (and all amendments, side letters, modifications and supplements thereto) between Persons or by one Person in favor of another Person, whether written or oral.

“Copyrights” means all works of authorship (whether copyrightable or not), all copyrights (registered and unregistered), and all applications, registrations and renewals in connection therewith.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or strains thereof.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Order, Proceeding, or directive, pronouncement or guideline issued by any applicable Governmental Authority, including the Centers of Disease Control in connection with or in response to the COVID-19 pandemic, including the CARES Act.

“COVID Related Deferrals” means any Tax liabilities or other amounts for or allocable to any Taxable period (or portion thereof) ending on or prior to the Closing Date, the payment of which is deferred, on or prior to the Closing Date, to a Taxable period (or portion thereof) beginning after the Closing Date pursuant to the CARES Act, the CAA, or any other Law related to COVID-19 or executive order or Presidential Memorandum (including the Presidential Memorandum described in IRS Notice 2020-65) related to COVID-19.

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“Current Assets” means cash and cash equivalents, accounts receivable, inventory and prepaid expenses, but excluding (a) receivables from any of the Company’s Affiliates, directors, employees, officers or stockholders and any of their respective Affiliates, (b) deferred Tax assets and (c) the portion of any prepaid expense of which Parent or the Surviving Entity will not receive the benefit following the Closing, determined in accordance with this Agreement and with GAAP applied using the same accounting methods, practices, principles, policies and procedures, and with consistent classifications, judgments and valuation and estimation methodologies, that were used in the preparation of the Company Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.

“Current Liabilities” means accounts payable, accrued Taxes and accrued expenses, but excluding (a) payables to any of the Company’s Affiliates, directors, employees, officers or stockholders and any of their respective Affiliates, (b) deferred Tax liabilities and (c) the current portion of long-term debt, determined in accordance with this Agreement and with GAAP applied using the same accounting methods, practices, principles, policies and procedures, and with consistent classifications, judgments and valuation and estimation methodologies, that were used in the preparation of the Company Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.

“Employee Benefit Plan” means, with respect to any Person, each plan, fund, program, agreement, arrangement or scheme that is at any time sponsored or maintained by such Person or to which such Person makes, or has an obligation to make, contributions or to which such Person has any liability providing for employee benefits or for the remuneration of the employees, former employees, directors, managers, officers, consultants, independent contractors, contingent workers or leased employees of such Person or the dependents of any of them (whether written or oral), including (a) each deferred compensation, bonus, incentive compensation, pension, retirement, profit sharing, 401(k), stock purchase, stock option and other equity compensation plan, (b) each “welfare” plan (within the meaning of Section 3(1) of ERISA, determined without regard to whether such plan is subject to ERISA), (c) each “pension” plan (within the meaning of Section 3(2) of ERISA, determined without regard to whether such plan is subject to ERISA), (d) each severance plan or agreement, and (e) each health, vacation, summer hours, supplemental unemployment benefit, hospitalization insurance, medical, vision, dental, hospitalization, prescription drug, cafeteria, flexible benefits, short-term and long-term disability, accident and life insurance, legal and other employee benefit plan, fund, program, agreement, arrangement or scheme.

“Employment-Related Liability” means any liability existing or directly or indirectly relating to or arising out of any acts, omissions, events, occurrences, facts or circumstances existing or occurring at or prior to the Closing with respect to any Company Employee or any Benefit Plan, including any liability relating to any of the following: (a) the termination of the employment or service, or the transfer to the Surviving Entity or Parent or its Affiliate, of any Company Employee; (b) all accrued compensation, benefits, and paid time off for any Company Employee; (c) the termination of any Benefit Plan; (d) the violation of any Law; and (e) any Proceeding related to wage and hour disputes or claims by any Company Employee for acts or omissions occurring prior to Closing.

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“Environmental Claim” means any claim, action, complaint, cause of action, citation, Proceeding, Order, investigation or notice by any Person alleging potential liability and/or responsibility (including potential liability and/or responsibility for investigatory tests, cleanup costs, governmental response costs, natural resources damages, property damages, diminution in value, personal injuries, or penalties) arising out of, based on any Environmental Law or resulting from (a) the presence, or Release of any Hazardous Materials at any location, (b) any Environmental Condition, or (c) any other circumstance forming the basis of any violation, alleged violation, or basis of liability under any Environmental Law, and including any claim, cause of action, citation, Proceeding, Order, investigation or notice alleging Environmental Exposure Claim Liability.

“Environmental Condition” means a condition of the soil, surface waters, groundwater, stream sediments, air and/or similar environmental media, including a condition resulting from any Release or threatened Release of Hazardous Materials, either on or off a property resulting from any activity, inactivity or operations occurring on such property, that, by virtue of Environmental Laws or otherwise, (a) requires notification, investigatory, corrective or remedial measures, and/or (b) comprises a basis for claims against, demands of and/or liabilities of any Company Entity.

“Environmental Exposure Claim Liability” means liabilities in respect of any claim made, asserted or prosecuted in writing by any third party (whether an entity or a natural person) alleging exposure (whether onside or offsite) of any natural person (including employees) to any Chemical Substance and resulting damages and arising from or relating to Company Products and Services or operations of the business of any Company Entity.

“Environmental Laws” means any and all federal, state, local or municipal Laws, guidelines, policies or requirements of any Governmental Authority regulating or imposing standards of liability or of conduct (including common law) concerning air, water, solid waste, Hazardous Materials, worker and community right-to-know, hazard communication, noise, resource protection, subdivision, inland wetlands and watercourses, health protection or other environmental, health, safety, building, and land use concerns as may now or at any time hereafter be in effect.

“Environmental Lien” means any Lien in favor of any Governmental Authority in connection with any liability under any Environmental Laws, or damage arising from, or costs incurred by, such Governmental Authority in response to a Release or threatened Release.

“Environmental Permits” means Permits, licenses, registrations and other authorizations issued by any Governmental Authority that are required under Environmental Laws to conduct its business and its related operations as they are presently conducted.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person (whether incorporated or unincorporated) that together with the Company would be deemed a “single employer” within the meaning of Section 414 of the Code.

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“Estimated Closing Working Capital” means the amount of the Company’s good faith estimate of Closing Working Capital set forth in the Estimated Closing Working Capital Statement delivered to Parent in accordance with this Agreement.

“Estimated Closing Working Capital Statement” means a statement setting forth the Estimated Closing Working Capital, which statement shall contain an estimated balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Estimated Closing Working Capital, and a certificate of the Chief Financial Officer of the Company that the Estimated Closing Working Capital Statement was prepared in accordance with this Agreement and with GAAP applied using the same accounting methods, practices, principles, policies and procedures, and with consistent classifications, judgments and valuation and estimation methodologies, that were used in the preparation of the Company Financial Statements for the most recent fiscal year end as if such Estimated Closing Working Capital Statement was being prepared and audited as of a fiscal year end.

“Exchange Act” means the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder).

“Executive Order” means Executive Order No. 13224 –Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, effective September 24, 2001, as amended from time to time.

“First Anniversary” means the first anniversary of the Closing Date.

“First Anniversary Cash Consideration” means an amount equal to (a) $3,000,000 minus (b) the amount, if any, by which the Cash Consideration Deductions included in the calculation of the Closing Cash Consideration (by virtue of clause (b) of the definition thereof) exceeds $3,000,000, subject to, if applicable, the Consideration Adjustment.

“First Anniversary Parent Shares” means a number of validly issued, fully paid, and non-assessable shares of Parent Common Stock equal to (a) $12,600,000 divided by (b) the First Anniversary Parent Trading Price, as such number of shares may be adjusted pursuant to Section 2.08 after the First Anniversary, subject to, if applicable, the Consideration Adjustment.

“First Anniversary Parent Trading Price” means the volume weighted average price per share of Parent Common Stock as reported on the NASDAQ for the ten consecutive trading days ending on the trading day immediately preceding the First Anniversary (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications, or similar events), as calculated by Parent.

“Fully Diluted Share Number” means (a) the aggregate number of Company Shares outstanding immediately prior to the Merger I Effective Time, including Company Shares issued upon conversion of any Convertible Notes in accordance with Section 2.05 (other than Company Shares owned by the Company that are to be cancelled and retired in accordance with Section 2.01(a)(i)) plus (b) the aggregate number of Net Shares covered by all Vested Company Options outstanding immediately prior to the Merger I Effective Time (for clarity, all Unvested Company Options and Out-of-Money Company Options shall be excluded from the calculation of Fully Diluted Share Number).

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“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Hazardous Materials” means any petroleum, petroleum products, fuel oil, derivatives of petroleum products or fuel oil, explosives, reactive materials, ignitable materials, corrosive materials, pollutants, contaminants, hazardous chemicals, hazardous wastes, hazardous substances, extremely hazardous substances, toxic substances, toxic chemicals, radioactive materials, asbestos-containing materials, urea formaldehyde foam insulation, transformers or other equipment that contain polychlorinated biphenyls and radon gas, medical waste, biomedical waste, infectious materials and any other element, compound, mixture, solution or substance that may pose a present or potential hazard to human health or safety or to the environment, including any material regulated by or subject to regulation or standards of liability under any Environmental Law.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended.

“In-Money Company Option” means any Company Option other than an Out-of-Money Company Option.

“Income Tax Amount” means any and all unpaid income Taxes of the Company Entities for all taxable periods (or portions thereof, as determined by Section 5.07) ending on or prior to the Closing Date, including all amounts owed by the Company on behalf of any stockholder which amounts (x) shall be calculated on a jurisdiction-by-jurisdiction basis and shall not be less than zero as to the Company or in any jurisdiction, (y) shall not include any offsets or reductions with respect to tax refunds or overpayments, and (z) shall be calculated by including in taxable income any deferred revenue or prepaid amounts that were collected in a taxable period ending on or prior to the Closing Date but would not otherwise be included in taxable income until a taxable period after the Closing.

“Indebtedness” means, with respect to any Person at any specified time, the following indebtedness of such Person (whether or not contingent and including any and all principal, accrued and unpaid interest, prepayment premiums or penalties, related expenses, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and other amounts that would be payable in connection therewith): (a) any obligations of such Person for borrowed money or in respect of loans or advances (whether or not evidenced by bonds, debentures, notes, or other similar instruments or debt securities); (b) any obligations of such Person as lessee under any lease or similar arrangement required to be recorded as a capital lease in accordance with GAAP; (c) all liabilities of such Person under or in connection with letters of credit or bankers’ acceptances, performance bonds, sureties or similar obligations that have been drawn down, in each case, to the extent of such draw; (d) any obligations of such Person to pay the deferred purchase price of property, goods or services other than those trade payables incurred in the ordinary course of business; (e) all liabilities of such Person arising from cash/book overdrafts; (f) all liabilities of such Person under conditional sale or other title retention agreements; (g) all obligations of such Person with respect to vendor advances or any other advances made to such Person; (h) all liabilities of such Person arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates; (i) any liability or obligation of others guaranteed by, or secured by any Lien on the assets of, such Person; (j) with respect to any Company Entity, the net amount of any obligation or liability of any Company Entity to any Affiliate thereof; (k) all COVID Related Deferrals; and (l) the Income Tax Amount and any other unpaid Taxes (whether or not due and payable) as of the Closing Date for all Pre-Closing Tax Periods.

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“Indemnified Taxes” means all (a) Taxes (or the non-payment thereof) imposed on, allocated to, or incurred or payable by, the Company Entities with respect to any Pre-Closing Tax Period (including, without limitation, any Pre-Closing Tax Period included in any Straddle Period), (b) Taxes of or imposed on any Person for which any Company Entity is or has been, at or prior to the Closing, liable as a transferee or successor, by Contract or assumption, operation of Law or otherwise, (c) Taxes of any member of an affiliated, consolidated, combined or unitary group of which any Company Entity (or any predecessor thereof) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or foreign Law, (d) Transfer Taxes and other Taxes resulting from the transactions contemplated by this Agreement or the other Transaction Documents, (e) Losses resulting from a breach of Section 3.12 (in each case, construed as if they were not qualified by “knowledge,” “material,” “material adverse effect” or similar language) or any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Section 5.04, and (f) any and all Taxes imposed on a Company Entity as a result of any election under Section 965 of the Code on or prior to the Closing Date and pursuant to Section 951 or 951A of the Code with respect to all taxable periods (or portions thereof) ending on or before the Closing Date; provided, to avoid duplication, Indemnified Taxes shall exclude Taxes included in Closing Debt, Company Transaction Expenses, or Current Liabilities included in the Working Capital Adjustment Amount.

“Indemnifying Company Securityholders” means each of the following Company Stockholders: (a) Dan Roda; (b) Brian Bauer; (c) Greg Ellis; and (d) John Foley.

“Insurance Policies” means all policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by any Company Entity and relating to the assets, business, operations, employees, officers or directors of any Company Entity.

“Intellectual Property” means any and all intellectual property, industrial property, or proprietary rights arising in any jurisdiction throughout the world, including: (a) Patents; (b) Trademarks; (c) Copyrights; (d) internet domain names and social media accounts or user names, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) Software; (f) Trade Secrets; (g) rights of publicity; (h) all other similar intellectual property rights; and (i) all copies and tangible embodiments thereof (in whatever form or medium).

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“IRS” means the U.S. Internal Revenue Service.

“Knowledge” means (a) with respect to the Company, the knowledge of Dan Roda, Brian Bauer, Greg Ellis, Doug Elkins and/or John Foley after due inquiry; and (b) with respect to Parent, the knowledge of Donnie Emmi after due inquiry.

“Law” or “Laws” means any statutes, laws, rules, codes, regulations, ordinances constitution, treaty, common law, Orders, or other requirement or rule of law of, or issued by, any Governmental Authority.

“Liability(ies)” or “liability(ies)” means any Indebtedness, liabilities, obligations, or commitments of any nature whatsoever, whether accrued or unaccrued, absolute or contingent, direct or indirect, asserted or unasserted, known or unknown, perfected or unperfected, matured or unmatured, liquidated or unliquidated, secured or unsecured, or otherwise, and whether due or to become due.

“Licensed Intellectual Property” means all Intellectual Property in which the Company holds any rights or interests granted by other Persons, including any Company Stockholder.

“Lien” means any security interest, pledge, charge, lien (statutory or other), bailment (in the nature of a pledge or for purposes of security), mortgage, deed of trust, claim, condition, equitable interest, community property interest, option, easement, encroachment, right of way, right of first refusal, or restriction of any kind (including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership), the grant of a power to confess judgment, conditional sales and title retention agreement (including any lease in the nature thereof), encumbrance or other similar arrangement or interest in real or personal property.

“Loss(es)” means any and all losses, damages, liabilities, deficiencies, Proceedings, Orders, Taxes, Liens, diminution in value, judgments, interest, awards, penalties, fines, amounts paid in settlement, costs and expenses of whatever kind, including reasonable expenses of investigation and court costs and reasonable fees and expenses of attorneys, accountants and other advisors and the cost of enforcing any right to indemnification hereunder.

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“Material Adverse Effect” means any change, event, effect, occurrence or circumstance that, individually or in the aggregate with all other changes, events, occurrences and circumstances, results in, or would reasonably be expected to result in, a material adverse effect on the business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of the Company Entities taken as a whole; provided that no change, event, occurrence or circumstance that results from or arises out of or is related to any of the following shall constitute or be deemed to contribute to a “Material Adverse Effect,” or be taken into account in determining whether a “Material Adverse Effect” has occurred or may, would or could occur: (a) changes in general local, domestic, foreign, or international economic conditions; (b) changes affecting generally the industry in which the Company operates; (c) acts of war, sabotage or terrorism, military actions or the escalation thereof, riots, civil unrest or public disorders; (d) any changes in applicable Law or accounting rules or principles, including changes in GAAP; (e) changes in, or effects arising from or relating to, any earthquake, hurricane, tsunami, tornado, flood, mudslide or other natural disaster, disease outbreak, epidemic, pandemic (including the COVID-19 pandemic), weather condition, explosion or fire or other force majeure event or act of God; (f) any action required by this Agreement or the other Transaction Documents (including any action taken or omitted to be taken with the written consent of or at the written request of Parent); (g) the failure of the Company to meet or achieve the results set forth in any projection or forecast (provided that this clause (g) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in or may, would or could result in a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect)); or (h) the public announcement, pendency, or completion of the transactions contemplated by this Agreement; provided that, in the case of (a) through (e), if such change, event, occurrence or circumstance affects the Company in a disproportionate manner as compared to other Persons or businesses that operate in the industry in which the Company operates, then the disproportionate aspect of such change, event, occurrence or circumstance may be taken into account in determining whether a Material Adverse Effect has occurred or may, would or could occur.

“Materiality Qualifier” means any qualification in a representation or warranty of a Party in this Agreement referencing the terms “material,” “materiality,” “Material Adverse Effect,” “Parent Material Adverse Effect,” “in all material respects” or words of similar import.

“Merger Consideration” means an amount equal to (a) the Cash Consideration plus (b) the Parent Shares.

“NASDAQ” means the Nasdaq Capital Market and any successor stock exchange or inter-dealer quotation system operated by The Nasdaq Stock Market LLC (or any other tier or market thereof on which the securities of Parent may at any time be listed).

“Open Source Software” means any Software that is distributed as “free software,” “open source software,” or pursuant to any license identified as an “open source license” by the Open Source Initiative (www.opensource.org/licenses) or other license that substantially conforms to the Open Source Definition (opensource.org/osd) (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), GNU Affero General Public License (AGPL), MIT License (MIT), Apache License, Artistic License, and BSD Licenses).

“Order” means any writ, decree, order, judgment, injunction, rule, ruling, stipulation, determination, award, encumbrance, voting right, or consent of or by a Governmental Authority.

“Other Parent Subsidiary” means a Subsidiary of Parent other than Merger Sub I and Merger Sub II.

“Out-of-Money Company Options” means Company Options having an exercise price in excess of the amount of the Merger Consideration that each Company Share is entitled to receive pursuant to Section 2.01(a)(ii) calculated for this purpose (a) as if all Company Options were included in clause (b) of the definition of “Fully Diluted Share Number” and (b) using the Closing Parent Trading Price to determine the price per share of Parent Common Stock.

“Parent Board Approval” means the approval of the board of directors of Parent of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, including the Mergers, in accordance with the DGCL and the Parent Charter Documents.

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“Parent Common Stock” means the Class A Common Stock, par value $0.0001 per share, of Parent.

“Parent Equity Incentive Plan” means the Rockview Digital Solutions, Inc. 2021 Equity Incentive Plan.

“Parent Fundamental Representations” means Section 4.01 (Organization), Section 4.02 (Authority; Enforceability), Section 4.04 (Capital Structure), and Section 4.09 (Brokers).

“Parent Material Adverse Effect” means any change, event, effect, occurrence or circumstance that, individually or in the aggregate with all other changes, events, occurrences and circumstances, results in, or would reasonably be expected to result in, a material adverse effect on the business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of Parent and its Subsidiaries, taken as a whole; provided that no change, event, occurrence or circumstance that results from or arises out of or is related to any of the following shall constitute or be deemed to contribute to a “Parent Material Adverse Effect,” or be taken into account in determining whether a “Parent Material Adverse Effect” has occurred or may, would or could occur: (a) changes in general local, domestic, foreign, or international economic conditions; (b) changes affecting generally the industry in which Parent and its Subsidiaries operate; (c) acts of war, sabotage or terrorism, military actions or the escalation thereof, riots, civil unrest or public disorders; (d) any changes in applicable Law or accounting rules or principles, including changes in GAAP; (e) changes in, or effects arising from or relating to, any earthquake, hurricane, tsunami, tornado, flood, mudslide or other natural disaster, disease outbreak, epidemic, pandemic (including the COVID-19 pandemic), weather condition, explosion or fire or other force majeure event or act of God; (f) any action required by this Agreement or the other Transaction Documents (including any action taken or omitted to be taken with the written consent of or at the written request of the Company); (g) the failure of Parent and its Subsidiaries to meet or achieve the results set forth in any projection or forecast (provided that this clause (g) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in or may, would or could result in a Parent Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Parent Material Adverse Effect)); or (h) the public announcement, pendency, or completion of the transactions contemplated by this Agreement; provided that, in the case of (a) through (e), if such change, event, occurrence or circumstance affects Parent and its Subsidiaries, taken as a whole, in a disproportionate manner as compared to other Persons or businesses that operate in the industry in which Parent and its Subsidiaries operate, then the disproportionate aspect of such change, event, occurrence or circumstance may be taken into account in determining whether a Parent Material Adverse Effect has occurred or may, would or could occur.

“Parent Shares” means the Closing Parent Shares and the First Anniversary Parent Shares.

“Parent Subsidiary” means, collectively, Merger Sub I, Merger Sub II, and each Other Parent Subsidiary.

“Parties” means Parent, Merger Sub I, Merger Sub II, the Company and the Company Stockholders’ Representative, and “Party” means any one of them.

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“Patents” means all inventions (whether patentable or unpatentable and whether or not reduced to practice), and all improvements thereto, and all issued utility, design and plant patents and utility, design and plant patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, industrial designs and patent utility models), and any other patents or patent applications from which any patents claim a benefit or priority or that claim a benefit or priority from any patents, and all inventions disclosed in any of the foregoing.

“Patriot Act” means Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107 56).

“Patriot Act Related Laws” means those Laws, regulations, orders and sanctions, state and federal, criminal and civil, that (a) limit the use and/or seek the forfeiture of proceeds from illegal transactions, (b) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotic dealers or otherwise engaged in activities contrary to the interests of the U.S., (c) require identification and documentation of the parties with whom a financial institution conducts business, or (d) are designed to disrupt the flow of funds to terrorist organizations. For purposes of clarification, Patriot Act Related Laws shall be deemed to include the Executive Order, the Patriot Act, the Bank Secrecy Act (31 U.S.C. §§ 5311 et seq.), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701 et seq.), the Trading with the Enemy Act (50 U.S.C. Appx. 1 et seq.), the Cuban Democracy Act (22 U.S.C.§§ 6001-10), the Cuban Liberty and Democratic Solidarity (LIBERTAD) Act (22 U.S.C. 6021-91), the Iraq Sanctions Act of 1990 (Pub. L. 101-513), the Terrorism Sanctions Regulations (31 C.F.R. Part 595), the Antiterrorism and Effective Death Penalty Act of 1996 (8 U.S.C. § 1189, 18 U.S.C. § 2332b and 18 U.S.C. § 2332d), the Terrorism List Governments Sanctions Regulations (31 C.F.R. Part 596), the Foreign Terrorist Organizations Sanctions Regulations (31 C.F.R. Part 597), the United Nations Participation Act (22 U.S.C. § 287c), and the International Security and Development Cooperation Act (22 U.S.C. §§ 2349 aa-9); each as amended, and the sanctions regulations promulgated pursuant to the foregoing by the Office of Foreign Assets Control of the U.S. Department of Treasury, as well as Laws relating to prevention and detection of money laundering in Sections 1956 and 1957 of Title 18 of the U.S. Code, as amended.

“Payment Date” means: (a) with respect to the Closing Merger Consideration, the Closing Date; (b) with respect to the First Anniversary Cash Consideration and the First Anniversary Parent Shares, a date not later than 30 days after the First Anniversary; and (c) with respect to the Second Anniversary Cash Consideration, a date not later than 30 days after the Second Anniversary.

“Per Share Closing Merger Consideration” means (a) cash equal to the Closing Cash Consideration divided by the Fully Diluted Share Number and (b) shares of Parent Common Stock equal to the Closing Parent Shares divided by the Fully Diluted Share Number.

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“Per Share First Anniversary Merger Consideration” means (a) cash equal to the First Anniversary Cash Consideration divided by the Fully Diluted Share Number and (b) shares of Parent Common Stock equal to the First Anniversary Parent Shares divided by the Fully Diluted Share Number.

“Per Share Merger Consideration” means (a) cash equal to the Cash Consideration divided by the Fully Diluted Share Number, and (b) shares of Parent Common Stock equal to the Parent Shares divided by the Fully Diluted Share Number.

“Per Share Second Anniversary Merger Consideration” means cash equal to the Second Anniversary Cash Consideration divided by the Fully Diluted Share Number.

“Permit” means any permit, license, franchise, approval, authorization, consent, variance, exemption, order, ratification, registration, waiver, certificate, clearance or similar right issued, granted, given, or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law.

“Permitted Liens” means (a) Liens for Taxes that are either (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings as disclosed herein, and for which adequate reserves have been established with respect thereto and appropriately reflected on the applicable financial statements of the applicable Party as made available to the other Party, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts that are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, or (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business.

“Person” means any individual, corporation, partnership, limited liability company, firm, company, joint venture, Governmental Authority, unincorporated organization, trust, association, or other entity.

“Personal Information” means any information in the possession or control of any Company Entity that relates to an identified or identifiable individual, including name, address, telephone number, email address, username and password, photograph, government-issued identifier, persistent device identifier, or any other data used or intended to be used to precisely identify an individual.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to a Straddle Period, the portion of such taxable period ending on and including the Closing Date.

“Pro Rata Indemnity Share” means a fraction, expressed as a percentage, equal to (a) the amount of Merger Consideration actually paid to a Company Securityholder divided by (b) the aggregate amount of Merger Consideration actually paid to all Company Securityholders who delivered a Company Written Consent upon or prior to the execution of this Agreement.

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“Proceeding” means any action, cause of action, arbitration, charge, claim, complaint, demand, dispute, governmental audit, grievance, hearing, inquiry, notice of violation, citation, summons, subpoena, investigation, litigation, suit, qui tam action, or proceeding (whether civil, criminal, administrative, judicial, regulatory, or investigative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or arbitrator, whether at law or in equity.

“Promissory Note” means that certain Promissory Note made by the Company, as maker, in favor of SHF, LLC, as payee, in the principal amount of $500,000, executed on April 29, 2022.

“Related Party” means, as to any Person, any Affiliate or Subsidiary of such Person, any director, officer, member, manager, or employee of such Person or any Affiliate or Subsidiary of such Person, any immediate family member of a director, officer, member or manager of such Person or any Affiliate or Subsidiary of such Person, or any holder of ten percent (10%) or more of the shares or ownership interest of such Person.

“Release” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material in the indoor or outdoor environment, including the movement of Hazardous Material through or in the air, soil, surface water, ground water or property.

“Remedial Proceeding” means all action to (a) clean up, remove, treat or handle in any other way Hazardous Materials in the environment, (b) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or the environment, or (c) perform remedial investigations, feasibility studies, corrective actions, closures and post-remedial or post-closure studies, investigations, operations, maintenance and monitoring.

“Representatives” means, with respect to any Person, the officers, directors, managers, employees, investment bankers, attorneys, accountants, consultants, agents and advisors of such Person.

“Requisite Company Vote” means the affirmative vote or action by written consent of the Company Stockholders holding a majority of the outstanding Company Shares.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder).

“SEC” means the Securities and Exchange Commission.

“Second Anniversary” means the second anniversary of the Closing Date.

“Second Anniversary Cash Consideration” means an amount equal to (a) $3,000,000 minus (b) the amount, if any, by which the Cash Consideration Deductions included in the calculation of the Closing Cash Consideration (by virtue of clause (b) of the definition thereof) and the First Anniversary Cash Consideration (by virtue of clause (b) of the definition thereof) in the aggregate exceeds $6,000,000, subject to, if applicable, the Consideration Adjustment.

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“Securities Act” means the Securities Act of 1933, as amended (including the rules and regulations promulgated thereunder).

“Software” means all computer software programs, together with any error corrections, updates, modifications, or enhancements thereto, in both machine-readable form and human-readable form, including all comments and any procedural code.

“Straddle Period” means any Tax period that begins on or before and ends after the Closing Date.

“Subsidiary” of any Person means another Person, an amount of the voting securities or other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

“Target Working Capital” means $225,000.

“Tax” or “Taxes” means (a) any federal, state, local or foreign income, receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, unclaimed property or abandoned property or escheat (whether or not considered a tax under local law), value added, excise, natural resources, severance, stamp, occupation, windfall or other profits, environmental, customs, duties, real property, personal property, capital stock, social security (or similar), unemployment, disability, payroll, license, employee, withholding, premium, ad valorem, intangible, recording, proceeds, lease, goods and services, interest equalization, turnover, healthcare (whether or not considered a tax under applicable Law), or other tax, duty or other governmental charge or assessment of any kind whatsoever or deficiencies thereof, including any interest, penalties, fines or additions to tax in respect of the foregoing, in each case whether disputed or not, and (b) any liability for the payment of any amounts of the type described in clause (a) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of any Tax Sharing Agreement, or as a result of being liable for another Person’s taxes as a transferee or successor, by contract or otherwise.

“Tax Proceeding” means a Proceeding, audit, claim, investigation, examination, dispute or controversy relating to Taxes, including but not limited to any assessments, notices, demands, writs, suits, recovery proceedings, claims, assessment proceedings, tax deduction at source related proceedings, re-assessment proceedings, interest related proceedings, penalty related proceedings, prosecution related proceedings, rectification, stay of demand related proceedings, appeals (at any level) and any appellate proceedings in relation to any of the foregoing.

“Tax Return” means any return, declaration, notice, form, claim for refund, report, Tax election, information return, statement or other document, including schedules and attachments thereto and amendments thereof, in each case filed or required to be filed with any Governmental Authority, or maintained (or required to be maintained) by any Person, in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax.

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“Tax Sharing Agreement” means any agreement or arrangement (whether or not written and excluding this Agreement) entered into prior to the Closing Date that binds any Company Entity and provides for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts or gains for the purpose of determining any Person’s Tax liability.

“Trade Secrets” means all trade secrets or other proprietary and confidential information, including unpatented inventions, invention disclosures, financial data, technical data, financial and marketing plans and information, customer lists, supplier lists, pricing and cost information, business plans, know-how, formulae, methods (whether or not patentable), specifications, designs, processes, procedures, source code, object code, and data collections.

“Trademarks” means trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing.

“Transaction Documents” means this Agreement, the Employment Agreements, the Lock-Up Agreements, the Support Agreements, the Company Closing Certificates, and the Parent Bring-Down Certificate.

“Treasury Regulations” means the income Tax regulations promulgated under the Code.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

Index of Defined Terms. The following is an index of all defined terms used in this Agreement other than the terms defined in Section 11.01:

Accounts Receivable	Section 3.06(d)
Acquisition Proposal	Section 6.07
Act	Section 2.01(d)
Agreement	Preamble
Closing	Section 1.02
Closing Cash Distribution Amount	Section 6.06
Closing Date	Section 1.02
Closing Statement	Section 6.14(n)
Closing Working Capital Adjustment Amount	Section 2.12(a)
Company	Preamble
Company Annual Financial Statements	Section 3.06(a)
Company Board	Recitals
Company Board Recommendation	Section 3.02(b)
Company Bring-Down Certificate	Section 6.14(a)
Company Charter Documents	Section 3.01(a)
Company Closing Deliveries	Section 6.14
Company Contracts	Section 3.09(a)
Company Financial Statements	Section 3.06(a)
Company Interim Financial Statements	Section 3.06(a)

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Company Preferred Stock	Section 3.01(b)
Company Required Financial Statements	Section 6.04
Company Secretary Certificate	Section 6.14(b)
Company Securities	Section 3.04(d)
Company Shares	Section 2.01(a)(i)
Company Stockholder Notice	Section 6.11(b)
Company Stockholders’ Representative Expense Amount	Section 10.13(b)
Company Stockholders’ Representative	Preamble
Company Subsidiary	Section 3.01(b)
Company Subsidiary Charter Documents	Section 3.01(b)
Company Subsidiary Membership Interests	Section 3.04(f)
Company Subsidiary Securities	Section 3.04(f)
Company Vote	Section 3.02(a)
Company Written Consent	Section 6.11(a)
Consents	Section 6.14(a)
Convertible Note	Section 3.04(c)
Counsel	Section 10.14
Data Room	Section 10.03
DGCL	Recitals
Direct Claim	Section 8.04(e)
Disclosure Schedule	ARTICLE III
Dissenting Company Shares	Section 2.02
DLLCA	Recitals
Electronic Delivery	Section 10.06
Employment Agreement	Section 6.14(g)
End Date	Section 9.01(d)
Exchange Deliverables	Section 2.03(c)
Exclusive Forum	Section 10.10
Federal Securities Laws	Section 6.13
FIRPTA Certificate	Section 6.14(r)
Fundamental Representations	Section 8.01(a)
Indemnified Party	Section 8.04(a)
Indemnifying Party	Section 8.04(a)
Information Security and Data Privacy Laws	Section 3.25(a)
Intellectual Property Registrations	Section 3.10(a)
Interim Period	Section 6.02
Intermediate Surviving Entity	Section 1.01(a)
IT Systems	Section 3.24
Latest Balance Sheet	Section 3.06(a)
Leased Real Property	Section 3.09(a)
Letter of Transmittal	Section 2.03(b)
Lock-Up Agreements	Section 6.14(i)
Malicious Code	Section 3.10(k)
Material Customers	Section 3.23(a)
Material Suppliers	Section 3.23(b)
Merger I	Section 1.01(a)

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Merger I Certificate of Merger	Section 1.03(a)
Merger I Effective Time	Section 1.03(a)
Merger II	Section 1.01(b)
Merger II Certificate of Merger	Section 1.03(b)
Merger II Effective Time	Section 1.03(b)
Merger Sub I	Preamble
Merger Sub I Charter Documents	Section 4.01(a)
Merger Sub II	Preamble
Merger Sub II Charter Documents	Section 4.01(a)
Mergers	Section 1.01(b)
Option Termination Agreement	Section 2.03(b)
Other Parent Subsidiary	Section 4.01(b)
Other Parent Subsidiary Charter Documents	Section 4.01(b)
Parent	Preamble
Parent Bring-Down Certificate	Section 6.15(a)
Parent Charter Documents	Section 4.01(a)
Parent Closing Deliveries	Section 6.15
Parent Disclosure Schedule	ARTICLE IV
Parent Group	Section 10.14
Parent Indemnitee(s)	Section 8.02
Parent Preferred Stock	Section 4.04(a)
Parent SEC Reports	Section 4.06
Parent Securities	Section 4.04(c)
Parent Subsidiary Securities	Section 4.04(b)
Parent Subsidiary(ies)	Section 4.01(b)
Parent Voting Debt	Section 4.04(c)
Payment Schedule	Section 2.11(a)
Payoff Letters	Section 6.14(d)
Personal Property Leases	Section 3.19(b)
Post-Closing Working Capital Adjustment Amount	Section 2.12(b)
Pro Rata Percentage	Section 2.11(a)(v)
QofE	Section 6.14(t)
Real Property Lease	Section 3.09(a)
Reference Date	Section 4.04(a)
Required SEC Filings	Section 6.04
Requisite Regulatory Approvals	Section 7.01(a)
Restrictive Covenant Agreements	Section 6.14(h)
Sellers Group	Section 6.07
Support Agreements	Recitals
Surviving Entity	Section 1.01(b)
Tail Policy	Section 6.16
Technology Diligence Report	Section 6.14(s)
Third Party Claim	Section 8.04(b)
Third Party Claim Notice	Section 8.04(b)
Transfer Taxes	Section 5.06
Voting Debt	Section 3.04(d)
Working Capital Adjustment Amount	Section 2.12(b)

{Signatures on following page(s)}

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IN WITNESS WHEREOF, the Parties have duly acknowledged, certified, and executed this Agreement as of the date first written above.

SHF HOLDINGS, INC.

By:
Name:
Title:

SHF MERGER SUB I

By:
Name:
Title:

SHF MERGER SUB II

By:
Name:
Title:

ROCKVIEW DIGITAL SOLUTIONS, INC.

By:
Name:
Title:

COMPANY STOCKHOLDERS’ REPRESENTATIVE

Dan Roda